AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                    STARTEC GLOBAL COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)
                                ----------------

                 MARYLAND                        4813                     52-1660985
   (State or other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
   Incorporation or Organization)     Classification Code Number)   Identification Number)

                                ----------------
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817
                                 (301) 365-8959
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                                   RAM MUKUNDA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817
                                 (301) 365-8959
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
                             Robert B. Murphy, Esq.
                             Thomas L. Hanley, Esq.
                       Schnader Harrison Segal & Lewis LLP
                         1225 Eye Street, NW, Suite 600
                              Washington, DC 20005
                                 (202) 216-4200
                                ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                           PROPOSED
                                                           MAXIMUM
                                                           OFFERING           PROPOSED          AMOUNT OF
       TITLE OF EACH CLASS OF           AMOUNT TO BE        PRICE        MAXIMUM AGGREGATE     REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED      PER NOTE(1)       OFFERING PRICE         FEE(2)
---------------------------------------------------------------------------------------------------------------
12% Series A Senior Notes due 2008        160,000       $1,000          $160,000,000          $46,586
===============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(f) based on a book value, as of June 30, 1998, of approximately $157,917,000 of the outstanding 12% Senior Notes due 2008 of Startec Global Communications Corporation, to be cancelled in the exchange transaction hereunder.
                                ----------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                 SUBJECT TO COMPLETION, DATED AUGUST 14, 1998
PROSPECTUS


[GRAPHIC OMITTED]



              OFFER TO EXCHANGE 12% SERIES A SENIOR NOTES DUE 2008
                    FOR ANY AND ALL 12% SENIOR NOTES DUE 2008
             THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
                   CITY TIME, ON     , 1998, UNLESS EXTENDED
                               ---------------
     Startec Global Communications Corporation ("Startec Global" or the "Company") is offering, upon the terms and conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $160,000,000 aggregate principal amount of its 12% Series A Senior Notes due 2008 (the "Exchange Notes") for up to $160,000,000 aggregate principal amount of its 12% Senior Notes due 2008 (the "Old Notes", and together with the Exchange Notes, the "Notes"). The Old Notes are one component of Units (the "Units") issued by the Company on May 21, 1998 (the "Old Notes Offering"), each such Unit consisting of (i) $1,000 principal amount of its Old Notes and (ii) a warrant (the "Warrant") to purchase 1.25141 shares (the "Warrant Shares") at $24.20 per share of its Common Stock, par value $0.01 per share (the "Common Stock"). The Notes and the Warrants will not be separately transferable until the Separation Date (as defined) and the Warrants are not exercisable until November 15, 1998. As of the date of this Prospectus, there was $160,000,000 aggregate principal amount of Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to those of the Old Notes, except that (i) the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, will not bear legends restricting their transfer and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined herein), including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purposes and Effects of the Exchange Offer."
     Based on an interpretation by the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of
Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activity or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
     Interest on the Exchange Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 1998. Holders of the Exchange Notes will receive interest from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the later of (i) the most recent date to which interest has been paid thereon or (ii) the date of issuance of the Old Notes, to the date of exchange thereof. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may redeem from time to time up to 35.0% of the originally issued aggregate principal amount of the Notes at the redemption price set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds (as defined) of one or more Public Equity Offerings (as defined); provided, however, that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after any such redemption. In the event of a Change of Control (as defined), each holder of the Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.
     The Exchange Notes will be unsecured obligations of the Company, will rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Exchange Notes and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company. As of June 30, 1998, after giving pro forma effect to the Reorganization (as defined), the Company and its consolidated subsidiaries would have had approximately $158.6 million of Indebtedness (as defined). Following the Reorganization, the Company will be a holding company that will conduct its business through its subsidiaries, and therefore all then existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Exchange Notes. As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company's consolidated subsidiaries had aggregate liabilities of approximately $25.1 million, including approximately $647,000 of Indebtedness. The Company's subsidiaries will not be guarantors of the Exchange Notes. The Company used approximately $52.4 million of the proceeds of the Old Notes Offering to purchase a portfolio of Pledged Securities (as defined in the Indenture) consisting of U.S. Government
Obligations (as defined in the Indenture), which are pledged as security and restricted for the first six scheduled interest payments on the Notes.
     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange. The Company will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on , 1998, unless extended by the Company (the "Expiration Date"). The Company may, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay Liquidated Damages if the Exchange Offer is not consummated by , 1998. Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions to Exchange Offer." The Company will not receive any proceeds from the Exchange Offer.
     The Exchange Notes are new securities for which there currently is no market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market ("Nasdaq"). Although the Initial Purchasers (as defined) have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                               ---------------
     FOR   A  DISCUSSION  OF  CERTAIN  FACTORS  THAT  SHOULD  BE  CONSIDERED  IN
CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 15.
                               ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

    , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     EXCHANGE NOTES MAY NOT BE OFFERED OR SOLD IN OR INTO THE UNITED KINGDOM EXCEPT IN CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATION 1996. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 MUST BE COMPLIED WITH IN RESPECT OF ANYTHING DONE IN RELATION TO OLD NOTES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.


                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "foresees," "plans," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, press releases or oral statements made by or with the approval of an authorized executive officer of the Company.

     Management wishes to caution the reader that the forward-looking statements contained in this Prospectus involve predictions. No assurance can be given that anticipated results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, those set forth in "Risk Factors" beginning on page 15 of this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the risk factors and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. References in this Prospectus to "Startec Global" and the "Company" refer to Startec Global Communications Corporation and its subsidiaries, and give effect to the Reorganization, except where the context otherwise requires. See "-- Holding Company Reorganization." References herein to numbers of residential customers and carrier customers as of any particular date are, in each instance, calculated on the basis of the 30-day measuring period ended on the reference date and the 90-day measuring period ended on the reference date, respectively. For definitions of certain technical and other terms used in this Prospectus, see "Glossary of Terms."


                                   THE COMPANY

OVERVIEW

     Startec Global is a rapidly growing, facilities-based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company provides its services through a flexible, high-quality network of owned and leased transmission facilities, operating and termination agreements and resale arrangements. The Company currently owns and operates an international gateway switch in New York City and has ordered another international gateway switch expected to be deployed in Los Angeles in 1998. The Company also owns an international gateway switch in Washington, D.C. that is expected to be redeployed as a domestic switch in Chicago during the fourth quarter of 1998. Including the Los Angeles switch, the Company expects to install up to 20 switches worldwide through 2000. Additionally, the Company has interests in several undersea cable facilities and plans to acquire additional interests in cable facilities linking North America with Europe, the Pacific Rim, Asia and Latin America, as well as linking the East Coast and West Coast of the United States. The Company also plans to invest in or acquire two satellite earth stations during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, points-of-presence and other network equipment to alternate locations from what is outlined above. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company had revenues of $85.9 million and $63.4 million, respectively.

     Startec Global was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. International traffic generated by the Company currently terminates primarily in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America. The number of the Company's residential customers has grown from 10,675 customers as of December 31, 1995 to 93,500 customers as of June 30, 1998.

     The Company uses sophisticated database marketing techniques and a variety of media to reach its targeted residential customers, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail, sponsorship of ethnic events and customer referrals. The Company's strategy is to provide overall value to its customers and combine competitive pricing with high levels of service, rather than to compete on the basis of price alone. The Company provides responsive customer service 24 hours a day, seven days a week, in each of the languages spoken by the Company's targeted residential customers. The Company believes that its focused marketing programs and its dedication to customer service enhance its ability to attract and retain customers in a low-cost, efficient manner. Residential customers access the Company's network by dialing a carrier identification code prior to dialing the number they are calling. This service, known as "dial-around" or "casual calling," enables customers to use the Company's services without changing their existing long distance carriers. For the year ended December 31, 1997 and the six months ended June 30, 1998, residential customers accounted for approximately 33% and 38%, respectively, of the Company's net revenues. As part of its overall strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.

     In order to achieve economies of scale in its network operations and to balance its residential international traffic, in late 1995, the Company began marketing its excess network capacity to international carriers seeking competitive rates and high-quality transmission capacity. Since initiating its international wholesale services, the Company has expanded its number of carrier customers to 55 at June 30, 1998. For the year ended December 31, 1997 and the six months ended June 30, 1998, carrier customers accounted for approximately 67% and 62%, respectively, of the Company's net revenues.

BUSINESS STRATEGY

     The Company's objectives are to (i) become the leading provider of international long distance services to select ethnic residential communities in the United States, Canada and Europe with significant international long distance usage and (ii) leverage its residential long distance business to become a leading provider of wholesale carrier services on corresponding international routes. In order to achieve its objectives, the Company's strategy relies on the following elements:

   o Expand the addressable market. The Company currently serves residential customers in 14 major U.S. metropolitan markets and expects to enter up to six new metropolitan markets in 1998. The Company has also identified over 40 major markets outside the United States, primarily in Canada, Europe and Southeast Asia, which the Company believes are attractive for entry based on the demographic characteristics, traffic patterns, regulatory environment and availability of appropriate advertising channels. The Company anticipates entering up to 20 of these markets by the end of 2000. In addition, the Company seeks to increase its penetration of its existing and prospective markets by (i) targeting additional ethnic communities and
     (ii) marketing additional routes to existing customers who principally use the Company's services for one route.

   o Achieve "first-to-market" entry of select ethnic residential markets. The Company believes that it enjoys significant competitive advantages by establishing a customer base and brand name in select ethnic residential communities ahead of its competitors. The Company intends to capitalize on its proven marketing strategy to further penetrate select ethnic residential communities in the United States, Canada and Europe ahead of its competitors. The Company selects its target markets based on favorable demographics with respect to long distance telephone usage, including geographic immigration patterns, population growth and income levels. Targeting select ethnic communities also enables the Company to aggregate traffic along certain routes (which reduces its costs) and to focus on rapidly expanding and deregulating telecommunications markets. The Company's target residential customer base is comprised of emigrants from emerging markets in Asia, Eastern Europe, the Middle East, the Pacific Rim, Latin America and Africa.

   o Expand international network facilities. The Company plans to expand its international network facilities during 1998 and through 2000 by deploying 20 additional switches, securing additional ownership interests in undersea cable facilities and investing in domestic cable facilties, investing in or acquiring two satellite earth stations and entering into operating agreements. By building network facilities and expanding operating agreements that enable it to carry an increasing percentage of its traffic on its own network
     ("on-net"), the Company believes that it will be able to reduce its transmission costs and reliance on other carriers and ensure greater control over quality of service. For the six months ended June 30, 1998, approximately 65% of the Company's residential traffic originated on-net. During the next three years, the Company expects to increase significantly the volume of its traffic that is originated, carried and terminated on-net.

      The Company intends to implement a network hubbing strategy, linking its existing and prospective customer base in the United States, Canada and Europe to call destinations in foreign countries through a network of foreign-based switches and other telecommunications equipment. The Company also plans to continue to enhance its termination options through additional operating agreements, transit arrangements and, if appropriate opportunities arise, strategic acquisitions and alliances. The Company has also taken steps to improve the quality of its network by upgrading its network monitoring and customer service centers, and plans to install enhanced software that will enable it to better monitor call traffic routing, capacity and quality.

   o Maximize network utilization and efficiency through wholesale carrier business. The Company intends to continue to market its international long distance services to existing and new carrier customers. Because the Company's residential minutes of use are generated primarily during non-business hours or on weekends, the Company has substantial capacity to offer to international carriers. The significant carrier traffic volume that the Company generates allows it to capture additional revenues, to increase economies of scale and to improve network efficiency.

   o Build customer loyalty. The Company seeks to build long-term customer loyalty through tailored in-language marketing efforts focusing on each target ethnic group's specific needs and cultural backgrounds, responsive customer service offering in-language services and involvement in its customers' communities through sponsorship of local events and other activities. The Company markets its residential services under the "STARTEC" name to enhance its name recognition and build brand loyalty in its target communities. The Company maintains a detailed information database of its customers, which it uses to monitor usage, track customer satisfaction and analyze a variety of customer behaviors, including retention and frequency of usage.

   o Pursue strategic acquisitions and alliances. In order to accelerate its business plan and take advantage of the rapidly changing telecommunications environment, the Company intends to carefully evaluate and pursue strategic acquisitions, alliances and investments. The Company, however, has no present commitments, agreements or understandings with respect to any particular acquisition, alliance or investment.

     The Company believes that, with the remaining net proceeds of the Old Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000. The Company's ability to complete its strategic plan thereafter, however, will require significant additional capital.

MARKET OPPORTUNITY

     According to industry sources, the international telecommunications industry generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. Industry sources indicate that the international telecommunications market is one of the fastest growing and most profitable segments of the global telecommunications industry. It is estimated that by the end of 2001 this market will have expanded to $98 billion in revenues and 153 billion minutes of use, representing compound annual growth rates from 1997 of 10% and 17%, respectively. The highly competitive and rapidly changing international telecommunications market has created a significant opportunity for carriers that can offer high-quality, low-cost international long distance service.

     Based on industry estimates, in 1997 approximately 70% of international long distance traffic was generated between North America and Western Europe. The Company's target market consists of a significant portion of the remaining 30% of the international long distance traffic, or approximately $20 billion in revenues and 24 billion minutes of use. The Company believes that international long distance usage in its target markets will grow at rates in excess of the international telecommunications market as a whole, primarily as a result of
(i) continuing economic development in these markets with a corresponding investment in telephone and telecommunications infrastructure and (ii) continuing deregulation of these markets.


RECENT DEVELOPMENTS



                         HOLDING COMPANY REORGANIZATION

     In March 1998, the Company's Board of Directors approved a plan pursuant to which the Company's assets, liabilities and operations will be reorganized into a Delaware holding company structure (the "Reorganization"). The
Reorganization was approved by the Company's stockholders at their annual meeting on July 31, 1998. Accordingly, the Company has incorporated a wholly-owned subsidiary corporation in Delaware ("Subsidiary Holdings") that is the owner of all of the outstanding voting capital stock of certain other newly-formed lower-tier subsidiaries, each of which will be responsible for distinct aspects of the Company's pre-Reorganization business, including separate subsidiaries responsible for (i) U.S. operations, (ii) finance and investments, and (iii) ownership of licenses. When and where appropriate, the Company anticipates forming additional lower-tier subsidiaries under the laws of foreign countries in order to optimize tax benefits and other advantages associated with such jurisdictions. Currently, the United Kingdom and Canada are the only foreign countries in which the Company has established an additional lower-tier subsidiary.

     The Reorganization will consist of (i) the transfer of substantially all of the Company's assets to the appropriate lower-tiered subsidiaries and (ii) the merger (the "Merger") of the Company with and into Subsidiary Holdings. Certain transfers are subject to federal and state regulatory approvals. On July 31, 1998, the Company received stockholder approval for the Merger and is awaiting such regulatory approvals. The Company anticipates completing the Reorganization in the fourth quarter of 1998, following completion of the Exchange Offer. Pursuant to the Merger, the present holders of shares of Common Stock of the Company will receive shares of common stock in Subsidiary Holdings on a share-for-share basis. Upon completion of the transfers and the Merger, it is expected that Subsidiary Holdings will remain as the surviving entity and as the obligor under the Old Notes and the Exchange Notes. It is expected that Subsidiary Holdings' only assets will be its equity interests in its subsidiaries.



                               OLD NOTES OFFERING

     On May 21, 1998, the Company issued $160,000,000 aggregate principal amount of Old Notes pursuant to an Indenture (as defined), as one component of Units issued by the Company on that date, each such Unit consisting of (i) $1,000 principal amount of Old Notes and (ii) a Warrant to purchase 1.25141 Warrant Shares. Interest on the Old Notes is payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998.

     The Old Notes are redeemable at the option of the Company in whole or in part at any time on or after May 15, 2003, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, from time to time, redeem up to 35.0% of the originally issued aggregate principal amount of the Notes at the specified redemption prices plus accrued interest and Liquidated Damages, if any, to the date of redemption with the

Net Cash Proceeds (as defined in the Indenture) of one or more Public Equity Offerings (as defined in the Indenture); provided that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after such redemption. In the event of a Change of Control (as defined in the Indenture), each holder of the Old Notes has the right to require the Company to purchase all or any of such holder's Old Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

     The Company used approximately $52.4 million of the proceeds from the Old Notes Offering to purchase a portfolio of Pledged Securities (as defined in the Indenture) consisting of U.S. Governmental Obligations (as defined in the Indenture), which are pledged as security and restricted for use as the first six scheduled interest payments on the Notes.

     The Old Notes are unsecured obligations of the Company, rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Old Notes and will be pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company. The Notes require maintenance of certain financial and nonfinancial covenants, including limitations on additional indebtedness, restricted payments (including dividends), transactions with affiliates, liens and asset sales.
                                -----------------
     The Company's executive offices are located at 10411 Motor City Drive, Bethesda, Maryland 20817, and its telephone number at that address is (301)
365-8959. The Company changed its name in 1997 from STARTEC, Inc. to Startec Global Communications Corporation.

                               THE EXCHANGE OFFER

     For   additional   information   concerning  the  Notes,  as  well  as  the
definitions of certain capitalized terms used below, see "Description of Notes."

The Exchange Offer......   The   Company  is   offering   to   exchange   up  to
                           $160,000,000  aggregate  principal amount of Exchange
                           Notes  for  up to  $160,000,000  aggregate  principal
                           amount of Old Notes that are  properly  tendered  and
                           accepted. The Company will issue Exchange Notes on or
                           promptly after the Expiration  Date. The terms of the
                           Exchange  Notes are  substantially  identical  in all
                           respects to the terms of the Old Notes for which they
                           may be  exchanged  pursuant  to the  Exchange  Offer,
                           except  that  (i)  the  Exchange   Notes  are  freely
                           transferable   by  holders  thereof  (other  than  as
                           provided herein), and are not subject to any covenant
                           restricting  transfer absent  registration  under the
                           Securities  Act and (ii) the holders of the  Exchange
                           Notes will not be entitled to certain  rights under a
                           registration   rights  agreement  (the  "Registration
                           Rights  Agreement")  that the  Company  executed  and
                           delivered to the Initial  Purchasers  for the benefit
                           of the  holders  of the Old Notes.  The  Registration
                           Rights   Agreement   provides  such  holders  certain
                           exchange and registration  rights, and includes terms
                           providing for an increase in the interest rate on the
                           Old Notes under certain circumstances relating to the
                           timing of the  Exchange  Offer,  all of which  rights
                           will   terminate   when   the   Exchange   Offer   is
                           consummated.  See "The Exchange  Offer." The Exchange
                           Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

                           Based on an interpretation by the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate (as defined in Rule 405 under the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Registration  Rights.....  On May 21, 1998 (the "Closing  Date"),  the Old Notes
                           were issued by the Company to Lehman Brothers Inc., Goldman, Sachs & Co. and ING Baring (U.S.) Securities, Inc. (collectively, the "Initial Purchasers") in transactions exempt from the registration requirements of the Securities Act pursuant to a purchase agreement (the "Purchase Agreement"), dated as of May 18, 1998, by and among the Company and the Initial Purchasers. The Initial Purchasers subsequently sold the Old Notes (a) to qualified institutional buyers in reliance on Rule 144A under the Securities Act and (b) outside the U.S. to certain persons in reliance on Regulation S under the Securities Act. Pursuant to the Registration Rights Agreement, the Company is obligated to (i) file a registration statement relating to the Exchange Offer (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer on or prior to 90 days after the Closing Date, (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 150 days after the Closing Date, (iii) file all necessary amendments to the Exchange Offer Registration Statement and make other necessary filings pursuant to state securities laws to permit consummation of the Exchange Offer and (iv) use its reasonable best efforts to cause the Exchange Offer to be consummated on or prior to 30 days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission. In the event that applicable law or Commission policy do not permit the Company to effect the Exchange Offer, the Exchange Offer is not consummated by , 1998, or certain holders of the Old Notes notify the Company they are not permitted to participate in, or would not receive freely tradable Exchange Notes pursuant to, the Exchange Offer, the Company will use its reasonable best efforts to cause to be declared effective a registration statement (the "Shelf Registration Statement") with respect to resale of the Old Notes on or prior to the 150th day after such obligation arises and to keep the Shelf Registration Statement continuously effective until up to two years after the date on which the Old Notes were sold. If the Company fails to satisfy these registration obligations, it will be required to pay Liquidated Damages (as defined) to the holders of the Old Notes under certain circumstances. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes, except as described herein. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. See "The Exchange Offer -- Purposes and Effects of the Exchange Offer."

Expiration  Date.........  The Exchange Offer will expire at 5:00 p.m., New York
                           City time, on , 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the date and time to which the Exchange Offer is so extended.

Conditions to the Exchange
 Offer...................  The  Exchange  Offer is subject to certain  customary conditions, one or more of which may be waived by the Company. See "The Exchange Offer -- Conditions to Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.

Procedures for Tendering
 Old Notes................ Each  holder  of Old  Notes  wishing  to  accept  the
                           Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Old Notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of such Old Notes to the Exchange Agent's account at the Depository Trust Company ("DTC" or the "Depository") is delivered in a timely fashion. By executing the Letter of Transmittal, each holder will represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer by the holder and any beneficial owners of Old Notes are being acquired in the ordinary course of business of the person receiving such Exchange Notes,
                           (ii) neither the holder nor such beneficial owner is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) neither the holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Interest on the Exchange
 Notes...................  The Exchange  Notes will bear interest at the rate of
                           12% per annum, payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998. Holders of the Exchange Notes will receive interest from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the later of
                           (i) the most recent date to which interest has been paid thereon and (ii) the date of issuance of the Old Notes, to the date of exchange thereof.

Special Procedures for
 Beneficial Owners......   Any  beneficial  owner whose Old Notes are registered
                           in the name of a  broker,  dealer,  commercial  bank,
                           trust  company  or other  nominee  and who  wishes to
                           tender should contact such registered holder promptly
                           and instruct such registered holder to tender on such
                           beneficial  owner's behalf.  If such beneficial owner
                           wishes to tender on such  owner's  own  behalf,  such
                           owner must,  prior to  completing  and  executing the
                           Letter of  Transmittal  and delivering his Old Notes,
                           either  make  appropriate  arrangements  to  register
                           ownership  of the Old Notes in such  owner's  name or
                           obtain  a  properly  completed  bond  power  from the
                           registered   holder.   The  transfer  of   registered
                           ownership may take considerable time and may not be completed prior to the Expiration Date. See "The
                           Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
 Procedures .............  Holders  of Old Notes  who wish to  tender  their Old
                           Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of the Old
 Notes and Delivery of
 the Exchange Notes .....  Subject  to  the   satisfaction   or  waiver  of  the
                           conditions to the Exchange Offer, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable after acceptance of the Old Notes.

Withdrawal Rights......... Tenders  of Old  Notes may be  withdrawn  at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

U.S. Federal Income Tax
 Considerations .......... The exchange of the Old Notes for the Exchange  Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Old Notes or the Exchange Notes and, thus, such exchange will not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange will have no U.S. federal income tax consequences to the holders of the Old Notes or the Exchange Notes, regardless of whether such holders participate in the Exchange Offer. See "Certain United States Federal Income Tax Considerations."

Use of the Proceeds......  There will be no  proceeds  to the  Company  from the exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer.

Effect on Holders of Old
 Notes...................  As a result of making this Exchange  Offer,  and upon accep-
                           tance for exchange of all validly tendered Old Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement and, accordingly, a holder of the Old Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and subject to the limitations applicable thereto under the Indenture. All untendered, and tendered, but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

Exchange Agent...........  First  Union  National  Bank is serving  as  Exchange
                           Agent in connection with the Exchange Offer. The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent."

Fees and Expenses......... All  fees  and  expenses  incident  to the  Company's completion of the Exchange Offer and the fullfillment of its obligations under the Registration Rights Agreement will be borne by the Company.



                              THE EXCHANGE NOTES

     The Exchange Offer applies to $160,000,000 aggregate principal amount of Old Notes. The terms of the Exchange Notes are identical in all material respects to the Old Notes, except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, and the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the Exchange Notes will be, issued. See "Description of Notes."

Issue....................  $160,000,000 aggregate principal amount of 12% Series
                           A Senior Notes due 2008.

Maturity Date............  May 15, 2008.

Interest Payment Dates...  May 15 and  November 15,  commencing  on November 15,
                           1998.

Ranking..................  The  Exchange  Notes  will be  unsecured  (except  as described herein) obligations of the Company, will rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Exchange Notes and pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company, including trade payables. As of June 30, 1998, the

                           Company had approximately $158.6 million of Indebtedness. Following the Reorganization (as defined), since the Company will be a holding company that will conduct its business through its subsidiaries, all then existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Exchange Notes. The Company's subsidiaries will not be guarantors of the Exchange Notes, except in certain circumstances. The Indenture limits, but does not prohibit, the incurrence of certain additional Indebtedness by the Company and its Restricted Subsidiaries (as defined in the Indenture), and does not limit the amount of Indebtedness Incurred (as defined herein) to finance the cost of Telecommunications Assets (as defined herein). As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company's consolidated subsidiaries would have had aggregate liabilities of approximately $25.1 million, including approximately $647,000 of Indebtedness.

Security.................  Pursuant to the Indenture,  the Company purchased and pledged to the Trustee, as security for the benefit of the holders of the Notes, the Pledged Securities in an amount sufficient upon receipt of scheduled interest and/or principal payments of such securities to provide for the payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $52.4 million of the net proceeds of the Old Notes Offering to acquire the Pledged Securities. Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, any remaining Pledged Securities will be released to the Company from the Pledge Account and the Notes will be unsecured. See "Description of Notes -- Security."

Optional Redemption......  The Exchange  Notes  generally will not be redeemable at the option of the Company prior to May 15, 2003. Thereafter, the Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, prior to May 15, 2001, the Company may redeem, from time to time, up to 35.0% of the originally issued aggregate principal amount of Exchange Notes at a redemption price equal to 112% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds of one or more Public Equity Offerings; provided, however, that at least 65.0% of the originally issued aggregate principal amount of the Exchange Notes remains outstanding immediately after such redemption; and provided further that notice of such redemption shall be given within 60 days of the closing of any such Public Equity Offering. See "Description of Notes -- Optional Redemption."

Absence of Public Trading
 Market for the Exchange
 Notes ................... There is no public market for the Exchange Notes. The
                           Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes through Nasdaq, although the Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a Shelf Registration Statement (as defined herein) in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

Change  of  Control......  In the event of a Change of  Control,  each holder of the Exchange Notes will have the right to require the Company to purchase all or any part of such holder's Exchange Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. Because the Company will be a holding company following completion of the Reorganization, there can be no assurance that the Company will have sufficient funds on hand or through its subsidiaries or otherwise to satisfy its repurchase obligations with respect to Exchange Notes tendered upon a Change of Control. See "Description of Notes -- Repurchase of Notes upon a Change of Control."

Covenants................  The Indenture  contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture) or subordinated Indebtedness or make certain other Restricted Payments, create certain liens or restrictions on distributions from subsidiaries enter into certain transactions with shareholders and affiliates, sell assets, issue or sell Capital Stock of the Company's Restricted
                           Subsidiaries or enter into certain mergers and consolidations. The Indenture does not limit the amount of Indebtedness that may be incurred to finance the cost of Telecommunications Assets. See "Description of Notes -- Covenants."

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated herein, the Company will receive, in exchange, Old Notes in like principal amount. The Old Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in the Indebtedness of the Company. The net proceeds to the Company from the

Old Notes Offering, after deducting discounts, commissions and expenses paid by the Company, were approximately $154.4 million. The Company applied approximately $52.4 million of such net proceeds to purchase the Pledged Securities. The Company intends to apply approximately $102.0 million to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, and investments in and the acquisition of satellite earth stations.

     FOR   A  DISCUSSION  OF  CERTAIN  FACTORS  THAT  SHOULD  BE  CONSIDERED  IN
CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS.

                        SUMMARY FINANCIAL AND OTHER DATA

     The summary financial data presented below for the fiscal years ended December 31, 1995, 1996 and 1997 has been derived from the financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the six months ended June 30, 1997 and 1998 has been derived from the Company's unaudited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The following information should be read in conjunction with the Company's financial statements and notes thereto presented elsewhere in this Prospectus. See "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                     SIX MONTHS ENDED
                                                         FISCAL YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                   ------------------------------------------   ---------------------------
                                                       1995           1996           1997           1997           1998
                                                   ------------   ------------   ------------   ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT RATIOS AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues ..................................     $ 10,508       $ 32,215       $ 85,857       $ 28,836       $ 63,353
 Cost of services ..............................        9,129         29,881         75,783         25,250         54,485
                                                     --------       --------       --------       --------       --------
   Gross margin ................................        1,379          2,334         10,074          3,586          8,868
 General and administrative expenses ...........        2,170          3,996          6,288          2,461          6,852
 Selling and marketing expenses ................          184            514          1,238            306          1,761
 Depreciation and amortization .................          137            333            451            214            708
                                                     --------       --------       --------       --------       --------
   Income (loss) from operations ...............       (1,112)        (2,509)         2,097            605           (453)
 Interest expense ..............................          116            337            762            252          2,577
 Interest income ...............................           22             16            313              5          1,302
                                                     --------       --------       --------       --------       --------
   Income (loss) before income tax provi-
    sion .......................................       (1,206)        (2,830)         1,648            358         (1,728)
 Income tax provision ..........................           --             --             29              7             30
                                                     --------       --------       --------       --------       --------
   Net income (loss) ...........................     $ (1,206)      $ (2,830)      $  1,619       $    351       $ (1,758)
                                                     ========       ========       ========       ========       ========

OTHER FINANCIAL DATA:
 EBITDA(1) .....................................     $   (975)      $ (2,176)      $  2,548       $    819       $    255
 Capital expenditures ..........................          200            520          3,881            184          5,672
 Ratio of earnings to fixed charges(2) .........           --             --           3.12x          2.37x            --

OTHER DATA:
 Residential customers .........................       10,675         27,797         71,583         43,700         93,500
 Carrier customers .............................            7             27             34             32             55
 Number of employees (full- and part-time
   at period end) ..............................           41             54            124             72            266

-----------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statement of income or cash flow data computed in accordance with generally accepted accounting principles ("GAAP") or as a measure of a company's results of operations or liquidity. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company nevertheless believes that investors consider it a useful measure in assessing a company's ability to incur and service indebtedness.

(2) For purposes of calculating the ratio of earnings to fixed charges, "earnings" are defined as income (loss) before income tax provision plus fixed charges. Fixed charges consist of interest expense, amortization of deferred debt financing costs and the estimated interest portion of rental payments on operating leases. Earnings were inadequate to cover fixed charges for the fiscal years ended December 31, 1995, 1996 and the six months ended June 30, 1998 by approximately $1.2 million, $2.8 million, and $1.7 million, respectively.

                                  RISK FACTORS

     Prospective investors should consider carefully the risk factors set forth below, as well as the other information appearing in this Prospectus, before making an investment in the Exchange Notes.

SUBSTANTIAL INDEBTEDNESS; LIQUIDITY

     The Company has substantial indebtedness as a result of the Old Notes Offering. As of June 30, 1998, the Company had total assets of approximately $215.3 million, total Indebtedness of approximately $158.6 million (including approximately $647,000 of Indebtedness, excluding the Old Notes) and stockholders' equity of approximately $32.3 million. For the fiscal year ended December 31, 1997, after giving pro forma effect to the Old Notes Offering and the application of the net proceeds therefrom as if the Old Notes Offering had been consummated on January 1, 1997, the Company's EBITDA would have been approximately $2.5 million and its EBITDA would have been insufficient to cover fixed charges by approximately $17.4 million. The Indenture limits, but does not prohibit, the incurrence of Indebtedness by the Company and certain of its subsidiaries and does not limit the amount of Indebtedness that may be incurred to finance the cost of Telecommunications Assets. In the event of a bankruptcy, liquidation, dissolution or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. The Company anticipates that it and its subsidiaries will incur substantial additional Indebtedness in the future. See "-- Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Old Notes Offering," "Selected Financial and Other Data," "Management's Discussion and Analysis of
Financial  Condition  and Results of Operations," "Description of Notes" and the
Company's financial statements and notes thereto presented elsewhere in this Prospectus.

     The level of the Company's indebtedness could have important consequences to holders of the Notes, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company may become more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

     The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations, including interest payments on the Notes after May 15, 2001 and principal due at maturity. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon.

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS TO REPAY NOTES

     Upon consummation of the Reorganization, Startec Global will be a holding company, the principal assets of which will be the outstanding capital stock of its operating subsidiaries. As a holding company, the Company's internal sources of funds to meet its cash needs, including payment of principal and interest on the Notes, will be dividends from its subsidiaries, intercompany loans and other permitted payments from its direct and indirect subsidiaries, as well as its own credit arrangements, if any. Such operating subsidiaries of the Company will be legally distinct from the Company and will have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or to make funds available for such payments and will not guarantee the Notes (except in limited circumstances). Additionally, the Company is in the process of organizing operating subsidiaries in jurisdictions outside the United States. The ability of the Company's operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to Startec Global may be restricted by, among other things, the availability of funds, the terms of the indebtedness incurred by such operating subsidiaries, as well as statutory and other legal restrictions. The failure to pay any such dividends, repay intercompany loans or make any such other distributions would restrict Startec Global's ability to repay the Notes and its ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary, and could otherwise have a material adverse effect upon the Company's business, financial condition and results of operations.

     Following the Reorganization, the Company will be a holding company that will conduct its business through its subsidiaries and, accordingly, claims of creditors of such subsidiaries will generally have priority on the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness (including the Notes). As a result, the Notes will be effectively subordinated to all then existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company's consolidated subsidiaries would have had aggregate liabilities of $25.1 million, including approximately $647,000 of Indebtedness. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. In addition, holders of secured indebtedness of the Company would have a claim on the assets securing such indebtedness that is prior to the holders of the Notes and would have a claim that is pari passu with the holders of the Notes to the extent such security did not satisfy such indebtedness. After the consummation of the Reorganization, the Company will have no significant assets other than its equity interests in the Company's subsidiaries, which may be pledged in the future to secure one or more credit facilities.

HISTORY OF LOSSES; NEGATIVE EBITDA; UNCERTAINTY OF FUTURE OPERATING RESULTS

     Although the Company has experienced significant revenue growth in recent years, the Company had an accumulated deficit of approximately $7.2 million as of June 30, 1998 and its operations have generated a net loss in three of the last four fiscal years and negative cash used in operating activities in each of the last four fiscal years. The Company expects to generate negative EBITDA and significant operating losses and net losses for the foreseeable future as a result of its significant debt service requirements and the additional costs it expects to incur in connection with the development and expansion of its network, the expansion of its marketing programs and its entry into new markets and the introduction of new telecommunications services. Furthermore, the Company expects that its operations in new target markets will experience negative cash flows until an adequate customer base and related revenues have been established. The Company must substantially increase its net cash flow in order to meet its debt service obligations, including its obligations under the Notes. There can be no assurance that the Company's revenue will continue to grow or be sustained in future periods or that the Company will be able to achieve and sustain profitability or positive cash flow from operating activities in any future period. In the event the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service obligations or working capital requirements, which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "-- Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Old Notes Offering" and "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DISCRETION IN USE OF PROCEEDS OF THE OLD NOTES OFFERING

     The implementation of the Company's strategic plan, including the development and expansion of its network facilities, expansion of its marketing programs and funding of operating losses and working capital needs, will require significant investment. The Company expects that the net proceeds of the Old Notes Offering, together with cash on hand and cash flow from operations, will provide the Company with sufficient capital to fund currently planned capital expenditures and anticipated operating losses until approximately the end of the first quarter of 2000. Based on its current plans, however, the Company will require approximately $40 million of additional capital to complete its network deployment plans through the end of 2000. Moreover, there can be no assurance that the Company will not need additional financing sooner than currently anticipated. The need for additional financing will depend on a variety of factors, including the rate and extent of the Company's expansion in existing and new markets, the cost of an investment in additional switching and transmission facilities and ownership rights in fiber optic cable, the incurrence of costs to support the introduction of additional or enhanced services, and increased sales and marketing expenses. In addition, the Company may need additional financing to fund unanticipated working capital needs or to take advantage of unanticipated business opportunities, including acquisitions, investments or strategic alliances. The amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the net proceeds of the Old Notes Offering, together with cash on hand and internally generated funds, prove to be insufficient to fund the Company's growth and operations as currently anticipated through the end of the first quarter of 2000, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional financing or to sell assets. In addition, although the deposit of the Pledged Securities assures holders of the Notes that they will receive all scheduled cash interest payments on the Notes through May 15, 2001, the Company may require additional financing in order to pay interest on the Notes thereafter and to repay the Notes at maturity. See "Use of Proceeds of the Old Notes Offering" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company expects that it will seek to raise additional capital from public and/or private equity and/or debt sources to fund the shortfall in its cash resources expected to occur at the end of the first quarter of 2000. There can be no assurance, however, that the Company will be able to obtain additional financing or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. If the Company is able to raise additional funds through the incurrence of debt, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, financial condition and results of operations, its ability to compete and its ability to meet its obligations under the Notes.

     Although the Company intends to implement the capital spending plan described in this Prospectus, it is possible that unanticipated business opportunities may arise which the Company's management may conclude are more favorable to the long-term prospects of the Company than those contemplated by the current capital spending plan. The Company's management has significant discretion in its decisions with respect to when and how to utilize the proceeds of the Old Notes Offering.

INTENSE COMPETITION

     The international telecommunications industry is intensely competitive and subject to rapid change precipitated by changes in the regulatory environment and advances in technology. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in the United States and in each of its international markets, including the respective PTT in many of the countries in which the Company operates or plans to operate in the future. Other competitors of the Company include large, facilities-based, multinational carriers such as AT&T, MCI, Sprint and World- Com (which has announced plans to merge with MCI) and smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services, and global alliances among some of the world's largest telecommunications carriers, such as Global One (Sprint, Deutsche Telekom and France Telecom). The telecommunications industry is also being impacted by a large number of mergers and acquisitions including recent announcements regarding a proposed joint venture between the international operations of AT&T and British Telecom, the proposed acquisition of TCI by AT&T, and the proposed mergers of SBC and Ameritech and GTE and Bell Atlantic. International telecommunications providers such as the Company compete for residential customers on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and compete for carrier customers primarily on the basis of price and network quality. Residential customers frequently change long distance providers in response to competitors' offerings of lower rates or promotional incentives, and, in general, because the Company is currently a dial-around provider, its customers can switch carriers at any time. In addition, the availability of dial-around long distance services has made it possible for residential customers to use the services of a variety of competing long distance providers without the necessity of switching carriers. However, as a result of revisions to FCC regulations, beginning on July 1, 1998, all telecommunications companies were required to migrate from their existing five digit CIC codes to new seven-digit CIC codes. Though the Company experienced no material impact on its residential business in July 1998 as a result of the migration, the migration to seven-digit CIC Codes may adversely affect revenues from the Company's residential customers as a result of actual or perceived difficulties in making long distance calls using the longer code. The Company's carrier customers generally also use the services of a number of international long distance telecommunications providers, and these carrier customers are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both international and domestic calls originating in the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's business, financial condition and results of operations if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. In recent years, prices for international long distance services have decreased substantially, and are expected to continue to decrease, in most of the markets in which the Company currently competes or which it may enter in the future. The intensity of such competition has recently increased, and the Company expects that such competition will continue to intensify as the number of new entrants increases as a result of the competitive opportunities created by the Telecommunications Act of 1996 (the "1996 Telecommunications Act"), implementation by the FCC of the commitment of the United States to the World Trade Organization ("WTO") and changes in legislation and regulation in various foreign markets. There can be no assurance that the Company will be able to compete successfully in the future.

     The telecommunications industry is also experiencing change as a result of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications, and digital wireless communication systems such as Personal Communications Systems ("PCS"). The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

RISKS  OF  INTERNATIONAL  TELECOMMUNICATIONS  BUSINESS;  ENTRY  INTO  DEVELOPING
MARKETS

     To date, the Company has generated substantially all of its revenues from international long distance calls originating in the United States. However, the Company's expansion strategy will require it to commence operations in a number of foreign countries, which will expose the Company to the risks inherent in doing business on an international level. These risks include unexpected changes in regulatory requirements or administrative practices; value added tax, tariffs, customs, duties and other trade barriers; difficulties in staffing and managing foreign operations; problems in collecting  accounts  receivable;  political  risks;  fluctuations  in  currency
exchange   rates;   foreign   exchange   controls  which  restrict  or  prohibit
repatriation   of   funds;   technology   export   and  import  restrictions  or
prohibitions; delays from customs brokers or government agencies; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; potential adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws; and other factors which could materially adversely impact the Company's current and planned operations. Moreover, the international telecommunications industry is changing rapidly due to deregulation, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company.

     A key component of the Company's business strategy is its planned expansion into international markets, including markets in which it has limited or no operating experience. The Company intends to pursue arrangements with foreign correspondents to gain access to and terminate its traffic in those markets. In many of these markets, the government may control access to the local networks and otherwise exert substantial influence over the telecommunications market, either directly or through ownership or control of the PTT. In addition, in many international markets, the PTTs control access to the local networks, enjoy better brand name recognition and customer loyalty and possess significant operational economies, including a larger backbone network and operating agreements with other PTTs. Pursuit of international growth opportunities may require significant investments for extended periods of time before returns, if any, on such investments are realized. Obtaining licenses in certain targeted countries may require the Company to commit significant financial resources, which investments may not yield positive net returns in such markets for extended periods of time, if ever. Further, there can be no assurance that the Company will be able to obtain all or any of the permits and licenses required for it to operate, obtain access on a timely basis (or at all) to local transmission facilities or sell and deliver competitive services in these markets. Incumbent U.S. carriers serving international markets also may have better brand recognition and customer loyalty, and significant operational advantages over the Company. The Company has limited recourse if its foreign partners fail to perform under their arrangements with the Company, or if foreign governments, PTTs or other carriers take actions that adversely affect the Company's ability to gain entry into those markets.

     The Company is also subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or maintaining business. Although Company policy prohibits such actions, the Company may be exposed to liability under the FCPA as a result of past or future actions taken without the Company's knowledge by agents, strategic partners and other intermediaries.

SUBSTANTIAL GOVERNMENT REGULATION

     As a multinational telecommunications company, the Company is subject to varying regulation in each jurisdiction in which it provides services, and it may be affected indirectly by the laws of other jurisdictions insofar as they affect foreign carriers with which the Company does business. The FCC and the PSCs generally have the authority to condition, modify, cancel, terminate or revoke the Company's operating authority for failure to comply with federal or state law. Fines or other penalties also may be imposed for such violations. Because regulatory frameworks in many countries are relatively new, it is difficult to assess the potential for enforcement action in such countries. Any regulatory enforcement action by U.S. or foreign authorities could have a material adverse effect on the Company's business, financial conditions and results of operations. See "Business -- Government Regulation."

     United States Domestic Regulations

     In the United States, the Company's provision of services is subject to the Communications Act of 1934, as amended, and FCC regulations thereunder, as well as the applicable law and regulations of the various states. Regulatory requirements have recently changed and will continue to change. Among other things, such changes may affect the ability of the Company to compete with other service providers, continue providing the same services, or introduce new services. The impact on the Company's operations of any changes in applicable regulatory requirements cannot be predicted.

     Federal and State Transactional Approvals. The FCC and certain PSCs require telecommunications carriers to obtain prior approval for providing certain telecommunications services, assignment or transfer of control of licenses, corporate reorganizations, acquisition of operations, and assignment of assets.

Such requirements may have the effect of delaying, deterring or preventing a change in control of the Company. Six of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company may not have obtained such approval from all of the states prior to consummation of the Exchange Offer. The Company's intrastate revenues for the first quarter of 1998 for each of these states was less than $5,000. After consultation with regulatory counsel, the Company believes that such approvals will be granted and that obtaining such approvals subsequent to the Exchange Offer should not result in any material adverse consequences to the Company, although there can be no assurance that such consequences will not result.

     Access Charges. Under alternative rate structures being considered by the FCC, LECs would be permitted to allow volume discounts in the pricing of interstate access charges that long distance carriers such as the Company pay to originate and terminate calls. The RBOCs and other LECs also have been seeking greater pricing flexibility and reduction of intrastate access charges from the PSCs. Although the outcome of these proceedings is uncertain, if LECs are permitted to utilize more flexible rate structures, smaller long distance carriers like the Company could be placed at a significant cost disadvantage with respect to larger competitors.

     Universal Service. The Company and its U.S. competitors are required to make FCC-mandated contributions to a universal service fund to subsidize telecommunications services for low-income persons and certain other users. The level of such contributions for 1998 and future years is unclear, and there can be no assurance that the Company will be able fully to pass these costs on to its customers or that doing so will not result in a loss of customers. Although the Company has filed a request for forebearance/exemption from the universal service fund with the FCC, there can be no assurance that this request will be granted.

     United States International Regulations

     WTO Agreement. Pursuant to an agreement on basic telecommunications services concluded under the auspices of the World Trade Organization (the "WTO Agreement"), 69 countries comprising more than 90% of the global market for telecommunications services have agreed to permit varying degrees of competition from foreign carriers. The WTO Agreement is expected to be implemented by most signatory countries in 1998, although there may be substantial delays. The Company believes that the WTO Agreement will increase opportunities for the Company and its competitors. The precise scope and timing of the implementation of the WTO Agreement, however, remain uncertain, and there can be no assurance that the WTO Agreement will result in beneficial regulatory liberalization.

     On November 26, 1997, the FCC adopted a new order (the "Foreign Participation Order") to implement U.S. obligations under the WTO Agreement. The Foreign Participation Order establishes an open entry standard for carriers from WTO member countries, generally facilitating market entry for such applicants by eliminating certain existing tests. These tests remain in effect, however, for carriers from non-WTO member countries. Petitions for reconsideration of the Foreign Participation Order are pending at the FCC. Implementation of the Foreign Participation Order could increase competition in the Company's markets.

     United States International Settlements Policy and Foreign Entry and Affiliate Rules. The FCC's International Settlements Policy ("ISP") governs the settlement between U.S. carriers and their foreign correspondents of the cost of terminating their calls in the other's network. U.S. international carriers, including the Company, are subject to the FCC's international accounting "benchmark" rates, which are the FCC's ceilings for prices that U.S. carriers should pay for international settlements. The FCC could find that certain settlement rate terms of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on the Company.

     In the recently-adopted International Settlement Rates Order, the FCC conditioned facilities-based authorizations for service on a route on which a carrier has a foreign affiliate upon the foreign affiliate offering all other U.S. carriers a settlement rate at or below the relevant benchmark. The FCC also conditioned any authorization to provide switched services over either facilities-based or resold international private lines upon the condition that at least half of the facilities-based international message telephone service ("IMTS") traffic on the subject route is settled at or below the relevant benchmark rate. Under the Foreign Participation Order, however, if the subject route does not comply with the benchmark requirement, a carrier can demonstrate that the foreign country provides "equivalent" resale opportunities. Accordingly, the Company is permitted to resell private lines for the provision of switched services to any country that either has been found to comply with the benchmarks or to offer equivalent resale opportunities, but must obtain prior FCC approval in order to provide resold private lines to any country in which it has an affiliated carrier that has not been found by the FCC to lack market power. The International Settlement Rates Order has been appealed before the courts and the FCC. These proceedings are still pending. The Company cannot predict the outcome of these preceding or their possible impact on the Company.

     Alternative Routing Through Transiting, Refiling and ISR. The FCC is currently considering whether to limit or prohibit certain procedures whereby a carrier routes, through facilities in a third or intermediate country, traffic originating from one country and destined for another country. The FCC has permitted third country calling under certain pricing and settlement rules, where all countries involved consent to this type of routing arrangement, referred to as "transiting." Under certain arrangements referred to as "refiling," however, traffic appears to originate in the intermediate country and the carrier in the ultimate destination country does not necessarily recognize or consent to the receipt of traffic from the originating country. The FCC to date has made no pronouncement as to whether refile arrangements, which avoid settlements between the actual originating and destination countries, comport either with U.S. or ITU regulations. A 1995 petition for a declaratory ruling on these issues remains pending. To the extent that the Company utilizes transiting or refiling, an FCC determination with respect to the permissibility of, or conditions on, these international routing arrangements could have a material adverse effect on the Company's business, financial condition or results of operations.

     United States Regulation of Internet Telephony. The Company knows of no domestic or foreign laws that prohibit voice communications over the Internet. In December 1996, the FCC initiated a Notice of Inquiry (the "Internet NOI") regarding whether to impose regulations or surcharges upon providers of Internet access and Information Services. In April 1998, the FCC filed a report with Congress stating that Internet access falls into the category of information services, and hence should not be subject to common carrier regulation, including the obligation to pay access charges, but that the record suggests that some forms of Internet Telephony may be more like telecommunications services then information services, and hence subject to common carrier regulation. In addition, federal legislation that would either regulate or exempt from regulation services provided over the Internet has been proposed. PSCs may also retain jurisdiction to regulate the provision of intrastate Internet telephone services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation or charges on Internet Telephony or other Internet-related services, nor can it predict the impact that future regulation will have on the Company's operations. There can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operation.

     European Union Regulations

     EU member states are required to adopt national legislation to implement EU directives aimed at liberalizing telecommunications markets in their countries. Some EU member states have so far failed to implement such directives properly. This could limit, constrain or otherwise adversely affect the Company's ability to provide certain services. Even if a national government enacts appropriate regulations within the time frame established by the EU, there may be significant resistance to the implementation of such legislation from incumbent telecommunications operators, regulators, trade unions  and  other  sources.  For  example,  in  France,  the telecommunications workers union has stated its objection to the current move towards liberalization. In some EU member states, telecommunications operators that do not operate their own infrastructure are subject to less favorable terms of interconnection to the local PTT. Furthermore, the ease with which new entrants may obtain telecommunications licenses varies greatly among EU member states. The above factors could have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently intended, as well as a material adverse effect on the Company's business, financial conditions and results of operations. The Company's provision of services in Western Europe may also be affected if any EU member state imposes greater restrictions on non-EU international service than on such service within the EU. Moreover, the EU regime on data protection is fairly strict with respect to the processing of personal data, which may adversely affect the Company's marketing in Europe.

     Other Jurisdictions

     The Company intends to expand its operations into other jurisdictions as such markets are liberalized and the Company is able to offer a full range of switched public telephone services to its customers. In countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the liberalization programs which could delay or make more expensive the Company's entry into such additional markets. The ability of the Company to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event the Company is able to gain entry to such a market, no assurances can be given that the Company will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on the Company's business, results of operations or financial condition.

MANAGEMENT OF GROWTH

     The Company's recent growth and expansion and its strategy to continue such growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources  and  increased  demands on its systems and  controls.  The  Company's growth also has increased responsibilities for its management personnel. In order to manage its growth effectively, the Company must continue to expand its network and infrastructure, enhance its management, financial and information systems, attract additional managerial, technical and customer service personnel, and train and manage its personnel base. Competition for qualified employees in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to the Company. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionately high fixed expenses. In addition, as the Company increases its service offerings and expands its target markets in the U.S. and overseas, there will be additional demands on its customer service, marketing and administrative resources. Failure of the Company to successfully manage its expansion could materially adversely affect the Company's business, financial condition and results of operations.

RESPONSE RATES; RESIDENTIAL CUSTOMER ATTRITION

     The Company is significantly affected by the residential customer response rates to its marketing campaigns and residential customer attrition rates. Decreases in residential customer response rates or increases in the Company's residential customer attrition rates could have a material adverse impact on the Company's business, financial condition and results of operations. Additionally, the FCC mandated that as of July 1, 1998, all telecommunications companies must migrate from their existing five-digit CIC codes (10+XXX) to seven-digit CIC codes (10+10+XXX). This mandate has necessitated changes in the dialing patterns of the Company's residential customers in order to use the Company's dial-around services. Though the Company experienced no material impact on its residential business in July 1998 as a result of the migration, actual or perceived difficulties in making long distance calls using the longer code could have a material adverse effect on the Company's residential business.

RISKS ASSOCIATED WITH EXPANSION AND OPERATION OF THE NETWORK

     The  success  of  the  Company  is  largely  dependent  upon its ability to operate, expand, manage and maintain its network so that it is able to deliver high quality, uninterrupted telecommunications services. In particular, the Company's ability to increase revenues will depend on its ability to expand the capacity of, and eliminate bottlenecks that have developed from time to time on, the Company's network. Any failure of the Company's network or other systems or hardware that causes interruptions in the Company's operations could have a material adverse effect on the Company, including adverse effects on its customer relationships. The Company's operations are also dependent on its ability to successfully integrate new technologies and equipment into the network. Increases in the Company's traffic, the build-out of its network, and the integration of new technologies and equipment into the network will place additional strains on the Company's systems, and there can be no assurance that the Company will not experience system failures. In addition, while the Company performs the majority of the maintenance of its owned transmission facilities, it depends upon services provided by Nortel under a service and support contract to resolve problems with its New York City-based switch that the Company is unable to resolve. The Company also depends upon third parties for maintenance of facilities which it leases and fiber optic cable lines in which the Company has an IRU or other use arrangement. Frequent, significant or prolonged system failures, or difficulties experienced by customers in accessing or maintaining connection with the Company's network could substantially damage the Company's reputation, result in customer attrition and have a material adverse effect on its business, financial condition or results of operations.

DEPENDENCE ON KEY CUSTOMERS; BAD DEBT EXPOSURE

     Although the composition of the Company's carrier customer base varies from period to period, during the year ended December 31, 1997, the Company's five largest carrier customers accounted for approximately 47% of the Company's net revenues, with WorldCom and Frontier accounting for approximately 23% and 14%, respectively. In addition, for the six months ended June 30, 1998, the Company's five largest carrier customers accounted for approximately 33% of the Company's net revenues, with WorldCom accounting for approximately 19% of net revenues during that period. No other carrier customer accounted for more than 10% of the Company's net revenues during 1997 or the first six months of 1998. The Company's agreements and arrangements with its carrier customers generally may be terminated on short notice without penalty, and do not require the carriers to maintain their current levels of use of the Company's services. The Company's carrier customers tend to be price sensitive and often move their business based solely on incremental changes in price. Carriers also may terminate their relationship with the Company or substantially reduce their use of the Company's services for a variety of other reasons, including problems with transmission quality and customer service, changes in the regulatory environment, increased use of the carriers' own transmission facilities, and other factors which may be beyond the Company's control. In addition, the effect of proposed mergers and alliances in the telecommunications industry may potentially reduce the number of customers that purchase wholesale international long distance services from the Company. A loss of a significant amount of carrier business could have a material adverse effect on the Company's business, financial condition and results of operations.

     The concentration of carrier customers also increases the risk of non-payment or difficulties in collecting the full amounts due from customers. The Company's four largest carrier customers represented approximately 44% and 31% of gross accounts receivable as of December 31, 1997 and June 30, 1998, respectively. The Company performs initial and ongoing credit evaluations of its carrier customers in an effort to reduce the risk of non-payment. There can be no assurance that the Company will not experience collection difficulties or that its allowances for non-payment will be adequate in the future. If the Company experiences difficulties in collecting accounts receivable from its significant carrier customers, its business, financial condition and results of operations could be materially adversely affected. In addition, although the Company reserves for the risk of non-payment with respect to its residential customers taken as a whole, the Company does not believe that the risk of non-payment with respect to any single or concentrated group of residential customers is significant. See "Business -- Customers."

DEPENDENCE ON AVAILABILITY OF TRANSMISSION FACILITIES

     Historically, substantially all of the telephone calls made by the Company's customers have been carried and terminated through transmission lines of facilities-based long distance carriers, which provide the Company transmission capacity through a variety of lease and resale arrangements ("off-net"). For both the year ended December 31, 1997 and the six months ended June 30, 1998, 95% of the Company's traffic was terminated off-net. The Company's ability to maintain and expand its business is dependent, in part, upon the Company's ability to maintain satisfactory relationships with these carriers, many of which are, or may in the future become, competitors of the Company. The Company's lease arrangements generally do not have long terms and its resale agreements generally permit price adjustments on short notice, which makes the Company vulnerable to adverse price and service changes or terminations. Although the Company believes that its relationships with these carriers generally are satisfactory, the failure to maintain satisfactory relationships with one or more of these carriers could have a material adverse effect upon the Company's business, financial condition and results of operations. During the fiscal year ended December 31, 1997, WorldCom and Pacific Gateway Exchange accounted for approximately 13% and 12%, respectively, of the Company's acquired transmission capacity (on a cost of services basis). During the six months ended June 30, 1998, Pacific Gateway Exchange accounted for approximately 11% of the Company's acquired transmission capacity (on a cost of services basis). No other supplier accounted for 10% or more of the Company's acquired transmission capacity during 1997 or the first six months of 1998. See "Business -- The Startec Global Network."

     The future profitability of the Company will depend in part on its ability to obtain and utilize transmission facilities on a cost effective basis. Presently, the terms of the Company's agreements for transmission lines subject the Company to the possibility of unanticipated price increases and service cancellations. Although the rates the Company is charged generally are less than the rates the Company charges its customers for connecting calls through these lines, to the extent these costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases in particular international markets, however, the Company intends to reduce its use of variable usage arrangements and, to the extent feasible and cost-justified, enter into fixed leasing arrangements on a longer-term basis and/or construct or acquire additional transmission facilities of its own. To the extent the Company enters into such fixed arrangements and/or increases its owned transmission facilities and incorrectly projects traffic volume in particular markets, it would experience higher fixed costs without any concomitant increase in revenue. See "-- Substantial Government Regulation" and "Business -- Government Regulation."

     The Company owns IRUs in, and has other access rights to, a number of undersea fiber optic cable systems, and the acquisition of additional IRUs in, and other access rights to, undersea fiber optic cable transmission lines is a key element of the Company's business strategy. Because undersea fiber optic lines typically take several years to plan and construct, international long distance service providers generally make investments based on forecasts of anticipated traffic. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive investments by the Company in undersea cable and disproportionately high fixed expenses. The Company will be subject to similar risks with respect to its decisions to invest in and acquire satellite earth stations. The Company generally does not control the planning or construction of undersea fiber optic cable transmission lines, and must seek access to such facilities through partial ownership positions or through lease and other access arrangements on negotiated terms that may vary with industry and market conditions. There can be no assurance that undersea fiber optic cable transmission lines will be available to the Company to meet its current and/or projected international traffic volume, or that such lines will be available on satisfactory terms. See "Business -- The Startec Global Network."

DEPENDENCE ON FOREIGN CALL TERMINATION ARRANGEMENTS

     The Company currently offers U.S.-originated international long distance service globally through a network of operating agreements, resale arrangements, transit and refile agreements, and various other foreign termination arrangements. The Company's ability to terminate traffic in its targeted foreign markets is an essential component of its service. The ability to terminate traffic on a cost-effective basis is an essential component of the Company's business plan. Accordingly, the Company is dependent upon its operating agreements and other termination arrangements. The Company's strategy is based on its ability to enter into and maintain: (i) operating agreements with PTTs in countries that have yet to become deregulated so it will be able to terminate traffic in, and receive return traffic from, those countries; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have been deregulated so it will be able to terminate traffic in those countries; and (iii) interconnection agreements with the PTT in each of the countries in which the Company has operating facilities so it will be able to terminate traffic in each such country. Although to date the Company has negotiated and maintained operating agreements and termination arrangements sufficient for its current business and traffic levels, there can be no assurance that the Company will be able to negotiate additional operating agreements or termination arrangements or maintain such existing or additional agreements or arrangements in the future. Cancellation of certain operating agreements or other termination arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the failure to enter into additional operating agreements and termination arrangements could limit the Company's ability to increase its services to its current target markets, gain entry into new markets, or otherwise increase its revenues and control its costs.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISKS

     In the normal course of its business, the Company must record and process significant amounts of data quickly and accurately in order to bill for the services it provides to customers, to ensure that it is properly charged by vendors for services it uses and to achieve operating efficiencies and otherwise manage its growth. Although the Company believes that its current management information systems are sufficient to meet its present demands, these systems have not grown at the same rate as the Company's business and it is anticipated that additional investments in these systems will be needed. There can be no assurance, however, that the Company will not encounter difficulties in the acquisition, implementation, integration and ongoing use of any additional management information systems resources, including possible delays, cost-overruns or incompatibility with the Company's current information systems resources or its business needs. In addition, the LECs currently provide billing services for long distance providers such as the Company, although they are not obligated to do so. As a result, any change in billing practices by the LECs, including termination of billing services for long distance providers, may disrupt the Company's operations and materially and adversely affect its business, results of operations and financial condition. See "Business -- Management Information and Billing Systems."

     A significant percentage of the software that runs many computer systems relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail to properly interpret these two-digit date codes, misinterpreting "00" as the year 1900 rather than 2000, which could result in processing errors or system failures. The Company's management is currently in the process of assessing the nature and extent of the potential impact of the Year 2000 issue on its systems and applications, including its billing, credit and call tracking systems, and intends to take steps to prevent failures in its systems and applications relating to Year 2000. Although many of the Company's operating systems are relatively new and have been certified to the Company as being Year 2000 compliant, there can be no assurance that the Company's systems will not be adversely affected by the Year 2000 issue. In addition, computers used by the Company's vendors providing services to the Company or computers used by the Company's customers that interface with the Company's computer systems may have Year 2000 problems, any of which may adversely affect the ability of those vendors to provide services to the Company, or in the case of the Company's carrier customers, to make payments to the Company. If any of such systems fails or experiences processing errors, such failures or errors may disrupt or corrupt the Company's systems. The Company is in the initial stages of verifying the Year 2000 compliance efforts of the third parties with which the Company's computer systems interface. Although management has not yet finalized its analysis, it does not expect that the costs to properly address the Year 2000 issue will have a material adverse effect on its results of operations or financial position. Failure of any of the Company's systems or applications or the failure of, or errors in, the computer systems of its vendors or carrier customers could materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EFFECT OF RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services employing new technologies. Improvements in transmission equipment, the development of switching technology or advances in Internet Telephony allowing the simultaneous transmission of voice, data and video, and the commercial availability of domestic and international switched voice, data and video services at prices lower than comparable services offered by the Company are all possible developments that could adversely affect the Company. The Company's profitability will depend on its ability to anticipate and adapt to rapid technological changes, acquire or otherwise access new technology, and offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to adapt to such technological changes, continue to offer competitive services at competitive prices or obtain new technologies on a timely basis on satisfactory terms or at all. Failure to adapt to rapid technological changes could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH STRATEGIC ALLIANCES, ACQUISITIONS AND INVESTMENTS

     As part of its business strategy, the Company may enter into strategic alliances with, or acquire or make strategic investments in, businesses that it believes are complementary to the Company's current and planned operations. The Company, however, has no present commitments, agreements or understandings with respect to any particular alliance, acquisition or investment. Any future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in such transactions, including those associated with assimilating the operations and personnel of acquired companies, potential disruption of the Company's ongoing business, inability of management to maximize the financial and strategic position of the Company by the successful incorporation of the acquired technology, know-how, and rights into the Company's business, maintenance of uniform standards, controls, procedures and policies, and impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with strategic alliances, investments or acquisitions.

     Expansion through joint ventures may involve additional risks for the Company. The Company may not have a majority or controlling ownership interest in the joint venture entity, may not control the joint venture's board of directors or similar governing authority, and may not otherwise control its operations or assets. There is also a risk that the Company's joint venture partner or partners may have economic, business or legal interests or goals that are not consistent with those of the joint venture or the Company, or that such goals will diverge over time. In addition, there is a risk that a joint venture partner may be unable to meet its economic or other obligations to the joint venture, in which case it may become necessary for the Company to fulfill those obligations.

     Further, if the Company were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration given by the Company consists of cash, the Company may incur Indebtedness or use a substantial portion of its available cash to consummate such transactions. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. The financial impact of acquisitions, investments and strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of its management team and technical, marketing and customer service personnel including, in particular, Ram Mukunda, President, Chief Executive Officer and Treasurer, and Prabhav V. Maniyar, Senior Vice President, Chief Financial Officer and Secretary, of the Company. Messrs. Mukunda and Maniyar have employment agreements with the Company. See "Management -- Employment Agreements." The Company maintains "key man" life insurance on Mr. Mukunda.

     The Company's success also depends on its ability to attract and retain additional qualified management, technical, marketing and customer service personnel. Competition for qualified employees in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to the Company. The process of locating personnel with the combination of skills and attributes required to implement the Company's strategies is often lengthy, and there can be no assurance that the Company will be successful in attracting and retaining such personnel, especially management personnel and personnel for foreign offices. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's operations, its ability to implement its business strategies, and its efforts to expand. Any such event could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management."

CONTROL OF COMPANY BY CURRENT STOCKHOLDERS

     As of July 31, 1998, the executive officers and directors of the Company beneficially owned 4,038,491 shares of Common Stock, representing approximately 45.2% of the outstanding shares Common Stock, including options to purchase an aggregate of 10,000 shares of Common Stock. Of these amounts, Mr. Mukunda beneficially owns 3,579,675 shares of Common Stock. The Company's executive officers and directors as a group, or Mr. Mukunda, acting individually, will be able to exercise significant influence over such matters as the election of the directors of the Company and other fundamental corporate transactions such as mergers, asset sales and the sale of the Company. See "Principal Stockholders" and "Description of Capital Stock."

RISKS RELATED TO USE OF STARTEC NAME

     Certain other telecommunications companies and related businesses use names or hold registered trademarks that include the word "star." In addition, several other companies in businesses that the Company believes are not telecommunications-related use variations of the "star-technology" word combination (e.g., Startek and Startech). Although the Company holds a registered trademark for "STARTEC," there can be no assurance that its continued use of the STARTEC name will not result in litigation brought by companies using similar names or, in the event the Company should change its name, that it would not suffer a loss of goodwill. Further, the Company has filed for federal registration of the trademark "Startec Global Communications Corporation." Although no guarantee can be made that this application will be successful and mature into a federal trademark registration, the established rights in and registration of STARTEC provides the basis for expanding the trademark rights to include the supplemental terms "Global Communications Group."

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

     The Exchange Notes are new securities for which there is currently no market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes through Nasdaq. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. The Initial Purchasers, however, are not obligated to do so, and any market making may be discontinued at any time without notice. In addition, such market-making activities may be limited during the pendency of the Exchange Offer and during the effectiveness of any Registration Statement.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") Market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes that remain outstanding after the Exchange Offer could be adversely affected.

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. See "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement, the Company is obligated to file with the Commission, subject to the provisions described below, the Exchange Offer Registration Statement on an appropriate form permitting the Exchange Notes to be offered in exchange for the Transfer Restricted Securities (as defined below) and to permit resales of Exchange Notes held by broker-dealers as contemplated by the Registration Rights Agreement. The Registration Rights Agreement provides that, unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will (i) file the Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Commission within 150 days after the Closing Date, (iii) (A) file all pre-effective amendments to such Exchange Offer Registration Statement as may be necessary in order to cause such Exchange Offer Registration Statement to become effective, (B) file, if applicable, a post-effective amendment to such Exchange Offer Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualifications of the Exchange Notes to be made under the blue sky laws of such jurisdictions as are necessary to permit consummation of the Exchange Offer and (iv) use its reasonable best efforts to cause the Exchange Offer to be consummated on or prior to 30 days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission.

     For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note has been properly tendered for exchange (and accepted by the Company) by a person other than a broker-dealer for Exchange Notes pursuant to the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of such Old Note for one or more Exchange Notes, the date on which such Exchange Notes are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is eligible for distribution to the public pursuant to Rule 144 under the Securities Act.

     Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that, in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Holders of Old Notes that desire to exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in, nor does it intend to engage in, nor does it have an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     The  Company  has agreed to pay all expenses incident to the Exchange Offer
and   will   indemnify  the  Initial  Purchasers  against  certain  liabilities, including liabilities under the Securities Act.

     If  (i)  the  Company  is  not  permitted  to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any holder of Transfer Restricted Securities that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) notifies the Company at least 20 business days prior to the consummation of the Exchange Offer that (a) applicable law or Commission policy prohibits the Company from participating in the Exchange Offer, (b) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder or (c) such holder is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, (iii) the Exchange Offer is not for any other reason consummated by
     , 1998 or (iv) the Exchange Offer has been completed and in the opinion of counsel for the Initial Purchasers, a registration statement must be filed and a prospectus must be delivered by the Initial Purchasers in connection with any offering or sale of Transfer Restricted Securities, the Company will use its reasonable best efforts to: (A) file a Shelf Registration Statement within 60 days of the earliest to occur of (i) through (iv) above and (B) cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 150th day after such obligation arises. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended to ensure that it is available for resales of Old Notes by the holders of Transfer Restricted Securities entitled to this benefit and to ensure that such Shelf Registration Statement conforms and
continues   to   conform  with  the  requirements  of  the  Registration  Rights
Agreement, the Securities Act and the policies, rules and regulations of the Commission, as announced from time to time, until the second anniversary of the Closing Date; provided, however, that during such two-year period the holders may be prevented or restricted by the Company from effecting sales pursuant to the Shelf Registration Statement as more fully described in the Registration Rights Agreement. A holder of Old Notes that sells its Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution obligations).

     If  (i)  the  Company  fails  to  file  with  the  Commission  any  of  the registration statements required by the Registration Rights Agreement on or before the date specified therein for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been consummated within 30 days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), additional cash interest ("Liquidated Damages") shall accrue to each holder of the Old Notes commencing upon the occurrence of such Registration Default in an amount equal to .50% per annum of the principal amount of Old Notes held by such holder. The amount of Liquidated Damages will increase by an additional .50% per annum of the principal amount of Old Notes with respect to each subsequent 90-day period (or portion thereof) until all Registration Defaults have been cured, up to a maximum rate of Liquidated Damages of 1.50% per annum of the principal amount of Old Notes. All accrued Liquidated Damages will be paid to holders by the Company in the same manner as interest is paid pursuant to the Indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of Liquidated Damages with respect to such Transfer Restricted Securities will cease.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the Registration

Rights Agreement, a copy of which has been filed with the Commission as an exhibit to Exchange Offer Registration Statement of which this Prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue up to $160,000,000 aggregate principal amount of Exchange Notes in exchange for up to $160,000,000 aggregate principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     The form and terms of the Exchange Notes will be identical in all material respect to the form and terms of the Old Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the Exchange Notes will be, issued, such that all outstanding Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $160,000,000 aggregate principal amount of the Old Notes was outstanding. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commission or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS AND AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on , 1998, unless the Company, in its sole discretion, extends the Exchange
Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral (promptly confirmed in writing) or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any conditions set forth below under "-- Conditions to Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to such registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "-- Conditions to Exchange Offer."

     If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the Exchange Notes for, any Old Notes, or is unable to accept for exchange of, or issue Exchange Notes for, any Old Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Old Notes tendered, and such Old Notes may not be withdrawn except as otherwise provided below in "-- Withdrawal of Tenders." The adoption by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the Exchange Notes, for any Old Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Old Notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

PROCEDURES FOR TENDERING

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holders must comply with the guaranteed delivery procedures described below under "-- Guaranteed Delivery Procedures."

     Any financial institution that is a participant in the Depository's Book-Entry Transfer facility system may make book-entry delivery of the Old Notes by causing the Depository to transfer such Old Notes into the Exchange Agent's account in accordance with the Depository's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depository, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received and confirmed by the Exchange Agent at its addresses set forth under "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date.

DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOM-

MENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner of the Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes either make appropriate arrangements to register ownership of the Old Notes in such owner's name (to the extent permitted by the Indenture) or obtain a properly completed assignment from the registered holder. The transfer of registered ownership may take considerable time.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Old Notes) or if delivery of the Old Notes is to be made to a person other than the registered holder, such Exchange Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered holder's name appears on such Old Notes with the signature on the Old Notes or the bond power guaranteed by an Eligible Institution (as defined below).

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities
Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of the foregoing an "Eligible Institution").

     If the Letter of Transmittal or any Old Notes or assignments are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes, the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes which are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions to Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder of the Old Notes in connection with the Exchange Offer are being acquired by the holder in the ordinary course of business of the holder, (ii) the holder has no arrangement or understanding with any person to participate in the distribution of Exchange Notes, (iii) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) the holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Old Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and (v) the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the holder is required to acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

RETURN OF OLD NOTES

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's system may make book-entry delivery of Old Notes by causing the Depository to transfer such Old Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes (or complete the procedures for book-entry transfer), the Letters of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) the tender is made through an Eligible Institution;

     (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof) together with the certificate(s) representing the Old Notes in proper form (or transfer for a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Old Notes delivered electronically), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depository of Old Notes delivered electronically), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to the holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers (if applicable) and principal amount of such Old Notes), and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company or there shall have occurred any material adverse development in any existing action or proceeding with respect to the Company or any of its Subsidiaries; or

     (b) there shall have been any material change, or development involving a prospective change, in the business or financial affairs of the Company or any of its Subsidiaries which, in the reasonable judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the judgment of the Company, could reasonably be expected to materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (d) any governmental approval which the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby shall have not been obtained.

     If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. Holders may have certain rights and remedies against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer, notwithstanding a failure of the conditions stated above. See "Description of Notes." Such conditions are not intended to modify those rights or remedies in any respect.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in the Company's reasonable discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION OF REGISTRATION RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Old Notes eligible to participate in this Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify the holders (including any broker-dealers) and certain parties related to the holders against certain liabilities (including liabilities under the Securities Act),
(ii) to provide, upon the request of any holder of any transfer-restricted Old Notes, certain information in order to permit resales of such Old Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement this Prospectus in order to permit this Prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as is necessary to comply with applicable law in connection with any resale of the Exchange Notes; provided, however, that such period shall not exceed 180 days after the Exchange Offer has been consummated. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. All questions and requests for assistance as well as correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                           FIRST UNION NATIONAL BANK
                                  Michael Klotz
                     First Union Customer Information Center
                      Corporate Trust Operations -- NC1153
                         1525 West W.T. Harris Blvd. 3C3
                           Charlotte, N.C. 28288-1153
                             Telephone: 704-590-7408
                                Fax: 704-590-7628

     Requests   for   additional  copies  of  this  Prospectus,  the  Letter  of
Transmittal or the Notice of Guaranteed Delivery should be directed to the Exchange Agent.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $375,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder of Old Notes.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Notes.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered in the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount at maturity, the form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and
(ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Old Notes surrendered in exchange for Old Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds of the Old Notes Offering were approximately $154.4 million after deducting discounts, commissions and expenses payable by the Company. The Company used or intends to use the net proceeds from the Old Notes Offering as follows: (i) approximately $52.4 million was used to acquire the Pledged Securities, which provides funds for the first six interest payments on the Notes; and (ii) approximately $102.0 million will be used to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, investments in and the acquisition of satellite earth stations.

     During 1998, the Company plans to install a new international gateway switch in Los Angeles and redeploy its Washington, D.C. switch to Chicago, where it will serve as a domestic switch. In addition, the Company plans to acquire (i) six additional switches during 1998 to be deployed during 1998 and early 1999 in Chile, France, Germany, Japan, the Netherlands and the United Kingdom; (ii) nine additional switches during 1999 to be deployed during 1999 and early 2000 in Australia, Belgium, Canada (two), Hong Kong, Italy, Mexico, Switzerland and Uganda; and (iii) four additional switches in 2000 to be deployed during 2000 and early 2001 in Argentina, Brazil, India and Singapore. The Company also intends to invest in domestic land-based fiber optic cable facilities linking the East Coast and West Coast of the United States, and undersea fiber optic transmission facilities linking North America with Europe, the Pacific Rim, Asia and Latin America. Moreover, the Company plans to invest in or acquire two satellite earth stations during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, points-of-presence and other network equipment to alternate locations from what is outlined above. The Company's business strategy contemplates aggregate expenditures (including capital expenditures, working capital and other general corporate purposes) of approximately $165.8 million through December 31, 2000. Of such amount, the Company intends to use approximately $152.8 million (including $5.8 million which has already been allocated to purchase the Los Angeles switch) to fund capital expenditures to expand and develop the Company's network. Consequently, after taking into account the net proceeds to the Company of the Old Notes Offering, together with the Company's cash on hand and anticipated cash from operations, the Company expects that it will need approximately $40.0 million of additional financing to complete its capital spending plan through the end of 2000. Although the Company believes that it should be able to obtain this required financing from traditional lending sources, such as bank lenders, asset-backed financiers or equipment vendors, there can be no assurance that the Company will be successful in arranging such financing on terms it considers acceptable or at all. In the event that the Company is unable to obtain additional financing, it will be required to limit or curtail its expansion plans. See "Risk Factors - Future Capital Needs;
Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Old Notes Offering."


     The Company regularly reviews opportunities to further its business strategy through strategic alliances with, investment in, or acquisitions of businesses that it believes are complementary to the Company's current and planned operations. The Company, however, has no present commitments, agreements or understandings with respect to any particular strategic alliance, acquisition or investment. The Company's ability to consummate strategic alliances and acquisitions, and to make investments that may be of strategic significance to the Company, may require the Company to obtain additional debt and/or equity financing. There can be no assurance that the Company will be successful in arranging such financing on terms it considers acceptable or at all.

                       SELECTED FINANCIAL AND OTHER DATA

     The following table presents selected financial and other data of the Company as of and for the fiscal years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and as of and for the six months ended June 30, 1998. The historical financial data as of and for the fiscal years ended December 31, 1994, 1995, 1996 and 1997 has been derived from the financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of and for the fiscal year ended December 31, 1993, for the six months ended June 30, 1998 has been derived from the Company's unaudited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The following information should be read in conjunction with the Company's financial statements and notes thereto presented elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                FISCAL YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------
                                                     1993       1994       1995         1996         1997
                                                 ----------- --------- ------------ ------------ ------------
                                                         (IN THOUSANDS, EXCEPT RATIOS AND OTHER DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues ..................................  $  3,288    $5,108     $ 10,508     $ 32,215     $ 85,857
 Cost of services ..............................     3,090     4,701        9,129       29,881       75,783
                                                  --------    ------     --------     --------     --------
   Gross margin ................................       198       407        1,379        2,334       10,074
 General and administrative expenses ...........     1,491     1,159        2,170        3,996        6,288
 Selling and marketing expenses ................       232        91          184          514        1,238
 Depreciation and amortization .................        85        90          137          333          451
                                                  --------    ------     --------     --------     --------
   Income (loss) from operations ...............    (1,610)     (933)      (1,112)      (2,509)       2,097
 Interest expense ..............................        71        70          116          337          762
 Interest income ...............................        13        24           22           16          313
                                                  --------    ------     --------     --------     --------
  Income (loss) before income tax provision.....    (1,668)     (979)      (1,206)      (2,830)       1,648
 Income tax provision ..........................        --        --           --           --           29
                                                  --------    ------     --------     --------     --------
   Net income (loss) ...........................  $ (1,668)   $ (979)    $ (1,206)    $ (2,830)    $  1,619
                                                  ========    ======     ========     ========     ========
OTHER FINANCIAL DATA:
 EBITDA(1) .....................................  $ (1,525)   $ (843)    $   (975)    $ (2,176)    $  2,548
 Capital expenditures ..........................        45        44          200          520        3,881
 Ratio of earnings to fixed charges(2) .........        --        --           --           --         3.12x
OTHER DATA:
 Residential customers .........................     4,549     6,329       10,675       27,797       71,583
 Carrier customers .............................        --        --            7           27           34
 Number of employees (full- and part-time at
   period end) .................................        29        31           41           54          124



                                                     SIX MONTHS ENDED
                                                         JUNE 30,
                                                 -------------------------
                                                     1997         1998
                                                 ------------ ------------
                                                   (IN THOUSANDS, EXCEPT
                                                      RATIOS AND OTHER
                                                           DATA)
STATEMENT OF OPERATIONS DATA:
 Net revenues ..................................   $ 28,836     $ 63,353
 Cost of services ..............................     25,250       54,485
                                                   --------     --------
   Gross margin ................................      3,586        8,868
 General and administrative expenses ...........      2,461        6,852
 Selling and marketing expenses ................        306        1,761
 Depreciation and amortization .................        214          708
                                                   --------     --------
   Income (loss) from operations ...............        605         (453)
 Interest expense ..............................        252        2,577
 Interest income ...............................          5        1,302
                                                   --------     --------
  Income (loss) before income tax provision.....        358       (1,728)
 Income tax provision ..........................          7           30
                                                   --------     --------
   Net income (loss) ...........................   $    351     $ (1,758)
                                                   ========     ========
OTHER FINANCIAL DATA:
 EBITDA(1) .....................................   $    819     $    255
 Capital expenditures ..........................        184        5,672
 Ratio of earnings to fixed charges(2) .........       2.37x          --
OTHER DATA:
 Residential customers .........................     43,700       93,500
 Carrier customers .............................         32           55
 Number of employees (full- and part-time at
   period end) .................................         72          266


                                                                        AS OF DECEMBER 31,
                                                    ----------------------------------------------------------  AS OF JUNE 30,
                                                        1993        1994        1995        1996       1997          1998
                                                    ----------- ----------- ----------- ----------- ---------- ---------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents ........................  $    194    $    257    $    528    $    148    $26,114       $120,121
 Total assets .....................................     1,176       1,954       4,044       7,327     51,530        215,275
 Long-term obligations (including capital leases),
   net of current maturities ......................       248           6         361         646        461        158,183
 Stockholders' equity (deficit) ...................    (1,824)     (2,803)     (3,259)     (6,089)    31,590         32,271

----------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statement of income or cash flow data computed in accordance with GAAP or as a measure of a company's results of operations or liquidity. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company nevertheless believes that investors consider it a useful measure in assessing a company's ability to incur and service indebtedness.

(2) For purposes of calculating the ratio of earnings to fixed charges, "earnings" are defined as income (loss) before income tax provision plus fixed charges. Fixed charges consist of interest expense, amortization of deferred debt financing costs and the estimated interest portion of rental payments on operating leases. Earnings were inadequate to cover fixed charges for the fiscal years ended December 31, 1993, 1994, 1995, 1996 and the six months ended June 30, 1998 by approximately $1.7 million, $1.0 million, $1.2 million, $2.8 million, and $1.7 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto presented elsewhere in this
Prospectus. Certain information contained below and elsewhere in this Prospectus, including information regarding the Company's plans and strategy for its business, are forward-looking statements. See "Note Regarding Forward-Looking Statements."


OVERVIEW

     Startec Global is a rapidly growing, facilities based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company's annual revenues have increased more than eight-fold over the last three years from approximately $10.5 million for the year ended December 31, 1995 to approximately $85.9 million for the year ended December 31, 1997. The number of the Company's residential customers increased from 10,675 customers as of December 31, 1995 to 93,500 customers as of June 30, 1998.

     The Company was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. The Company currently originates traffic that terminates in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America.

     In order to achieve economies of scale in its network operations and balance its residential international traffic, the Company, in late 1995, began marketing its excess network capacity to international carriers seeking competitive rates and high quality capacity. Since initiating its international wholesale services, the Company has expanded its number of carrier customers to 55 at June 30, 1998.

     A key component of the Company's strategy is to build its own global network, which will allow it to originate, transmit and terminate a substantial portion of its calls utilizing network capacity the Company manages. The facilities currently owned by the Company only provide a cost advantage with respect to traffic origination costs. The Company anticipates that this network expansion will allow it to achieve a per-minute cost advantage. As the Company transitions from leasing to owning or managing its facilities, the Company's management believes economies in the per-minute cost of a call will be realized, while fixed costs will increase. The Company realizes a per-minute cost savings when it is able to originate calls on-net. For the year ended December 31, 1997 and the six months ended June 30, 1998, approximately 60% and 65%, respectively, of the Company's residential revenues were originated on-net. As a higher percentage of calls are originated, transmitted and terminated on the Company's own facilities, per-minute costs are expected to decline, predicated on call traffic volumes.

     Revenues for telecommunication services are recognized as those services are rendered, net of an allowance for revenue that the Company estimates will ultimately not be realized. Revenues for return traffic received according to the terms of the Company's operating agreements with foreign PTTs, as described below, are recognized as revenue as the return traffic is received and processed. There can be no assurance that traffic will be returned to the United States or what impact changes in future settlement rates, allocations among carriers or levels of traffic will have on net payments made and revenues received and recorded by the Company.

     Substantially all of the Company's revenues for the past three fiscal years and for the six months ended June 30, 1997 and 1998 have been derived from calls terminated outside the United States. The percentages of net revenues attributable to traffic terminating on a region-by-region basis are set forth in the table below.





                                                                               SIX MONTHS ENDED
                                        FISCAL YEAR ENDED DECEMBER 31,             JUNE 30,
                                     ------------------------------------   -----------------------
                                        1995         1996         1997         1997         1998
                                     ----------   ----------   ----------   ----------   ----------
Asia/The Pacific Rim .............       66.4%        43.0%        49.0%        41.9%        46.8%
Middle East/North Africa .........        6.6         25.7         24.7         28.1         20.1
Sub-Saharan Africa ...............        0.3          3.5          7.4          8.2          6.8
Eastern Europe ...................        3.0          8.2          9.3          9.9         10.5
Western Europe ...................       15.7          5.5          2.2          3.1          2.1
North America ....................        4.7         11.5          4.0          5.4          4.5
Other ............................        3.3          2.6          3.4          3.4          9.2
                                        -----        -----        -----        -----        -----
   Total .........................      100.0%       100.0%       100.0%       100.0%       100.0%
                                        =====        =====        =====        =====        =====


     The Company's cost of services consists of origination, transmission and termination expenses. Origination costs include the amounts paid to LECs, and, in areas where the Company does not have its own network facilities, to other telecommunication network providers for originating calls ultimately carried to the Company's switches. Transmission expenses are fixed month-to-month payments associated with capacity on domestic and international leased lines, satellites and undersea fiber optic cables. Leasing this capacity subjects the Company to price changes that are beyond the Company's control and to transmission costs that are higher than transmission costs on the Company's owned network. As the Company builds its own transmission capacity, the risks associated with price fluctuations and the relative costs of transmission are expected to decrease; however, fixed costs will increase. When billing disputes between the Company and other telecommunication network providers arise, the Company accrues the full amount in dispute within cost of services and, upon resolution, only the amount actually agreed upon is treated by the Company as a "credit" to cost of services. The Company's experience to date has been that the resolution of such disputes occurs primarily in the fourth quarter of each year, and, therefore, the related adjustments to cost of services may have a disproportionate impact on its fourth quarter results of operations. Accordingly, adjustments to the Company's cost of services arising from the resolution of billing disputes with other telecommunication network providers may have a positive impact on gross margins in any particular year.

     Termination expenses consist of variable per minute charges paid to foreign PTTs and alternative carriers to terminate the Company's international long-distance traffic. Among its various foreign termination arrangements, the Company has entered into operating agreements with a number of foreign PTTs, under which international long distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the FCC, whereby traffic from the foreign country to the United States is routed through U.S.-based international carriers such as the Company in the same proportion as traffic carried into the foreign country from the United States ("return traffic"). Mutually exchanged traffic between the Company and foreign carriers is reconciled through a formal settlement arrangement at agreed upon rates. The Company records the amount due to the foreign PTT as an expense in the period the traffic is terminated. When the Company receives return traffic in a future period, the Company generally realizes a higher gross margin on the return traffic as compared to the lower margin on the outbound traffic. Revenue recognized from return traffic was approximately $2.0 million, $1.1 million, $1.4 million and $706,000, or 19%, 3%, 2% and 1% of net revenues in 1995, 1996, 1997 and for the six months ended June 30, 1998, respectively. There can be no assurance that traffic will be delivered back to the United States or that changes in future settlement rates, allocations among carriers or levels of traffic will not adversely affect net payments made and revenues received by the Company.

     In addition to operating agreements, the Company utilizes alternative termination arrangements offered by third party vendors. The Company seeks to maintain vendor diversity for countries where traffic volume is high. These vendor arrangements provide service on a variable cost basis subject to volume. These prices are subject to changes, generally upon seven days' notice.

     As the international telecommunications marketplace has been deregulated, per-minute prices have fallen and, as a consequence, related per-minute costs for these services have also fallen. As a result, the Company has not been adversely affected by price reductions, although there can be no assurance that this will continue. The Company expects selling, general and administrative costs to increase as it develops its infrastructure to manage higher business volume.

     The Company expects to incur negative EBITDA and significant operating losses and net losses for the next several years as it incurs additional costs associated with the development and expansion of its network, the expansion of its marketing programs, its entry into new markets and the introduction of new telecommunications services, and, in the case of net losses, as a result of the interest expense associated with its financing activities.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data as a percentage of net revenues:





                                                                                                 SIX MONTHS
                                                    FISCAL YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                                ---------------------------------------   -------------------------
                                                    1995          1996          1997          1997          1998
                                                -----------   -----------   -----------   -----------   -----------
Net revenues ................................      100.0%        100.0%         100.0%        100.0%       100.0%
Cost of services ............................       86.9          92.8           88.3          87.6         86.0
                                                   -----         -----          -----         -----        -----
 Gross margin ...............................       13.1           7.2           11.7          12.4         14.0
General and administrative expenses .........       20.7          12.4            7.3           8.5         10.8
Selling and marketing expenses ..............        1.8           1.6            1.4           1.1          2.8
Depreciation and amortization ...............        1.3           1.0            0.5           0.7          1.1
                                                   -----         -----          -----         -----        -----
 Income (loss) from operations ..............      (10.7)        ( 7.8)           2.5           2.1        ( 0.7)
Interest expense ............................      ( 1.1)        ( 1.1)         ( 0.9)        ( 0.9)       ( 4.1)
Interest income .............................        0.2           0.1            0.3            --          2.1
                                                   -----         -----          -----         -----        -----
 Income (loss) before income tax provi-
   sion .....................................      (11.6)        ( 8.8)           1.9           1.2        ( 2.7)
Income tax provision ........................         --            --             --            --        ( 0.1)
                                                   -----         -----          -----         -----        -----
 Net income (loss) ..........................      (11.6)%       ( 8.8)%          1.9%          1.2%       ( 2.8)%
                                                   =====         =====          =====         =====        =====


SIX MONTH PERIOD ENDED JUNE 30, 1998 COMPARED TO SIX MONTH PERIOD ENDED JUNE 30, 1997

     Net Revenues. Net revenues for the six months ended June 30, 1998 increased approximately $34.6 million or 120.1 percent, to approximately $63.4 million from $28.8 million for the six months ended June 30, 1997. Residential revenue increased in comparative periods by approximately $13.7 million or
130.5 percent, to approximately $24.2 million for the six months ended June 30, 1998 from approximately $10.5 million in the six months ended June 30, 1997. The increase in residential revenue is due to an increase in the number of residential customers to over 93,500 as of June 1998 from approximately 43,700 as of June 1997. Carrier revenue for the six months period ended of June 30, 1998 increased approximately $20.9 million or 114.2 percent, to approximately $39.2 million from approximately $18.3 million for the six months ended June 30, 1997. The increase in carrier revenues is due to the execution of the Company's strategy to optimize its capacity on its facilities, which has resulted in sales to new carrier customers and increased sales to existing carrier customers.

     Gross Margin. Gross margin increased by approximately $5.3 million to $8.9 million for the six month period ended June 30, 1998 from $3.6 million for the six month period ended June 30, 1997. Gross margin improved as a percentage of net revenues for the six-month period ended June 30, 1998 to

14.0 percent from 12.4 percent for the six-month period ended June 30, 1997. Gross margin for the six-month period ended June 30, 1998 improved due to an increase in the traffic originated on the Company's own network and improved termination costs.

     General and Administrative. General and administrative expenses for the six month period ended June 30, 1998 increased 176 percent to approximately $6.9 million from $2.5 million for the six month period ended June 30, 1997. As a percentage of net revenues, general and administrative expenses increased to
10.8 percent from 8.5 percent for the respective periods. The increase in dollar amounts was primarily due to an increase in personnel to 266 at June 30, 1998 from 73 at June 30, 1997, and to a lesser extent, an increase in billing processing fees.

     Selling and Marketing. Selling and marketing expenses for the six month period ended June 30, 1998 increased 488.2 percent to approximately $1.8 million from approximately $306,000 for the six month period ended June 30, 1997. As a percentage of net revenues, selling and marketing expenses increased to 2.8 percent from 1.1 percent for the respective periods. The increase in dollar amounts is primarily due to Company's efforts to market to new, and increased efforts to market to existing, customer groups.

     Depreciation and Amortization. Depreciation and amortization expenses for the six month period ended June 30, 1998 increased to approximately $708,000 from $214,000 for the six month period ended June 30, 1997, primarily due to increases in capital expenditures pursuant to the Company's strategy of expanding its network infrastructure.

     Interest. Interest expense for the six month period ended June 30, 1998 increased to approximately $2.6 million from $252,000 for the six month period ended June 30, 1997, as a result of the Old Notes Offering. The Company also recorded interest income of approximately $1.3 million for the six-month period ended June 30, 1998 as a result of the investing the offering proceeds.

     Net Loss. Net loss was approximately $1.8 million for the six month period ended June 30, 1998 as compared to a net income of approximately $351,000 in for the six month period ended June 30, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenues for the year ended December 31, 1997 increased approximately $53.7 million or 166.8%, to approximately $85.9 million from $32.2 million for the year ended December 31, 1996. Residential revenue increased in comparative periods by approximately $16.6 million or 138.3%, to approximately $28.6 million for the year ended December 31, 1997 from approximately $12.0 million in 1996. The increase in residential revenue was due to an increase in residential customers to over 71,500 at December 31, 1997 from approximately 27,800 at December 31, 1996. Carrier revenue for the year ended December 31, 1997 increased approximately $37.1 million or 183.7%, to approximately $57.3 million from approximately $20.2 million for the year ended December 31, 1996. The increase in carrier revenues was due to the execution of the Company's strategy to optimize capacity on its facilities, which resulted in sales to additional carrier customers and increased sales to existing carrier customers.

     Gross margin increased approximately $7.7 million to approximately $10.0 million for the year ended December 31, 1997 from approximately $2.3 million for the year ended December 31, 1996. Gross margin improved as a percentage of net revenues for the year ended December 31, 1997 to 11.7% from 7.2% for the year ended December 31, 1996. The gross margin on residential revenue increased to approximately 14.9% for the year ended December 31, 1997 from approximately 10.1% for the year ended December 31, 1996, due to an increase in the percentage of residential traffic originated on-net and improved termination costs. In the year ended December 31, 1997, 59.8% of residential traffic originated on-net as compared to 44.9% for the year ended December 31, 1996.

     The reported gross margin for the years ended December 31, 1997 and December 31, 1996 included the effect of accrued disputed charges of approximately $67,000 and $1.4 million, respectively, which represented less than 1% and 5% of reported net revenues, respectively.

     General and administrative expenses for the year ended December 31, 1997 increased approximately $2.3 million or 57.5% to approximately $6.3 million from $4.0 million for the year ended December 31, 1996. As a percentage of net revenues, general and administrative expenses declined to 7.3% from 12.4% for the respective periods. The increase in dollar amounts was primarily due to an increase in personnel to 124 at December 31, 1997 from 54 at December 31, 1996, and to a lesser extent, an increase in billing processing fees as a result of the increased residential customer base.

     Selling and marketing expenses for the year ended December 31, 1997 increased approximately $686,000 or 133.5% to approximately $1.2 million from approximately $514,000 for the year ended December 31, 1996. As a percentage of net revenues, selling and marketing expenses declined to 1.4% from 1.6% in the respective periods. The increase in dollar amounts was primarily due to the Company's efforts to market to new customer groups.

     Depreciation and amortization expenses for the year ended December 31, 1997 increased to approximately $451,000 from approximately $333,000 for the year ended December 31, 1996, primarily due to increases in capital expenditures pursuant to the Company's strategy of expanding its network infrastructure.

     Interest expense for the year ended December 31, 1997 increased to approximately $762,000 from $337,000 for the year ended December 31, 1996, as a result of additional debt incurred by the Company to fund expansion and working capital needs.

     Net income was approximately $1.6 million in 1997 as compared to a net loss of approximately $2.8 million in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net revenues for the year ended December 31, 1996 increased approximately $21.7 million or 206.7%, to approximately $32.2 million from $10.5 million for the year ended December 31, 1995. Residential revenue increased in comparative periods by approximately $6.6 million or 122.2%, to approximately $12.0 million in 1996 from $5.4 million in 1995. The increase in residential revenue was due to a concerted effort to expand marketing to the West Coast and to target additional ethnic communities such as the Middle Eastern, Philippine, and Russian communities. The Company's residential customer base grew to 27,797 customers as of December 31, 1996 from 10,675 customers as of December 31, 1995. Carrier revenue increased approximately $15.1 million or 296.1% to $20.2 million in 1996 from $5.1 million in 1995. This growth was a result of the Company's strategy to optimize network utilization by offering its services to other carriers. In this regard, the Company was successful in expanding its marketing and increased sales to first and second-tier carriers. Return traffic decreased to approximately $1.1 million in 1996 from $2.0 million in 1995. Net revenues in 1995 reflect the receipt of previously undelivered return traffic revenues to the Company.

     Gross margin increased approximately $900,000 to $2.3 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995. Gross margin declined as a percentage of net revenues to approximately 7.2% for the year ended December 31, 1996 from 13.1% for the year ended December 31, 1995. The gross margin on residential revenue decreased to approximately 10.1% in 1996 from 10.4% in 1995 due to initial expenses associated with the entry into new markets. As a result of the expansion into additional ethnic markets and new geographic areas, on-net origination declined to approximately 44.9% in 1996, as compared to 62.7% in 1995. The relative decrease in on-net originated traffic was due to customer base growth prior to the expansion of owned or managed facilities. The gross margin on carrier revenue, excluding return traffic, increased to approximately negative 0.02% in 1996 from negative 36.9% in 1995.

     General and administrative expenses for the year ended December 31, 1996 increased approximately $1.8 million, or 81.8%, to $4.0 million from $2.2 million for the year ended December 31, 1995. As a percentage of net revenues, general and administrative expenses declined to approximately 12.4% from 20.7% for the respective periods. The increase in dollar amounts was primarily due to increased third party billing and collection fees of approximately $349,000 to support higher calling volume; increased personnel expenses to $1.5 million in 1996 from $1.1 million in 1995 as a result of new hires; and bad debt losses of approximately $529,000 attributable to the bankruptcy of one former customer.

     Selling and marketing expenses for the year ended December 31, 1996 increased to approximately $514,000 from approximately $184,000 for the year ended December 31, 1995. As a percentage of net revenues, selling and marketing expenses declined to 1.6% from 1.8% in the respective periods. The increase in dollar amounts was attributable to the Company's efforts to enter additional ethnic markets and new geographic areas.

     Depreciation and amortization expenses grew to approximately $333,000 in 1996 from $137,000 in 1995, primarily due to increased capital expenditures.

     Interest expense increased to approximately $337,000 for 1996 from $116,000 in 1995, primarily due to increased borrowings under a credit facility to support growth in accounts receivable, and to a lesser extent, increased borrowings from related and other parties.

     The Company experienced a net loss of approximately $2.8 million in 1996 compared to a net loss of $1.2 million in 1995.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial data for each of the quarters in the years ended December 31, 1996 and 1997, and for the first two quarters of 1998. This quarterly information has been derived from and should be read in conjunction with the Company's financial statements and the notes thereto, and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments except as discussed in Notes
(1), (2) and (3) below) necessary for a fair presentation of the information. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                      QUARTERS ENDED
                              -----------------------------------------------------------------------------------------------
                                                  1996                                       1997                     1998
                              -------------------------------------------- ---------------------------------------- ---------
                               MAR. 31    JUNE 30    SEPT. 30    DEC. 31    MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31
                              --------- ----------- ---------- ----------- --------- --------- ---------- --------- ---------
                                                                      (IN THOUSANDS)
Net revenues(1) .............  $4,722     $ 8,485    $ 7,652    $ 11,356    $12,372   $16,464   $25,757    $31,264   $29,891
Cost of services(2) .........   4,467       7,922      6,763      10,729     10,765    14,485    22,668     27,865    25,655
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Gross margins (2)(3)(1).....     255         563        889         627      1,607     1,979     3,089      3,399     4,236
General and administrative
 expenses(2) ................     595         778      1,370       1,253      1,151     1,310     1,820      2,007     2,691
Selling and marketing ex-
 penses .....................      52         101        166         195        104       202       391        541       648
Depreciation and amortiza-
 tion .......................      52          93         93          95         96       118       140         97       184
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Income (loss) from oper-
   ations ...................    (444)       (409)      (740)       (916)       256       349       738        754       713
Interest expense ............      58          60         80         139        117       135       326        184       153
Interest income .............       5           4          5           2          1         4         9        299       359
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Income (loss) before in-
   come tax provision .......    (497)       (465)      (815)     (1,053)       140       218       421        869       919
Income tax provision ........      --          --         --          --          3         4         8         14        20
                               ------     -------    -------    --------    -------   -------   -------    -------   -------
 Net income (loss) ..........  $ (497)    $  (465)   $  (815)   $ (1,053)   $   137   $   214   $   413    $   855   $   899
                               ======     =======    =======    ========    =======   =======   =======    =======   =======



                                QUARTERS
                                  ENDED
                              ------------
                                  1998
                              ------------
                                 JUNE 30
                              ------------
Net revenues(1) .............   $ 33,462
Cost of services(2) .........     28,830
                                --------
 Gross margins (2)(3)(1).....      4,632
General and administrative
 expenses(2) ................      4,161
Selling and marketing ex-
 penses .....................      1,113
Depreciation and amortiza-
 tion .......................        524
                                --------
 Income (loss) from oper-
   ations ...................     (1,166)
Interest expense ............      2,424
Interest income .............        943
                                --------
 Income (loss) before in-
   come tax provision .......     (2,647)
Income tax provision ........         10
                                --------
 Net income (loss) ..........   $ (2,657)
                                ========

----------
(1) During  the  second  quarter  of  1998, upon receipt of favorable collection
    data,   the   Company   reduced  its  allowance  for  doubtful  accounts  by
    approximately $337,000.

(2) Vendor disputes and other disputed charges resolved in the fourth quarter of 1997 resulted in net credits as estimated by management of approximately $300,000 recognized as lower cost of services and general and administrative expenses.

(3) During the first quarter of 1997, the Company's gross margin improved by approximately $1.0 million over the fourth quarter of 1996. The improvement was due to (i) approximately $500,000 in costs accrued in the fourth quarter of 1996 for disputed vendor obligations as compared to approximately $8,000 in costs accrued during the first quarter of 1997;
    (ii) approximately $400,000 of cost reductions in 1997 resulting from an increase in the utilization of alternative termination options; and (iii) to a lesser extent, an increase in the percentage of residential traffic originated on-net.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity requirements arise from cash used in operating activities, purchases of network equipment and payments on outstanding indebtedness. Prior to the completion of its Initial Public Offering (as defined below), the Company financed its activities through capital lease financings, notes payable from individuals, a credit and billing arrangement with a third party company (since terminated) and a secured revolving line of credit with Signet Bank ("Signet Facility"). The Signet Facility provides for maximum borrowings of up to the lesser of $15 million or 85% of eligible accounts receivable, as defined, thereafter until maturity on December 31, 1999. The Company may elect to pay quarterly interest payments at the prime rate, plus 2%, or the adjusted LIBOR, plus 4%. The Signet Facility required a $150,000 commitment fee to be paid at closing, and a quarterly commitment fee of 0.25% of the unborrowed portion. The Signet Facility is secured by substantially all of the Company's assets. The Signet Facility was amended in connection with the Old Notes Offering and the Reorganization. As of the date hereof, as a result of the Indebtedness incurred in connection with the Old Notes Offering, the Company is not in compliance with certain financial covenants contained in the Amended Credit Facility and is therefore unable to borrow any amounts thereunder.

     The Company completed its initial public offering of 3,277,500 shares of its common stock ("Common Stock") in October 1997 ("Initial Public Offering"), the net proceeds of which (after underwriting discounts, commissions and other professional fees) approximated $35.0 million. The Company used a portion of the net proceeds to acquire cable facilities and switching, compression and related telecommunications equipment. Proceeds were also used for marketing programs, to pay down amounts due under the Signet Facility, for working capital and general corporate purposes. As a result, the Company's cash and cash equivalents increased to approximately $26.1 million at December 31, 1997 from approximately $148,000 at December 31, 1996. Net cash used in operating activities was approximately $1.7 million for the year ended December 31, 1997, as compared to net cash used in operating activities of approximately $1.4 million for the year ended December 31, 1996. The increase in cash used in operating activities was the result of the significant growth in net revenues offset in part by an increase in accounts payable for the period.

     Net cash used in investing activities was approximately $3.9 million and $520,000 for the year ended December 31, 1997 and 1996, respectively. Net cash used in investing activities for the year ended December 31, 1997 primarily related to capital expenditures made to expand the Company's network infrastructure.

     Net cash provided by financing activities was approximately $31.6 million and $1.5 million for the year ended December 31, 1997 and 1996, respectively. Cash provided by financing activities for the year ended December 31, 1997 primarily resulted from net proceeds from the Initial Public Offering, as previously discussed, offset by the repayment of amounts under the receivables-based credit facility, capital lease obligations, and various notes payable. Any borrowings under the Signet Facility were repaid by December 31, 1997.

     On  May  21,  1998,  the  Company consummated the Old Notes Offering, which yielded net proceeds of approximately $155 million, of which approximately $52.4 million was used to purchase the Pledged Securities, which are pledged as security and restricted for use as the first six interest payments due on the Notes. The Company intends to apply approximately $102.0 million to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, and investments in and the acquisition of satellite earth stations. The Notes are unsecured and require semi-annual interest payments beginning November 15, 1998. The Notes and Warrants have certain registration rights discussed elsewhere herein.

     As a result of the Old Notes Offering, the Company's cash and cash equivalents increased to approximately $120.1 million at June 30, 1998 from approximately $2.1 million at June 30, 1997. Net cash used by operating activities was approximately $2.3 million for the six months ended June 30, 1998, as compared to net cash provided by operating activities of $514,000 for the three months ended June 30, 1997. The decrease in cash from operations for the six months ended June 30, 1998 was primarily the result of the net loss and an increase in accounts receivable, which was partially offset by an increase in accounts payable and accrued expenses.

     Net cash used in investing activities was approximately $5.7 million and $184,000 for the six-month periods ended June 30, 1998 and 1997, respectively. Net cash used in investing activities for the six months ended June 30, 1998 was primarily related to capital expenditures made in connection with its network expansion.

     Net cash provided by financing activities was approximately $102 million and $1.6 million for the six months ended June 30, 1998 and 1997, respectively. Cash provided by financing activities for the six months ended June 30, 1998 primarily resulted from the Old Notes Offering.

     After the Exchange Offer, the Company's principal cash requirements will be for capital expenditures related to the Company's network development plan, and for interest payments on the Notes. The Notes bear an annual rate of interest  of  12%,  payable  semi-annually  in  arrears.  A  portion  of the net
proceeds   of  the  Old  Notes  Offering  were  used  to  purchase  the  Pledged
Securities, which assures holders of the Notes that they will receive all scheduled cash interest payments on the Notes through May 15, 2001. The Company may be required to obtain additional financing in order to pay interest on the Notes after May 15, 2001 and to repay the Notes at their maturity.


     The   Company's   business   strategy   contemplates   aggregate   capital
expenditures (including capital expenditures, working capital and other general corporate purposes) of approximately $165.8 million through December 31, 2000. Of such amount, the Company intends to use approximately $152.8 million to fund capital expenditures to expand and develop the Company's network (including $5.8 million which has already been allocated to purchase the Los Angeles switch).


     During 1998, the Company plans to install a new international gateway switch in Los Angeles and to redeploy its Washington, D.C. switch to Chicago, where it will serve as a domestic switch. In addition, the Company plans to acquire (i) six additional switches during 1998 to be deployed during 1998 and early 1999 in Chile, France, Germany, Japan, the Netherlands and the United Kingdom; (ii) nine additional switches during 1999 to be deployed during 1999 and early 2000 in Australia, Belgium, Canada (two), Hong Kong, Italy, Mexico, Switzerland and Uganda; and (iii) four additional switches in 2000 to be deployed during 2000 and early 2001 in Argentina, Brazil, India and Singapore. The Company also intends to invest in domestic land-based fiber optic cable facilities linking the East Coast and West Coast of the United States, and undersea fiber optic transmission facilities linking North America with Europe, the Pacific Rim, Asia and Latin America. Moreover, the Company plans to invest in or acquire two satellite earth stations during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, points-of-presence and other network equipment to alternate locations from what is outlined above

     After taking into account the net proceeds to the Company of the Old Notes Offering and the purchase of the Pledged Securities, together with the Company's cash on hand and anticipated cash from operations, the Company expects that it will need approximately $40.0 million of additional financing to complete its capital spending plan through the end of 2000. Although the Company believes that it should be able to obtain this required financing from traditional lending sources, such as bank lenders, asset-based financiers or equipment vendors, there can be no assurance that the Company will be successful in arranging such financing on terms its considers acceptable or at all. In the event that the Company is unable to obtain additional financing, it will be required to limit or curtail its expansion plans.


     The  Company  regularly  reviews  opportunities  to  further  its  business strategy through strategic alliances with, investment in, or acquisitions of businesses that it believes are complementary to the Company's current and planned operations. The Company, however, has no present commitments, agreements or understandings with respect to any particular strategic alliance, acquisition or investment. The Company's ability to consummate strategic alliances and acquisitions, and to make investments that may be of strategic significance to the Company, may require the Company to obtain additional debt and/or equity financing. There can be no assurance that the Company will be successful in arranging such financing on terms it considers acceptable or at all.

     The implementation of the Company's strategic plan, including the development and expansion of its network facilities, expansion of its marketing programs, and funding of operating losses and working capital needs, will require significant investment. The Company expects that the net proceeds of the Old Notes Offering, together with cash on hand and cash flow from operations, will provide the Company with sufficient capital to fund currently planned capital expenditures and anticipated operating losses through the end of the first quarter of 2000. There can be no assurance, however, that the Company will not need additional financing sooner than currently anticipated. The need for additional financing depends on a variety of factors, including the rate and extent of the Company's expansion in existing and new markets, the cost of an investment in additional switching and transmission facilities and ownership rights in fiber optic cable, the incurrence of costs to support the introduction of additional or enhanced services, and increased sales and marketing expenses. In addition, the Company may need additional financing to fund unanticipated working capital needs or to take advantage of unanticipated business opportunities, including acquisitions, investments or strategic alliances. The amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the remaining net proceeds of the Old Notes Offering, together with cash on hand and internally generated funds, prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional financing or to sell assets, to the extent permitted by the Indenture.

     The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to obtain additional financing or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. If the Company is able to raise additional funds through the incurrence of debt, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, financial condition and results of operations, its ability to compete and its ability to meet its obligations under the Notes.

     Although the Company intends to implement the capital spending plan described above, it is possible that unanticipated business opportunities may arise which the Company's management may conclude are more favorable to the long-term prospects of the Company than those contemplated by the current capital spending plan. Management will have significant discretion in its decisions with respect to when and how to utilize the remaining net proceeds of the Old Notes Offering.

     The Company has accrued approximately $2.1 million as of June 30, 1998 for disputed vendor obligations asserted by one of the Company's foreign carriers for minutes processed in excess of the minutes reflected on the Company's records. If the Company prevails in its disputes, these amounts or portions thereof would be credited to operations in the period of resolution. Conversely, if the Company does not prevail in its disputes, these amounts or portions thereof may be paid in cash.

     The Company's management is currently in the process of assessing the nature and extent of the potential impact of the Year 2000 issue on its systems and applications, including its billing, credit and call tracking systems, and intends to take steps to prevent failures in its systems and applications relating to Year 2000. Although many of the Company's operating systems are relatively new and have been certified to the Company as being Year 2000 compliant, there can be no assurance that the Company's systems will not be adversely affected by the Year 2000 issue. In addition, computers used by the Company's vendors providing services to the Company or computers used by the Company's customers that interface with the Company's computer systems may have Year 2000 problems, any of which may adversely affect the ability of those vendors to provide services to the Company, or in the case of the Company's carrier customers, to make payments to the Company. If any of such systems fails or experiences processing errors, such failures or errors may disrupt or corrupt the Company's systems. The Company is in the initial stages of verifying the Year 2000 compliance efforts of the third parties with which the Company's computer systems interface. Although management has not yet finalized its analysis, it does not expect that the costs to properly address the Year 2000 issue will have a material adverse effect on its results of operations or financial position. Failure of any of the Company's systems or applications or the failure, or errors in, the computer systems of its vendors or carrier customers could materially adversely affect the Company's business, financial condition and results of operations.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

     SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income," to be reported in the financial statements and/or notes thereto. Because the Company does not have any components of "other comprehensive income," reported net income is the same as "total comprehensive income" for all periods presented.

     SFAS No. 131 requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim financial reporting purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, adoption will not impact the Company's results of operations or financial position since it relates only to disclosures.


EFFECTS OF INFLATION

     Inflation is not a material factor affecting the Company's business and has not had a significant effect on the Company's operations to date.

                 THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

     The international telecommunications industry consists of transmissions of voice and data that originate in one country and terminate in another. The industry is undergoing a period of fundamental change, which has resulted in significant growth in the usage of international telecommunications services. From the standpoint of U.S.-based long distance carriers, the international market can be divided into two major segments: the U.S.-originated market, which consists of all international calls that either originate or are billed in the United States, and the overseas market, which consists of all calls billed outside the United States. According to industry sources and the Company's market research, the international telecommunications services market generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. The international telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the global telecommunications industry. According to industry estimates, international long distance minutes are projected to grow at approximately 17% per year through the year 2001. Based on publicly-available information, from 1990 to 1996, the U.S.-originated international telecommunications market grew at a compound annual growth rate of approximately 11% (from $7.6 billion to $14.1 billion) and is expected to grow at approximately 14% per year through 2001.

     The Company believes that the international telecommunications market will continue to experience strong growth for the foreseeable future as a result of the following developments and trends:

   o Global economic development and increased access to telecommunications services. The dramatic increase in the number of telephone lines around the world, stimulated by economic growth and development, government initiatives and technological advancements, is expected to lead to increased demand for international telecommunications services in those markets.

   o Liberalization    of    telecommunications    markets.    The    continuing
      liberalization and privatization of telecommunications markets has provided, and continues to provide, opportunities for new carriers who desire to penetrate those markets, thereby increasing competition.

   o Reduced rates stimulating higher traffic volumes. The reduction of outbound international long distance rates, resulting from increased competition and technological advancements, has made, and continues to make, international calling available to a much larger customer base thereby stimulating increased traffic volumes.

   o Increased capacity. The increased availability of higher-quality digital undersea fiber optic cable has enabled international long distance carriers to improve service quality while reducing costs.

   o Popularity and acceptance of technology. The proliferation of communications devices, including cellular telephones, facsimile machines and communications equipment has led to a general increase in the use of telecommunications services.


   o Bandwidth needs. The demand for bandwidth-intensive data transmission services, including Internet-based demand, has increased rapidly and is expected to continue to increase in the future.


     Liberalization has encouraged competition, which in turn has prompted carriers to offer a wider selection of products and services at lower prices. In recent years, prices for international long distance services have decreased substantially and are expected to continue to decrease in many of the markets in which the Company currently competes. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both domestic and international calls originating in the United States. The Company believes that revenue losses resulting from competition-induced price decreases have been more than offset by cost decreases, as well as an increase in telecommunications usage. For example, based on FCC data for the period 1990 through 1996, per minute settlement payments by U.S.-based carriers to foreign PTTs fell 38.6%, from $0.70 per minute to $0.43 per minute. Over this same period, however, per minute international billed revenues fell only 30.2%, from $1.06 in 1990 to $0.74 in 1996. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenues and gross margin per minute. See "Risk Factors -- Intense Competition."

 Regulatory and Competitive Environment

     In the United States, one of the first liberalized markets in the world, competition began in the late 1960's with MCI's authorization to provide long-distance service. The 1984 court-ordered dissolution of AT&T's monopoly over local and long distance telecommunications fostered the emergence of new U.S.-based long distance companies. Today, there are over 600 U.S.-based long distance companies, most of which are small- or medium-sized companies, serving residential and business customers and other carriers. Liberalization has occurred and is occurring elsewhere around the world, including in most EU nations, several Latin American nations and certain Asian nations.

     On February 15, 1997, the United States and 68 other countries signed the WTO Agreement and agreed to open their telecommunications markets to competition and foreign ownership starting January 1, 1998. These 69 countries represent approximately 90% of worldwide telecommunications traffic. The Company believes that the WTO Agreement will provide it with significant opportunities to compete in markets where the Company could not previously access, and to provide end-to-end, facilities-based services to and from these countries.

     Set forth below is a timetable summarizing the commitments made by parties to the WTO Agreement to implement its provisions. Special conditions and/or restrictions apply to those countries marked with an asterisk (*).


                             1998-1999                       2000 AND THEREAFTER
                  --------------------------------   -----------------------------------
EUROPE            Austria          Netherlands       Bulgaria           Romania
                  Belgium          Norway            Czech Republic     Slovak Republic
                  Denmark          Portugal          Greece             Turkey
                  Finland          Spain             Poland
                  France           Sweden
                  Germany          Switzerland
                  Italy            United Kingdom
                  Luxembourg
AMERICAS          Brazil*          El Salvador       Antigua            Jamaica
                  Canada           Guatemala         Argentina          Peru
                  Chile            Iceland           Bolivia            Trinidad
                  Dominican        Mexico            Grenada            Venezuela
                    Republic
ASIA/PACIFIC      Australia        Malaysia          Brunei             Thailand
 RIM              Hong Kong*       New Zealand       Pakistan*
                  Japan            Phillipines       Singapore
                  Korea
AFRICA/MIDDLE     Ivory Coast*                       Israel             Senegal
 EAST                                                Mauritius

     The FCC recently released an order that significantly changes U.S. regulation of international services in order to implement the United States' "open market" commitments under the WTO Agreement. Among other measures, the
FCC's order (i) eliminated the FCC's Effective Competitive Opportunities ("ECO") test for applicants affiliated with carriers in WTO member countries, while imposing new conditions on participation by dominant foreign carriers,
(ii) allowed non-dominant U.S.-based   carriers   to   enter   into   exclusive
arrangements with non-dominant foreign carriers and scaled back the prohibition on exclusive arrangements with dominant carriers and (iii) adopted rules that will facilitate approval of flexible alternative settlement payment arrangements.


     The Company believes that the recent FCC order will have the following effects on U.S.-based carriers: (i) fewer impediments to investments in U.S.-based carriers by foreign entities; (ii) increased opportunities to enter into innovative traffic arrangements with foreign carriers located in WTO mem-ber countries; (iii) new opportunities to engage in international simple resale ("ISR") to additional foreign countries; and (iv) modified settlement rates offered by foreign affiliates of U.S.-based carriers to U.S.-based carriers to comply with the FCC's settlement rate benchmarks.

     International Switched Long Distance Services

     International switched long distance services are provided through switching and transmission facilities that automatically route calls to circuits based upon a predetermined set of routing criteria. In the United States, an international long distance call typically originates on a LEC's network and is transported to the caller's domestic long distance carrier. The domestic long distance provider picks up the call and carries the call to its own or another carrier's international gateway switch, where an international long distance provider picks it up and sends it directly or through one or more other long distance providers to a corresponding gateway switch in the destination country. Once the traffic reaches the destination country, it is routed to the party being called through that country's domestic telephone network.

     The following chart illustrates an international long distance call originating in the United States under a traditional operating agreement.









                     "International telephone call diagram"









     International long distance carriers are often categorized according to ownership and use of transmission facilities and switches. No carrier utilizes exclusively-owned facilities for transmission of all of its long distance traffic. Carriers vary from being primarily facilities-based, meaning that they own and operate their own land-based and/or undersea cable, satellite-based facilities and switches, to those that are purely resellers of another carrier's transmission facilities. The largest U.S.-based carriers, such as AT&T, MCI, Sprint and WorldCom, primarily use owned transmission facilities and switches and may transmit some of their overflow traffic through other long distance providers, such as the Company. Only very large carriers have the transmission facilities and operating agreements necessary to cover the over 200 countries to which major long distance providers generally offer service. A significantly larger group of long distance providers own and operate their own switches but use a combination of resale agreements with other long distance providers and leased and owned facilities to transmit and terminate traffic, or rely solely on resale agreements with other long distance providers.

     Accounting Rate Mechanism. Under the Accounting Rate Mechanism, which has been the traditional model for handling traffic between international carriers, traffic is exchanged under bilateral carrier agreements, or operating agreements, between carriers in two countries. Operating agreements generally are three to five years in length and provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at a negotiated accounting rate, known as the Total Accounting Rate ("TAR"). In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers. Both carriers are responsible for costs and expenses related to operating their respective halves of the end-to-end international connection.

     Settlement costs, which typically equal one-half of the TAR, are the fees owed to another international carrier for transporting traffic on its facilities. Settlement costs are reciprocal between each party to an operating agreement at a negotiated rate (which must be the same for all U.S.-based carriers, unless the FCC approves an exception). Additionally, the TAR is the same for all carriers transporting traffic into a particular country, but varies from country to country. The term "settlement costs" arises because carriers essentially pay each other on a net basis determined by the difference between inbound and outbound traffic between them.


     Under a typical operating agreement, each carrier owns or leases its portion of the transmission facilities between two countries. A carrier gains ownership rights in digital undersea fiber optic cables by: (i) purchasing direct ownership in a particular cable (usually prior to the time the cable is placed into service); (ii) acquiring an IRU in a previously installed cable; or
(iii) by leasing or otherwise obtaining capacity from another long distance provider that has either direct ownership or IRUs in a cable. In situations in which a long distance provider has sufficiently high traffic volume, routing calls across cable that is directly owned by a carrier or in which a carrier has an IRU is generally more cost-effective than the use of short-term variable capacity arrangements with other long distance providers or leased cable.
Direct ownership and IRUs, however, require a carrier to make an initial capital commitment based on anticipated usage.


     In addition to using traditional operating agreements, an international long distance provider may use transit arrangements, resale arrangements and alternative transit/termination arrangements.


     Transit   Arrangements.   Transit  arrangements  involve  a  long  distance
provider in an intermediate country carrying the long distance traffic originating in a second country to the destination third country. Transit arrangements require agreement among all of the carriers of the countries involved in the transmission and termination of the traffic, and are generally used for overflow traffic or in cases in which a direct circuit is unavailable or not volume justified.


     Resale Arrangements. Resale arrangements typically involve the wholesale purchase and sale of transmission and termination services between two long distance providers on a variable, per minute basis. The resale of capacity was first permitted as a result of the deregulation of the U.S. telecommunications market, and has fostered the emergence of alternative international long distance providers that rely, at least in part, on transmission capacity acquired on a wholesale basis from other long distance providers. A single international call may pass through the facilities of multiple resellers before it reaches the foreign facilities-based carrier that ultimately terminates the call. Resale arrangements set per minute prices for different routes, which may be guaranteed for a set period of time or may be subject to fluctuation following notice. The international long distance resale market is continually changing as new long distance resellers emerge and existing providers respond to changing costs and competitive pressures.

     Alternative Transit/Termination Arrangements. As the international long distance market has become increasingly competitive, long distance providers have developed alternative transit/termination arrangements in an effort to decrease their costs of terminating international traffic. Some of the more significant of these arrangements include refiling, international simple resale ("ISR") and ownership of transmission and switching facilities in foreign countries, which enables a provider to terminate its traffic on its own facilities. With ISR, a long distance provider completely bypasses the accounting rates system by connecting an international leased private line to the public switched telephone network of a foreign country or directly to the premises of a customer or foreign partner. Although ISR is currently sanctioned by United States and other applicable regulatory authorities only on some routes, ISR services are increasing and are expected to expand significantly as liberalization continues in the international telecommunications market. As with transit arrangements, refiling involves the use of an intermediate country to carry the long-distance traffic originating in a second country to the destination third country. However, the key difference between transit and refile arrangements is that under a transit arrangement the operator in the destination country has a direct relationship with the originating operator and is aware of the transit arrangement, while with refiling, the operator in the destination country typically is not aware that the received traffic originated in another country with another carrier. Refiling of traffic takes advantage of disparities in settlement rates between different countries by allowing traffic to a destination country to be treated as if it originated in another country which enjoys lower settlement rates with the destination country, thereby resulting in a lower overall termination cost. In addition, new market access agreements, such as the WTO Agreement, have made it possible for many international long distance providers to establish their own switching facilities in certain foreign countries, allowing them to directly terminate traffic, including traffic which they have originated.


     Internet Telephony

     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communication, software and hardware developers began to develop technologies capable of allowing the Internet to be utilized for voice communications. Several companies now offer services that provide real-time voice conversations over the Internet ("Internet Telephony"). Current Internet Telephony does not provide comparable sound quality to traditional long distance service. The sound quality of Internet Telephony, however, has improved over the past few years.

     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for Internet Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of Internet Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls.

                                    BUSINESS

OVERVIEW

     Startec Global is a rapidly growing, facilities-based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company provides its services through a flexible, high-quality network of owned and leased transmission facilities, operating and termination agreements and resale arrangements. The Company currently owns and operates an international gateway switch in New York City and has ordered another international gateway switch expected to be deployed in Los Angeles in 1998. The Company also owns an international gateway switch in Washington, D.C. that is expected to be redeployed as a domestic switch in Chicago during the third quarter of 1998. Including the Los Angeles switch, the Company expects to install up to 20 switches worldwide through 2000. Additionally, the Company has interests in several undersea cable facilities and plans to acquire additional interests in cable facilities linking North America with Europe, the Pacific Rim, Asia and Latin America, as well as linking the East Coast and West Coast of the United States. The Company also plans to invest in or acquire two satellite earth stations during 1998 and 1999. From time to time, however, the Company is presented with marketing opportunities which may result in the relocation, redeployment, or alternative deployment of the Company's switches, points-of-presence, and other telecommunications equipment. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company had revenues of $85.9 million and $63.4 million, respectively.

     Startec Global was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. International traffic generated by the Company currently terminates primarily in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America. The number of the Company's residential customers has grown from 10,675 customers as of December 31, 1995 to 93,500 customers as of June 30, 1998.

     The Company uses sophisticated database marketing techniques and a variety of media to reach its targeted residential customers, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail, sponsorship of ethnic events and customer referrals. The Company's strategy is to provide overall value to its customers and combine competitive pricing with high levels of service, rather than to compete on the basis of price alone. The Company provides responsive customer service 24 hours a day, seven days a week, in each of the languages spoken by the Company's targeted residential customers. The Company believes that its focused marketing programs and its dedication to customer service enhance its ability to attract and retain customers in a low-cost, efficient manner. Residential customers access the Company's network by dialing a carrier identification code prior to dialing the number they are calling. This service, known as "dial-around" or "casual calling," enables customers to use the Company's services without changing their existing long distance carriers. For the year ended December 31, 1997 and the six months ended June 30, 1998, residential customers accounted for approximately 33% and 38%, respectively, of the Company's net revenues. As part of its strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.

     In order to achieve economies of scale in its network operations and to balance its residential international traffic, in late 1995, the Company began marketing its excess network capacity to international carriers seeking competitive rates and high-quality transmission capacity. Since initiating its international wholesale services, the Company has expanded its number of carrier customers to 55 at June 30, 1998. For the year ended December 31, 1997 and the six months ended June 30, 1998, carrier customers accounted for approximately 67% and 62%, respectively, of the Company's net revenues.

BUSINESS STRATEGY

     The Company's objectives are to (i) become the leading provider of international long distance services to select ethnic residential communities in the United States, Canada and Europe with significant international long distance usage and (ii) leverage its residential long distance business to become a leading provider of wholesale carrier services on corresponding international routes. In order to achieve its objectives, the Company's strategy relies on the following elements:

   o Expand the addressable market. The Company currently serves residential customers in 14 major U.S. metropolitan markets and expects to enter up to six new metropolitan markets in 1998. The Company has also identified over 40 major markets outside the United States, primarily in Canada, Europe and Southeast Asia, which the Company believes are attractive for entry based on the demographic characteristics, traffic patterns, regulatory environment and availability of appropriate advertising channels. The Company anticipates entering up to 20 of these markets by the end of 2000. In addition, the Company seeks to increase its penetration of its existing and prospective markets by (i) targeting additional ethnic communities and
     (ii) marketing additional routes to existing customers who principally use the Company's services for one route.

   o Achieve "first-to-market" entry of select ethnic residential markets. The Company believes that it enjoys significant competitive advantages by establishing a customer base and brand name in select ethnic residential communities ahead of its competitors. The Company intends to capitalize on its proven marketing strategy to further penetrate select ethnic residential communities in the United States, Canada and Europe ahead of its competitors. The Company selects its target markets based on favorable demographics with respect to long distance telephone usage, including geographic immigration patterns, population growth and income levels. Targeting select ethnic communities also enables the Company to aggregate traffic along certain routes (which reduces its costs) and to focus on rapidly expanding and deregulating telecommunications markets. The Company's target residential customer base is comprised of emigrants from emerging markets in Asia, Eastern Europe, the Middle East, the Pacific Rim, Latin America and Africa.

   o Expand international network facilities. The Company plans to expand its international network facilities during 1998 and through 2000 by deploying 20 additional switches, securing additional ownership interests in undersea cable facilities and investing in domestic cable facilties, investing in or acquiring two satellite earth stations and entering into operating agreements. By building network facilities and expanding operating agreements that enable it to carry an increasing percentage of its traffic on its own network, the Company believes that it will be able to reduce its transmission costs and reliance on other carriers and ensure greater control over quality of service. For the six months ended June 30, 1998, approximately 65% of the Company's residential traffic originated on-net. During the next three years, the Company expects to increase significantly the volume of its traffic that is originated, carried and terminated on-net.

      The Company intends to implement a network hubbing strategy, linking its existing and prospective customer base in the United States, Canada and Europe to call destinations in foreign countries through a network of foreign-based switches and other telecommunications equipment. The Company also plans to continue to enhance its termination options through additional operating agreements, transit arrangements and, if appropriate opportunities arise, strategic acquisitions and alliances. The Company has also taken steps to improve the quality of its network by upgrading its network monitoring and customer service centers, and plans to install enhanced software that will enable it to better monitor call traffic routing, capacity and quality.

   o Maximize network utilization and efficiency through wholesale carrier business. The Company intends to continue to market its international long distance services to existing and new carrier customers. Because the Company's residential minutes of use are generated primarily during non-business hours or on weekends, the Company has substantial capacity to offer to international carriers. The significant carrier traffic volume that the Company generates allows it to capture additional revenues, to increase economies of scale and to improve network efficiency.

   o Build customer loyalty. The Company seeks to build long-term customer loyalty through tailored in-language marketing efforts focusing on each target ethnic group's specific needs and cultural backgrounds, responsive customer service offering in-language services and involvement in its customers' communities through sponsorship of local events and other activities. The Company markets its residential services under the "STARTEC" name to enhance its name recognition and build brand loyalty in its target communities. The Company maintains a detailed information database of its customers, which it uses to monitor usage, track customer satisfaction and analyze a variety of customer behaviors, including retention and frequency of usage.

   o Pursue strategic acquisitions and alliances. In order to accelerate its business plan and take advantage of the rapidly changing telecommunications environment, the Company intends to carefully evaluate and pursue strategic acquisitions, alliances and investments. The Company, however, has no present commitments, agreements or understandings with respect to any particular acquisition, alliance or investment.

     The Company believes that, with the remaining net proceeds of the Old Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000. The Company's ability to complete its strategic plan thereafter, however, will require significant additional capital.


MARKET OPPORTUNITY

     According to industry sources, the international telecommunications industry generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. Industry sources indicate that the international telecommunications market is one of the fastest growing and most profitable segments of the global telecommunications industry. It is estimated that by the end of 2001, this market will have expanded to $98 billion in revenues and 153 billion minutes of use, representing compound annual growth rates from 1997 of 10% and 17%, respectively. The highly competitive and rapidly changing international telecommunications market has created a significant opportunity for carriers that can offer high-quality, low-cost international long distance service.

     Based on industry estimates, in 1997 approximately 70% of international long distance traffic was generated between North America and Western Europe. The Company's target market consists of a significant portion of the remaining 30% of the international long distance traffic, or approximately $20 billion in revenues and 24 billion minutes of use. The Company believes that international long distance usage in its target markets will grow at rates in excess of the international telecommunications market as a whole, primarily as a result of
(i) continuing economic development in these markets with a corresponding investment in telephone and telecommunications infrastructure and (ii) continuing deregulation of these markets.


CUSTOMERS

     The Company markets its international long distance services primarily to two customer groups: residential ethnic communities with significant international long distance usage and international long distance carriers. The Company's residential customers generally are members of ethnic groups that tend to be concentrated in major U.S. metropolitan areas, including Asian, Middle Eastern, Sub-Saharan African and European communities. The number of such customers has grown significantly over the past three years, from 10,675 as of December 31, 1995 to 93,500 as of June 30, 1998. Net revenues from residential customers accounted for approximately 51%, 37% and 33% of the Company's net revenues in the years ended December 31, 1995, 1996 and 1997, respectively, and 38% of net revenues for the six months ended June 30, 1998. As part of its strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.

[GRAPHIC OMITTED]




     The Company also offers wholesale telecommunications services to other international long distance carriers, which allows the Company to balance its residential customer base and efficiently use its network capacity. These carrier customers include first- and second-tier long distance carriers seeking competitive rates and high-quality transmission capacity. The number of the Company's carrier customers has grown significantly since the Company first began marketing its services to this segment in late 1995. As of June 30, 1998, the Company had 55 carrier customers. Revenues from carrier customers accounted for 49%, 63% and 67% of the Company's net revenues in the years ended December 31, 1995, 1996 and 1997, respectively and 62% of net revenues for the six months ended June 30, 1998. During the six months ended June 30, 1998, the Company's five largest carrier customers accounted for 33% of net revenues, with one of these carriers, WorldCom, accounting for 19% of net revenues during that period. During the year ended December 31, 1997, the Company's five largest carrier customers accounted for 47% of net revenues, with WorldCom and Frontier accounting for 23% and 14% of net revenues, respectively. No other customer accounted for 10% or more of the Company's net revenues during 1997 or the first six months of 1998. In a number of cases, the Company provides services to carriers that are also suppliers to the Company.


SERVICES AND MARKETING


     Residential Customers

     The Company generally provides international and interstate residential long distance customers with dial-around long distance service. Residential customers access Startec Global's network by dialing its CIC code before dialing the number they are calling, enabling them to use the Company's services at any time without changing their existing long distance carrier.

     The Company invests substantial resources in identifying and evaluating potential markets for its services. In particular, the Company seeks to identify ethnic groups with demographic profiles that suggest significant potential for high-volume international telecommunications usage. Once a market has been identified, the Company evaluates the opportunity presented by that market based upon factors that include the credit characteristics of the target group, switching requirements, network access and vendor diversity. Assuming that the target market meets the Company's criteria, the Company implements marketing programs targeted specifically at that ethnic group, with the goal of generating region-specific international long distance traffic. The Company markets its residential services under the "STARTEC" name through a variety of media, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail and sponsorship of ethnic events and customer referrals. The Company also sponsors and attends community events.

     Potential customers call a toll free number that appears in Company advertising and are connected to a multilingual customer service representative. The Company uses this opportunity to obtain detailed information regarding, among other things, customers' anticipated calling patterns. The customer service representative then sends out a welcome pack explaining how to use Startec Global's services. Once the customer begins to use the services, the Company routinely monitors usage and periodically communicates with the customer to gauge service satisfaction. Startec Global also uses proprietary software to assist it in tracking customer satisfaction and a variety of customer behaviors, including turnover ("churn"), retention and frequency of usage. The Company's customer service center, which services the Company's residential customer base, is staffed by trained, multilingual customer service representatives, and operates 24 hours a day, seven days a week. The Company currently employs 149 customer service representatives.

     Although the Company is sensitive to the role that the price of long distance service plays in consumer decision-making, it generally does not attempt to be the low-price leader. Instead, the Company focuses on providing overall value to its customers, combining competitive pricing with high levels of service, customer representatives fluent in the customers' native languages, focused marketing campaigns directed at their ethnic groups, and involvement in their communities through sponsorship of local events and other activities. The Company believes that this strategy increases usage of Startec Global's services and enhances customer loyalty and retention.

     In addition to its current long distance services, the Company continually evaluates potential new service offerings in order to increase traffic and enhance customer loyalty and retention. New services the Company expects to introduce include Home Country Direct Services, which will provide customers with access to Startec Global's network from any country and will allow them to place either collect or credit/debit card calls, and prepaid domestic and international calling cards, which may be used from any touchtone telephone in the United States, Canada or the United Kingdom.


     Carrier Customers

     To maximize the efficiency of its network capacity, the Company sells its international long distance services to other telecommunication carriers. Startec Global has been actively marketing its services to carrier customers since late 1995 and believes that it has established a high degree of credibility and valuable relationships with the leading carriers. The Company has a dedicated marketing team serving the carrier market, including 17 carrier service representatives. In addition, the Company participates in international carrier membership organizations, trade shows, seminars and other events that provide its carrier marketing staff with additional opportunities to establish and maintain relationships with other carriers that are potential customers.
The Company's strategy is to focus its marketing efforts on first- and second-tier carriers. The Company generally avoids providing services to lower-tiered carriers because of potential difficulties in collecting accounts receivable. Because carrier customers generally are extremely price sensitive, the Company closely tracks the prices of competitors serving the carrier market and monitors its own network costs to ensure optimal pricing for its carrier customers.


THE STARTEC GLOBAL NETWORK

     The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination arrangements, all of which allow the Company to terminate traffic in the over 200 countries that have telecommunication capabilities. The Company has been expanding its network to match increases in its long distance traffic volume. The network employs advanced switching technologies and is supported by monitoring facilities and the Company's technical support personnel.

            "Expected Startec International Telephone call diagram"

     Switching and Transmission Facilities

     The Company currently has a Nortel DMS-250/300 international gateway switch in New York City and a Siemens international gateway switch in Washington, D.C. The Company substantially completed the migration of its traffic from its Washington, D.C. switch to the New York switch by March 31, 1998. The Company plans to redeploy the Washington, D.C. switch to Chicago as a domestic switch by the end of 1998.

     The Company also intends to expand its switching capabilities in the United States by installing a Nortel DMS-250/300 SE international gateway switch in Los Angeles. This switch has been ordered and is expected to be installed during 1998. The Company's international expansion strategy is also predicated on the installation of multiple switches throughout the world. The Company plans to acquire (i) six additional switches during 1998 to be deployed during 1998 and early 1999 in Chile, France, Germany, Japan, the Netherlands and the United Kingdom; (ii) nine additional switches during 1999 to be deployed during 1999 and early 2000 in Australia, Belgium, Canada (two), Hong Kong, Italy, Mexico, Switzerland and Uganda; and (iii) four additional switches in 2000 to be deployed during 2000 and early 2001 in Argentina, Brazil, India and Singapore. From time to time, however, the Company is presented with marketing opportunities which may result in the relocation, redeployment, or alternative deployment of the Company's switches, points-of-presence, and other telecommunications equipment.

     The Company generally installs switches in regions where it believes it can achieve one or more of the following goals: (i) originate calls from its own customer base, (ii) transit calls originated elsewhere on its network to the call's final destination on a more cost-efficient basis, or (iii) terminate calls originated and carried on its own network. The Company intends to use the switches to be installed in Canada and Europe over the next two years primarily to carry calls originated in those countries by the Company's customers. The switches that the Company plans to install in Latin America and Japan will be used both as "hubbing" or transit switches and to terminate calls originated in other countries. The switches to be installed in Asia (other than Japan) and the Pacific Rim, such as in Hong Kong and Australia, will be used primarily to terminate traffic (in the case of Hong Kong), or for hubbing or transit purposes (in the case of Australia).

     Startec Global currently owns IRUs in the Canus-1, Cantat-3, Columbus II and Gemini digital fiber optic undersea cables, and is a signatory owner on the Columbus III cable project. It accesses additional cables and satellite facilities through arrangements with other carriers. During 1998 and 1999, the Company intends to invest in domestic land-based fiber optic cable facilities linking the East Coast and West Coast of the United States and in undersea fiber optic transmission facilities linking North America with Europe, the Pacific Rim, Asia and Latin America. The Company believes that it may achieve substantial savings by acquiring additional interests in fiber optic cable, which would reduce its dependence on leased cable access. Having an ownership interest rather than a lease interest in such cable enables the

Company to increase its capacity without a significant increase in cost, by utilizing digital compression equipment, which it cannot do under leasing or similar access arrangements. Digital compression equipment enhances the traffic capacity of the undersea cable, which permits the Company to maximize cable utilization while reducing the Company's need to acquire additional capacity. In addition to increasing its interests in fiber optic cable facilities, the Company intends to invest in or acquire two satellite earth stations in 1998 and 1999, which will provide it with additional routing flexibility, and the ability to connect with carriers on lower-volume routes and carriers in countries where international cable capacity has not yet become available.

     Although the Company believes that, with the remaining net proceeds of the Old Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000, the Company's ability to complete its strategic plan thereafter will require substantial additional capital. See "Risk Factors -- Future Capital Needs; Uncertainty of
Additional Funding; Discretion in Use of Proceeds of the Old Notes Offering; "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company enters into lease arrangements and resale agreements with other telecommunications carriers when cost effective. The Company purchases switched minute capacity from various carriers and depends on such agreements for termination of its traffic. The Company currently purchases capacity from approximately 40 carriers. The Company's efforts to build additional switching and transmission capacity are intended to decrease the Company's reliance on leased facilities and resale agreements. As traffic across its owned facilities increases, management believes the Company will realize operating efficiencies and improve its margins.

     The Company intends to incorporate additional state-of-the-art facilities in its network architecture, including Internet protocol telephony. The Company is evaluating a number of existing products for implementation into its network. By incorporating this technology, the Company expects to realize lower overall transmission costs.


     Operating Agreements and Other Termination Arrangements

     Startec Global attempts to retain flexibility and maximize its termination options by using a mix of operating agreements, transit and refile arrangements, resale agreements and other arrangements to terminate its traffic in the destination country. The Company's approach is designed to enable it to take advantage of the rapidly evolving international telecommunications market in order to provide low cost international long distance services to its customers.

     The  Company's strategy is based on its ability to enter into and maintain:
(i) operating agreements with PTTs in countries that have yet to become liberalized so that the Company would then be permitted to terminate traffic in, and receive return traffic from, that country; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have liberalized so it can terminate traffic in such countries; (iii) resale agreements and transit and refile arrangements to terminate its traffic in countries with which it does not have operating agreements so as to provide the Company multiple options for routing traffic; and (iv) interconnection agreements with the PTT in each of the countries where the Company plans to have operating facilities so that it can terminate traffic in that country. As of July 31, 1998, Startec Global had operating agreements with 17 PTTs and seven second network operators. These operating agreements allow the Company to terminate traffic at lower rates than by resale in markets where it cannot establish an on-net connection due to the current regulatory environment. The Company believes that it would not be able to serve its customers at competitive prices without such operating or interconnection agreements. In addition, these operating agreements provide a source of profitable return traffic for the Company. Termination of such operating agreements by certain of the Company's foreign carriers or PTTs could have a material adverse effect on the Company's business.

     The following table provides a summary of the Company's current operating agreements:





COUNTRY                                   CARRIER                 CARRIER STATUS
---------------------------------------   ---------------------   ---------------
Australia .............................   Telstra                 PTT
Bangladesh ............................   BTTB                    PTT
Cyprus ................................   CYta                    PTT
Democratic Republic of Congo ..........   AFRITEL                 SNO
Denmark ...............................   Tele Danmark            PTT
Dominican Republic ....................   Tricom                  SNO
India .................................   VSNL                    PTT
Israel ................................   Incom Group             SNO
Israel ................................   Bezek                   PTT
Italy .................................   Telecom Italia          PTT
Malaysia ..............................   Mutiara Telecom         SNO
Malta .................................   Maltacom                PTT
Monaco ................................   Monaco Telecom          PTT
Netherlands ...........................   PTT Netherlands         PTT
New Zealand ...........................   Telecom New Zealand     PTT
Philippines ...........................   SMARTCom                SNO
Portugal ..............................   Marconi Portugal        PTT
Russia ................................   Rustelnet               SNO
Sao Tome ..............................   Companhia Sao Tome      PTT
South Korea ...........................   One-Tel                 SNO
Sweden ................................   Telia                   PTT
Switzerland ...........................   Swisscom                PTT
Syria .................................   STE                     PTT
Uganda ................................   UPTC                    PTT

     Network Operations and Technical Support
     The Company uses proprietary routing software to maximize routing efficiency. Network operations personnel continually monitor pricing changes by the Company's carrier-suppliers and adjust call routing to make cost efficient use of available capacity. In addition, the Company provides 24-hour network monitoring, trouble reporting and response procedures, service implementation coordination and problem resolution, and has developed and uses proprietary software that enables it to monitor, on a minute by minute basis, all key aspects of its services. Recent software upgrades and additional network monitoring equipment have been installed to enhance the Company's ability to handle increased traffic and monitor network operations. While the Company performs the majority of the maintenance of its network, it also has service and support agreements with Nortel and Siemens covering its New York City and Washington, D.C. switches. The Company expects to have similar arrangements with Nortel for its Los Angeles switch. The Company depends upon third parties with respect to the maintenance of facilities which the Company leases and fiber optic cable lines in which it has an IRU or other use arrangements.

     The Company utilizes highly automated state-of-the-art telecommunications equipment in its network and has diverse alternate routes available in cases of component or facility failure, or in the event that cable transmission wires are inadvertently cut. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability for its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of network problems. In general, the Company relies upon the utilization of other carriers' networks to provide redundancy in the event of technical difficulties in the network. The Company believes that this is a more cost effective strategy than purchasing or leasing its own redundant capacity.

MANAGEMENT INFORMATION AND BILLING SYSTEMS

     The Company's operations use advanced information systems including call data collection and call data storage linked to a proprietary reporting system. The Company also maintains redundant billing systems for rapid and accurate customer billing. The Company's systems enable it, on a real time basis, to determine cost effective termination alternatives, monitor customer usage and manage profit margins. The Company's systems also enable it to ensure accurate and timely billing and reduce routing errors.

     The Company's proprietary reporting software compiles call, price and cost data into a variety of reports, which the Company uses to re-program its routes on a real time basis. The Company's reporting software can generate additional reports, as needed, including customer usage, country usage, vendor rates, vendor usage by minute, dollarized vendor usage and loss reports.

     The Company has built multiple redundancies into its billing and call data collection systems. Two call collector computers receive redundant call information simultaneously, one of which produces a file every 24 hours for filing purposes while the other immediately forwards the call data to corporate headquarters for use in customer service and traffic analysis. The Company maintains these independent and redundant billing systems in order to verify billing internally and to ensure that bills are sent out on a timely basis. All of the call data, and resulting billing data, are continuously backed up on tape drive and redundant storage devices.

     Residential customers are billed for the Company's services through the LEC, with the Company's charges appearing directly on the bill each residential customer receives from the customer's LEC. The Company utilizes a third party billing company which has arrangements with the LECs to facilitate collections of amounts due to the Company from the LECs. The third party billing company receives collections from the LEC and transfers the sums to the Company, after withholding processing fees, applicable taxes, and provisions for credits and uncollectible accounts. As part of its strategy, the Company also plans to enter into its own billing and collection agreements directly with certain LECs, which management expects will provide the Company with opportunities to reduce the costs currently associated with billing and collection practices. Carrier customers are billed directly by the Company.


COMPETITION

     The international telecommunications industry is intensely competitive and subject to rapid change precipitated by changes in the regulatory environment and advances in technology. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in the United States and in each of its international markets, including the respective PTT in each country in which the Company operates or plans to operate in the future. Other competitors of the Company include large, facilities-based multinational carriers such as AT&T, MCI, Sprint and WorldCom (which plans to merge with MCI), smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services and global alliances among some of the world's largest telecommunications carriers, such as Global One (Sprint, Deutsche Telekom and France Telecom). The telecommunications industry is also being impacted by a large number of mergers and acquisitions including recent announcements regarding a proposed joint venture between the international operations of AT&T and British Telecom, the proposed acquisition of TCI by AT&T, and the proposed mergers of SBC and Amertech and GTE and Bell Atlantic. International telecommunications providers such as the Company compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. Residential customers frequently change long distance providers in response to competitors' offerings of lower rates or promotional incentives. In general, because the Company is currently a dial-around provider, its customers can switch carriers at any time. In addition, the availability of dial-around long distance services has made it possible for residential customers to use the services of a variety of competing long distance providers without the necessity of switching carriers. The Company's carrier customers generally also use the services of a number of international long distance telecommunications providers, and are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications


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industry.  Several  long  distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both international and domestic calls originating in the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's business, financial condition and results of operations if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. In recent years, competition has intensified causing prices for international long distance services to decrease substantially. Prices are expected to continue to decrease in most of the markets in which the Company currently competes. The Company believes, however, that these reductions in prices have been and will continue to be more than offset by reduction in the cost to the Company of providing such services. The Company expects that competition will continue to intensify as the number of new entrants increases as a result of
the   new   opportunities   created   by   the   1996   Telecommunications  Act,
implementation by the FCC of the United States' commitment to the WTO and changes in legislation and regulation in various foreign target markets. There can be no assurance that the Company will be able to compete successfully in the future.

     The telecommunications industry is also experiencing change as a result of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications and digital wireless communication systems such as PCS. The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.


GOVERNMENT REGULATION


     Overview

     As a multinational telecommunications company, the Company is subject to varying degrees of regulation in each of the jurisdictions in which it provides services, both in the United States and abroad. Applicable laws and regulations, and the interpretation of such laws and regulations, differ significantly in these jurisdictions. In addition, the Company may be affected indirectly by the laws of other jurisdictions insofar as they affect foreign carriers with which the Company does business. The FCC and the PSCs generally have the authority to condition, modify, cancel, terminate or revoke the company's operating authority for failure to comply with federal and state laws and applicable rules, regulations and policies. Fines or other penalties also may be imposed for such violations. Because regulatory frameworks in many countries are relatively new, the potential for enforcement action in these countries is difficult to assess. Any regulatory enforcement action by United States or foreign authorities could have a material adverse effect on the Company's business, financial conditions and results of operations. See "Risk Factors - Substantial Government Regulation." The regulatory framework in certain jurisdictions in which the Company provides its services is briefly described below.


     United States Domestic Regulations

     In the United States, the Company's provision of services is subject to the Communications Act of 1934, as amended, and the FCC regulations thereunder with respect to interstate and international operations, as well as the applicable law and regulations of the various states with respect to intrastate operations.

     Federal and State Transactional Approvals. The FCC and certain PSCs require telecommunications carriers to obtain prior approval for assignment or transfer of control of licenses, corporate reorganizations, acquisitions of operations, assignments of assets, carrier stock offerings, and assumption of significant debt obligations. State requirements vary. Such federal and state requirements may have the effect of delaying, deterring or preventing a change in control of the Company. Six of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company may not have obtained such approval from all of these states prior to consummation of the Offering. The Company's intrastate revenues for the second quarter of 1998 for each of the these states was less than $5,000 for each such state.


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     Federal  and  State  Licenses  and  Tariffs. The Company is classified as a non-dominant carrier for domestic services and is not required to obtain specific prior FCC approval to initiate or expand domestic interstate services. The Company currently is required by federal law and regulations to file tariffs listing the rates, terms, and conditions applicable to their interstate services. The Company has filed domestic long distance tariffs with the FCC. The FCC has adopted a new policy requiring that non-dominant interstate carriers, such as the Company, eliminate FCC tariffs for domestic interstate long distance service. Should pending court appeals concerning this new policy fail and the FCC's order become effective, the Company may benefit from the elimination of FCC tariffs by gaining more flexibility and speed in dealing with marketplace changes. The absence of tariffs, however, will also require that the Company secure agreements with its customers regarding its existing tariffs or face potential claims arising because the rights of the parties are no longer clearly defined. To the extent that the Company's customer base involves "casual calling" customers, the absence of tariffs would require the Company to limit potential liability by contractual means. On August 20, 1997, the FCC partially reconsidered its order by allowing dial-around carriers such as the Company to maintain tariffs on file with the FCC.

     The Company also currently has the certifications required to provide service in 42 states, and has filed or is in the process of filing requests for certification in two additional states. Although the Company intends and expects to obtain operating authority in each jurisdiction in which operating authority is required, there can be no assurance that the Company will succeed. To the extent that any incidental intrastate service is provided in any state where the Company has not yet obtained any required certification, the applicable state commission may impose penalties for any such unauthorized provision of service. The Company monitors regulatory developments in all 50 states to ensure regulatory compliance.

     Interexchange Competition Under The 1996 Telecommunications Act ("1996 Act"). Under the 1996 Act, RBOCs are permitted to provide out-of-region long distance (or inter-LATA) services upon receipt of standard state and/or federal regulator approvals for long distance service. The GTE Operating Companies
("GTOCs") also are permitted to enter the long distance market without regard to limitations by region. An RBOC may provide in-region long distance services, however, only after satisfying a 14-point "checklist" for nondiscriminatory competitive access to its local network. The grant of long distance authority could permit RBOCs and GTOCs to compete with the Company in the provision of domestic and international long distance services. To date, the FCC has denied several applications for in-region long distance authority filed by RBOCs. These denials remain in effect pending further appeals to the U.S. Court of Appeals for the D.C. Circuit. In addition, the U.S. Court of Appeals for the 5th Circuit is hearing an appeal of a Texas Federal District Court Order finding unconstitutional certain provisions of the 1996 Act concerning the 14-point checklist. The District Court Order has been stayed pending the 5th
Circuit Appeal. If the District Court's decision ultimately is permitted to stand by the 5th Circuit or the FCC denials are reversed by the DC Circuit, it may result in RBOCs providing interexchange service in their operating regions sooner than previously expected.

     Two RBOCs have recently entered into agreements with long distance service providers that would allow the RBOCs to provide, indirectly, in-region long distance services. Both of the proposals have been challenged, on the basis, among other things, that these RBOCs cannot enter into such partnerships or agreements until they have satisfied the 14-point checklist. Both of these challenges are now pending before the FCC. If the partnerships or agreements are allowed to stand, it may result in RBOCs being allowed to provide interexchange service in their operating regions sooner than previously expected. The Company cannot predict the outcome of these proceedings or their possible impact on the Company.

     The 1996 Act also addresses a wide range of other telecommunications issues that could impact the Company's operations, including, for example, access charges and universal service. As required by the legislation, the FCC and the PSCs have initiated a number of proceedings to adopt regulations to implement the 1996 Act. Many of these regulations have been, and others likely will be, judicially challenged. It is not possible to assess what impact the 1996 Act, the rulemakings, or related litigation will have on the Company's business, financial conditions and results of operations.

     Access Charges. To originate and terminate calls, long distance carriers such as the Company must purchase "access services" from LECs or CLECs. Access charges represent a significant portion of the Company's costs of United States domestic long distance services. Interstate access charges are regulated


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by  the FCC. Under alternative rate structures being considered by the FCC, LECs would be permitted to allow volume discounts in the pricing of access charges. PSCs regulate intrastate access charges. The RBOCs and other local exchange carriers also have been seeking greater pricing flexibility and reduction of intrastate access charges. While the outcome of these proceedings is uncertain, if LECs are permitted to utilize more flexible rate structures for access charges, smaller long distance carriers such as the Company, could be placed at a significant cost disadvantage with respect to larger competitors.

     International and Foreign Regulations

     WTO Agreement. Pursuant to the WTO Agreement, 69 countries, comprising more than 90% of the global market for telecommunications services have agreed to permit varying degrees of competition from foreign carriers.

     As a result of the WTO Agreement, telecommunications markets in countries representing more than 90% of the global telecommunications markets are expected to be significantly liberalized. As explained further below, implementation of the WTO Agreement in the United States already has resulted in a lessening of regulatory burdens on the Company and the facilitation of the Company's international expansion. Implementation of the WTO Agreement in foreign countries is expected to create additional competitive opportunities in international and foreign markets for U.S. telecommunications businesses such as the Company. Although many countries have agreed to make certain changes to increase competition in their respective markets, there can be no assurance that countries will honor their commitments in a timely manner or at all. Also, since the regulatory frameworks are not yet well established in all countries, specific foreign regulatory requirements that the Company will face in carrying out its business plan are not yet known.

     U.S. International Authorizations. International common carriers, such as the Company, are required to obtain authority from the FCC under Section 214 of the Communications Act to provide international telecommunications services that originate or terminate in the U.S., and to file and maintain tariffs with the FCC specifying the rates, terms, and conditions of their services. In 1989, the Company received Section 214 authority from the FCC to acquire and operate satellite facilities for the provision of direct international service to Italy, Kenya, India, Iran, Saudi Arabia, Pakistan, Sri Lanka, South Korea and the United Arab Emirates. At the same time, the Company also was authorized to resell services of other common carriers for the provision of switched voice, telex, facsimile and other data services, and for the provision of INTELSAT Business Services and international television services to various overseas points. On August 27, 1997, the Company was granted global facilities-based
Section 214 authorization under streamlined processing rules adopted in 1996 to provide international basic switched, private line, data, television and business services using authorized facilities to virtually all countries in the world.

     The FCC's streamlined Section 214 authorizations and tariff regulation processes provide for shorter tariff notice and review periods for certain U.S. international carriers, including the Company, as well as for other streamlined regulatory requirements for "non-dominant" carriers found to lack market power on the routes served. The Company is classified by the FCC as a non-dominant international and domestic carrier.

     U.S. International Settlements Policy. All U.S. international switched services carriers, including the Company, must comply with the FCC's international settlements policy ("ISP"). The ISP establishes the parameters by which U.S. carriers and their foreign correspondents settle international revenues  to  recover  the  cost  of terminating each other's traffic over their respective networks. The ISP is designed to eliminate foreign carriers' incentives and opportunities to discriminate in their operating agreements among different U.S.-based carriers. Under the ISP, the amount of payments is determined by applying a "settlement rate" (generally one-half of the negotiated accounting rate) to net billed minutes for a particular month. Two other features of the ISP are uniformity, i.e., that accounting rates must be uniform for all U.S. carriers interconnecting with a particular country, and proportionate return, i.e., that each U.S. carrier may accept return traffic from a foreign country only in the same proportion as its share of total U.S. traffic delivered to that country. The FCC is currently considering whether to discon-


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

tinue applying the ISP to arrangements between U.S. carriers and: (1) any foreign carrier from a WTO member country that lacks market power on the relevant route; and (2) any foreign carrier from a WTO member country with a liberalized market.

     The precise terms of settlement between a U.S. carrier and a foreign correspondent carrier, as well as the terms and conditions for the provision of service, are established in an "operating agreement." The Company has operating agreements with correspondents in 24 countries. U.S. international carriers, including the Company, are required to file copies of operating agreements with the FCC within 30 days of execution. The Company has filed 21, and will timely file the remaining three, of its operating agreements with the FCC. The FCC is currently considering whether to allow carriers to obtain authority to enter into flexible settlement arrangements without naming the foreign correspondent and without filing the terms and conditions of the actual agreement under certain circumstances.

     Consistent  with  the  ISP,  the  FCC  has  prohibited  U.S.  carriers from
agreeing   to   accept   special   concessions   from   foreign   carriers   or
administrations. The no special concessions rule currently prohibits only those exclusive arrangements granted to a U.S. carrier by a foreign correspondent with market power and that affect traffic flow to or from the U.S. The FCC is currently considering modifications to the no special concession rule in light of the proposal to modify the ISP. However, a U.S. carrier may negotiate an accounting rate that is lower than the accounting rate offered to any other U.S. carrier on the same route, upon the filing of a notification letter with the FCC. If the U.S. carrier negotiating the lower rate does not already have an operating agreement in effect with the foreign carrier, the U.S. carrier must file a request with the FCC to modify the accounting rate for that country. U.S. carriers also must request modification authority from the FCC for any proposal that is not prospective, that is not a simple reduction in the accounting rate, or that changes the terms and conditions of an existing operating agreement. Additionally, in 1996, the FCC established an alternative settlements policy permitting U.S. companies to be authorized to enter into non-uniform settlement arrangements with carriers from countries that meet the effective competitive opportunities ("ECO") test or where the U.S. carrier can demonstrate that an alternative settlement arrangement would promote competition. Recently, the FCC has further liberalized this policy, replacing the ECO test with a rebuttable presumption in favor of alternative arrangements for WTO member countries. While these rule changes may provide more flexibility to the Company to respond more rapidly to changes in the global telecommunications market, it will also provide similar flexibility to the Company's competitors.

     The Company intends, where possible, to take advantage of lowered accounting rates and more flexible settlement arrangements. On August 7, 1997, the FCC adopted revisions to reduce the level and increase enforcement of its international accounting "benchmark" rates, which are the FCC's ceilings for prices that U.S. carriers should pay for international settlements. Certain foreign carriers have challenged the FCC decision in court appeals as well as petitions for reconsideration filed with the FCC. These proceedings are currently pending. If the FCC mandate of benchmark reductions achieves its stated goal of establishing competitive international settlement rates, the Company may benefit from such rate reductions.

     U.S. Policies on Alternative Routing Through Transiting, Refiling and ISR. The FCC is currently considering whether to limit or prohibit certain procedures whereby a carrier routes, through facilities in a third or intermediate country, traffic originating from one country and destined for another country. The FCC has permitted third country calling under certain pricing and settlement rules, where all countries involved consent to this type of routing arrangement, referred to as "transiting." Under certain arrangements referred to as "refiling," however, traffic appears to originate in the intermediate country and the carrier in the ultimate destination country does not expressly consent to receiving traffic from the originating country and does not realize the traffic it receives from the third country is actually originating from a different country. The FCC to date has made no pronouncement as to whether refile arrangements, which avoid settlements between the actual originating and destination countries, comport either with United States or ITU regulations. A 1995 petition for a declaratory ruling on these issues remains pending. It is possible that the FCC may determine that transiting or refiling violates United States and/or international law.


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

     The FCC decides on a case-by-case basis whether to grant Section 214 authority to United States carriers to resell international private lines for the provision of switched services interconnected on one or both ends to the public network ("International Simple Resale" or "ISR"). To date, the FCC has Under new rules implementing the WTO Agreement, the FCC will authorize the provision of ISR between the U.S. and a WTO member country if either the settlement rates for at least 50% of the settled U.S.-billed traffic between the United States and that country are at or below the FCC's benchmark settlement rate for that country or the country satisfies the FCC's equivalency test. The FCC will authorize ISR between the United States and a non-WTO member country only if both the settlement rates for at least 50% of the settled U.S.-billed traffic between the United States and that country are at or below the relevant benchmark and the country satisfies the FCC's equivalency test. To date, the FCC has granted U.S. carriers ISR authority to Australia, Austria, Belgium, Canada, Denmark, France, Germany, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Sweden, Switzerland and the U.K. The FCC has found that equivalent resale opportunities do not exist in Hong Kong. Once ISR authority for a particular country has been granted to one U.S. telecommunications operator, the Company will also be able to provide ISR to the same country over resold facilities. The FCC is currently considering permitting carriers to provide ISR for a limited amount of traffic on routes where it would otherwise not authorize the provision of ISR.

     U.S. Reporting Requirements. The FCC's international service rules require the Company to file periodically a variety of reports regarding its international traffic flows and use of international facilities. The Company has filed each of its annual circuit status and traffic data reports. The FCC is engaged in a rulemaking proceeding in which it has proposed to reduce certain reporting requirements of common carriers. The Company is unable to predict the outcome of this proceeding or its effect on the Company.

     United States Foreign Entry and Foreign Affiliate Rules. The FCC's rules implementing the WTO Agreement generally ease restrictions on entry by foreign telecommunications operators from WTO member countries into the United States and streamline FCC regulation of such operators. Foreign entry restrictions and full FCC regulation remain in effect for foreign telecommunications operators from non-WTO countries. There are no limits on foreign ownership except that the Communications Act limits the foreign ownership of an entity holding a common carrier radio license. The Company does not currently hold any radio licenses.

     The FCC regulates the ability of United States international carriers affiliated with foreign carriers to serve markets where the foreign affiliate is dominant. The FCC presumes a foreign-affiliated U.S. carrier to be dominant on foreign routes where the foreign affiliate is a monopoly or has more than 50% market share in international or local telecommunications. A U.S. carrier affiliated with a dominant foreign carrier may still be entitled to streamlined regulation by the FCC if it agrees to be regulated as dominant on routes between the United States and the country of the foreign affiliate. Moreover, as a result of the WTO Agreement, the FCC has adopted a rebuttable presumption in favor of entry into the U.S. market by foreign carrier affiliates from WTO member countries. The presumption can be rebutted if the foreign country of the affiliate does not meet FCC settlement rate benchmarks. The FCC's liberalized foreign market entry policies may have a two-fold effect on the Company: (i) increased opportunities for foreign investment in and by the Company and entry by the Company into WTO member countries; and (ii) increased competition for the Company from other U.S. international carriers serving or seeking to serve WTO member countries. Previously U.S. carriers were required to report any investment by a foreign carrier of 10% or greater, and the Company has reported the 15% investment in the Company by an affiliate of Portugal Telecom, a foreign carrier from a WTO member country and a signatory to the WTO Agreement.

     U.S. Regulation of Internet Telephony. The Company knows of no domestic or foreign laws that prohibit voice communications over the Internet. In December 1996, the FCC initiated a Notice of Inquiry (the "Internet NOI") regarding whether to impose regulations or surcharges upon providers of Internet access and information services. The Internet NOI specifically identifies Internet Telephony as a subject for FCC consideration. In April 1998, the FCC filed a report with Congress stating that Internet access falls into the category of information services, and hence should not be subject to common carrier regulation, including the obligation to pay access charges, but that the record suggests that some forms


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of  Internet  Telephony  may  be  more  like  telecommunications  services  then information services, and hence subject to common carrier regulation. In addition, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions may also retain jurisdiction to regulate the provision of intrastate Internet telephone services. If a foreign government, Congress, the FCC, or a state utility commission begins to regulate Internet Telephony, there can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operations. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet-related services, nor can it predict the impact that future regulation will have on the Company's operations.


     European Union Regulations


     The EU's 15 member states (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the U.K.) are free to regulate their respective telecommunications markets subject to compliance with any EU and WTO rules. EU legislative initiatives in this area aim at ensuring a harmonized regulatory framework and an open, competitive telecommunications market throughout the EU.


     In March 1996, the EU adopted the "Full Competition Directive" requiring EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and to abolish the PTTs' monopolies in voice telephony by January 1, 1998. Certain EU countries may delay the abolition of the voice telephony monopoly based on exemptions established in the Full Competition Directive. These countries include Luxembourg (July 1, 1998), Spain (November 30, 1998), Portugal and Ireland (January 1, 2000) and Greece
(December 31, 2000). As a complement to the Full Competition Directive, the EU issued two further important Directives in 1997: the "Licensing Directive" and the "Interconnection Directive".


     The Licensing Directive sets out framework rules for the national authorizations for telecommunications services and networks. In practice, however, these authorization requirements still vary considerably from country to country, and certain EU countries have introduced or are likely to introduce licensing requirements that are disproportionate. This could have a material adverse effect on the Company's future operations in the EU. The Interconnection Directive sets out rules to secure the interconnection of telecommunications networks in the EU. Telecommunications operators that may invoke rights to interconnect under this regime are primarily those operating a transmission network. Operators that provide telecommunications services but do not have their own network facilities do not enjoy full interconnection rights, but may benefit from "access rights", which are generally more limited and less clearly defined than interconnection rights. The new interconnection regimes in several EU member states reflect this discrimination against telecommunications service providers that do not have their own network. Therefore, for as long as the Company does not operate as an authorized network operator in the EU, it may not be in a position to benefit directly from the optimum interconnection regime in the EU. Similar discriminations currently exist in several EU countries with respect to prefixes that may be used for "dial-around" or "casual calling". It is generally easier for large network operators with nationwide domestic coverage to obtain short prefixes for such calls. New entrants with limited facilities are generally entitled to longer prefixes.

     Despite various EU regulatory initiatives supporting the liberalization of the telecommunications market, most EU Member States are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures to replace the monopolistic environment in which the PTTs previously operated. For example, most EU member states have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of these EU directives differs significantly among the EU Member States. While some EU Member States have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

     The Company is also subject to general European law, which, among other things, prohibits certain anti-competitive agreements and abuses of dominant market positions through Articles 85 and 86 of the Treaty of Rome. The EU has introduced strict rules governing the processing of personal data by private parties, including telecommunications operators. Among other restrictions, the EU data protection regime does not allow the processing of data revealing ethnic origin without the explicit consent of the data subject. Moreover, Member States are allowed to prohibit such processing even if the data subject has given its explicit consent. Furthermore, EU data protection rules prohibit the transfer of personal data to third countries that do not ensure an adequate level of data protection. The United States is likely to be included among these countries. These restrictions may have a material adverse effect on the Company's database marketing techniques and its ability to target customers in the EU.

     United   Kingdom.   In   1991,   the   UK   telecommunications  market  was
significantly liberalized (in substantially all markets, apart from international facilities, which were later liberalized in 1996), when the British government established a "multi-operator" policy. There are now more than 200 individually licensed telecommunications operators in the United Kingdom.

     The principal piece of telecommunications legislation in the United Kingdom is the Telecommunications Act 1984. Under the Act, the Secretary of State for Trade and Industry, acting on the advice of the Department of Trade and Industry (the "DTI") and the Director General of Telecommunications (the "DGT"), is responsible for issuing and granting UK telecommunications licenses. License enforcement is undertaken by the DGT and his staff at the Office of Telecommunications ("Oftel").

     The DTI issued to the Company an International Simple Resale ("ISR") License for the United Kindgom in October 1997. The ISR License allows the Company to resell traffic originating in the U.K. Pursuant to regulatory restructure in the U.K. introduced in December, 1997, the ISR License was replaced by the International Simple Voice Resale ("ISVR") License. The DTI issued the ISVR License to the Company in March 1998. Operators do not need an individual license to provide International Simple Data Resale services and are only required to comply with the terms of the Telecommunications Services Class License.

     In April 1998, the Company received an International Facilities License ("IFL"), which entitles it to run its own international telecommunications systems in the UK and supersedes the terms of the ISVR License.

     The Company appears on Oftel's list (as of March 24, 1998) of operators deemed to have rights and obligations to interconnect (to other telecommunications operators networks) pursuant to "Annex II" of the EU Interconnection Directive. Currently, the main implication of the Company's "Annex II" status is that it is entitled to wholesale interconnect rates from British Telecommunications, plc., the former monopoly provider.


     In addition to the obligations imposed on Startec Global (as a licensed telecommunications operator) by the Telecommunications Act 1984, the Company is also subject to general UK and European Union law as well as specific EU telecommunications and competition legislation.


     Regulations In Other Jurisdictions


     The Company's ability to enter a foreign Country's telecommunications market depends upon, among other things, the extent to which that country permits access by United States carriers. As previously noted, pursuant to the WTO Agreement, the telecommunications markets of countries representing more than 90% of the global market in telecommunications services have committed in varying degrees to allow telecommunications suppliers from WTO countries access to their domestic and international markets. Although most WTO member states have embraced the liberalization process and should achieve a high level of openness, some have delayed full implementation of their respective commitments under the WTO Agreement and maintain several levels of restrictions on full competition. In addition, a number of countries have committed to open certain telecommunications markets to competition in future years rather than immediately.

     The countries that the Company plans to enter in 1998 include Chile and Japan. Although Chile has not yet formally ratified the WTO Agreement, both Chile and Japan have committed to allow full competition in domestic and international long distance services in 1998 and have taken significant steps to implement their commitments. The countries that the Company plans to enter in 1999 (including Australia, Canada, Hong Kong and Mexico) and in 2000 (including Argentina, Brazil, India and Singapore), are in the process of liberalizing, in varying degrees, certain telecommunications services in their respective jurisdictions based on the WTO Agreement. Although implementation of the WTO Agreement should create significant competitive opportunities in each of these countries, there can be no assurance that these countries will honor their commitments in a timely manner or at all. Moreover, since the regulatory frameworks are not yet well established in all of these countries, the specific regulatory requirements that the Company will face in these countries in carrying out its business plan are not yet known.


EMPLOYEES

     As of August 1, 1998, the Company had 181 full-time employees and 122 part-time employees. None of the Company's employees are currently represented by a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.


PROPERTIES

     The Company's headquarters are located in approximately 37,000 square feet of space in Bethesda, Maryland. The Company leases this space under an agreement which expires October 31, 2002. The Company also is a party to a co-location agreement pursuant to which it has the right to occupy certain space in Washington, D.C. as a site for its switching facilities. In addition, the Company has recently entered into a co-location agreement with another party pursuant to which it has the right to occupy approximately 2,000 square feet in New York City, New York as a site for its switching facilities and under which it pays approximately $8,000 per month. The Washington, D.C. co-location agreement is currently renewable on a month-to-month basis, and the New York City co-location agreement has a five-year initial term expiring in 2002, with a five-year renewal option. The Company anticipates that it will incur additional lease and co-location expenses as it adds additional switching capacity.


LEGAL PROCEEDINGS

     The Company is from time to time involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding the Company's directors, executive officers and key employees as of August 1, 1998.


     Directors and Executive Officers

NAME                             AGE    POSITION
----                             ---    --------
Ram Mukunda .................    39     President, Chief Executive Officer, Treasurer and
                                        Director
Prabhav V. Maniyar ..........    39     Senior Vice President, Chief Financial Officer,
                                        Secretary and Director
Nazir G. Dossani ............    56     Director
Richard K. Prins ............    41     Director
Vijay Srinivas ..............    45     Director

     Certain Key Employees

NAME                          AGE    POSITION
----                          ---    --------
Anthony Das ..............    44     Vice President of Corporate and International
                                     Affairs
Subhash Pai ..............    32     Vice President, Controller and Assistant Secretary
Gustavo Pereira ..........    44     Vice President of Engineering
Dhruva Kumar .............    28     Vice President of Global Carrier Services
Tracy Behzad .............    35     Vice President of Human Resources
Ron Vassallo .............    32     Director, Global Marketing

     RAM MUKUNDA is the founder of Startec Global. Prior to founding STARTEC in 1989, Mr. Mukunda was an Advisor in Strategic Planning with INTELSAT, an international consortium responsible for global satellite services. While at INTELSAT, he was responsible for issues relating to corporate, business, financial planning and strategic development. Prior to joining INTELSAT, he worked as a fixed-income analyst with Caine, Gressel. Mr. Mukunda earned a M.S. in Electrical Engineering from the University of Maryland. Mr. Mukunda and Mr. Srinivas are brothers-in-law.

     PRABHAV V. MANIYAR joined Startec Global as Chief Financial Officer in January 1997. From June 1993 until he joined the Company, Mr. Maniyar was the Chief Financial Officer of Eldyne, Inc., Unidyne Corporation and Diversified Control Systems, LLC, collectively known as the Witt Group of Companies. The Witt Group of Companies was acquired by the Titan Corporation in May 1996. From June 1985 to May 1993, he held progressively more responsible positions with NationsBank. Mr. Maniyar earned a B.S. in Economics from Virginia Commonwealth University and an M.A. in Economics from Old Dominion University.

     NAZIR G. DOSSANI joined Startec Global as a director in October 1997 at the completion of the Initial Public Offering. Mr. Dossani has been Vice President for Asset/Liability Management at Freddie Mac since January 1993. Prior to this position, Mr. Dossani was Vice President -- Pricing and Portfolio Analysis at Fannie Mae. Mr. Dossani received a Ph.D. in Regional Science from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.

     RICHARD K. PRINS joined Startec Global as a director in October 1997 at the completion of the Initial Public Offering. Mr. Prins is currently Senior Vice President with Ferris, Baker Watts, Incorporated. From July 1988 through March 1996, he served as Managing Director of Investment Banking with Crestar Securities Corporation. Mr. Prins received an M.B.A. from Oral Roberts University and a B.A. from Colgate University. He currently serves on the Board of Directors of Path Net, Inc., a domestic telecommunications company, and The Association for Corporate Growth, National Capital Chapter.

     VIJAY SRINIVAS is the brother-in-law of Ram Mukunda and is a founding director of the Company. He has a Ph.D. in Organic Chemistry from the University of North Dakota and is a senior research scientist at ELF Atochem, North America, a diversified chemical company.

     ANTHONY DAS joined Startec Global in February 1997 and is Vice President of Corporate and International Affairs. Prior to joining the Company, Mr. Das was a Senior Consultant at Armitage Associates from April 1996 to January 1997. Prior to joining Armitage Associates, he served as a Senior Career Executive in the Office of the Secretary, Department of Commerce from 1993 to 1995. From
1990 to 1993, Mr. Das was the Director of Public Communication at the State Department.

     SUBHASH PAI joined Startec Global in January 1992 and serves as Vice President, Controller and Assistant Secretary. He is a CA/CPA. Prior to joining the Company, Mr. Pai held various positions with a multinational shipping company.

     GUSTAVO PEREIRA joined Startec Global in August 1995 and is Vice President for Engineering. From 1989 until he joined the Company in 1995, Mr. Pereira served as Director of Switching Systems for Marconi in Portugal. In this capacity he supervised more than 100 engineers and was responsible for Portugal's international telecommunications network.

     DHRUVA KUMAR joined Startec Global in April 1993 and is Vice President of Global Carrier Services. Prior to managing the Carrier Services group, Mr. Kumar held a series of progressively more responsible positions within the Company.

     TRACY BEHZAD joined Startec Global in January 1998 and is Vice President of Human Resources. Ms. Behzad's background includes over 15 years of progressively responsible positions in human resources management, including experience in labor relations and in the development of human resources departments within organizations.

     RON VASSALLO joined Startec Global in January 1998 and serves as Director, Global Marketing. Prior to joining the Company, Mr. Vassallo was Vice President and a founding partner of MultiServices, Inc., a strategic marketing firm, and General Manager of World Access, Inc., an international affinity marketing company.

CLASSIFIED BOARD OF DIRECTORS

     Pursuant to its Articles of Incorporation, the Company's Board of Directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms, and approximately one-third of the directors stand for election at each annual meeting of the Company's stockholders. A classified Board of Directors may have the effect of deterring or delaying an attempt by a person or group to obtain control of the Company by a proxy contest since such third party would be required to have its nominees elected at two annual meetings of stockholders in order to elect a majority of the members of the Board. Upon completion of the Reorganization, the Company will continue to have a classified Board of Directors. See "Risk Factors -- Control of Company by Current Stockholders."

COMMITTEES OF THE BOARD

     The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee is charged with recommending the engagement of independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements, reviewing management's procedures and policies regarding internal accounting controls, and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. Messrs. Dossani and Prins currently serve as the members of the Audit Committee.

     The Compensation Committee is responsible for reviewing and approving salaries, bonuses and benefits paid or given to all executive officers of the Company and making recommendations to the Board of Directors with regard to employee compensation and benefit plans. The Compensation Committee also administers the Amended and Restated Option Plan and 1997 Performance Incentive Plan. Messrs. Dossani and Prins currently serve as the members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior  to  the  completion  of  the  Initial  Public Offering, the Board of
Directors  did  not  have  a  Compensation  Committee  or committee performing a similar function. Accordingly, the entire Board of Directors, including directors who are executive officers of the Company, historically had made all determinations concerning compensation of executive officers. As discussed above under "-- Committees of the Board," the Board of Directors has established a Compensation Committee which consists entirely of directors who are not employees of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is not deemed to be "soliciting material" or deemed to be "filed" with the Commission or subject to the Commission's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

     General. In connection with its Initial Public Offering, the Company formed a Compensation Committee of the Board of Directors consisting of Messrs. Prins and Dossani. The Compensation Committee evaluates and recommends to the Board the base salary and incentive compensation for the Chief Executive
Officer of the Company, as well as its senior officers. The Compensation Committee also administers and grants awards under the 1997 Plan. The Committee consists solely of non-employee directors whose participation in the 1997 Plan is under the control of the Board. The Committee intends to retain a professional consultant to research the executive compensation levels of similar companies and to assist and advise it in the future in the setting of the Company's own executive compensation levels.

     Executive Compensation. The Company's executive compensation program as implemented by the Compensation Committee is intended to provide a competitive compensation program that will enable the Company to attract, retain and reward experienced and highly motivated executive officers who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is generally based on the principle that the financial rewards to the executive must be aligned with the financial interests of the stockholders of the Company.

     Officers of the Company are paid salaries in line with their responsibilities and generally comparable to industry standards. Senior officers are also eligible to receive discretionary bonuses based upon the overall growth in revenue and profit and the performance of the Company. Likewise, stock option or other stock-based awards to officers and other employees are intended to promote the success of the Company by aligning employee financial interests with long-term stockholder value. Such awards are generally based on various subjective factors primarily relating to the responsibilities of the individual officers or employees, and also their expected future contributions and prior awards.

     The Committee will consider establishing standard salary ranges for all executive positions below the level of the chief executive officer in the future with the assistance of experienced compensation consultants. These salary ranges will be developed in coordination with such consultants and the Company's human resources staff from surveys using competitive market data from similarly sized companies in the telecommunications industry, as well as other industry groups. An executive's salary within these ranges will depend upon the executive's experience and capabilities, the executive's unique talents and strengths and the executive's overall contribution to the Company.

     Compensation of the Chief Executive Officer. The Compensation Committee will annually review and approve the compensation of Mr. Mukunda, the Chief
Executive Officer of the Company. The compensation package for the Chief Executive Officer includes elements of base salary, annual incentive compensation and long-term incentive compensation. Mr. Mukunda's total compensation is designed to be competitive within the industry while creating rewards for short- and long-term performance in line with the financial interests of the Company's stockholders.

     With regard to Mr. Mukunda's compensation, the Committee considers in particular the Company's performance as evidenced by changes in the market price of the Common Stock during the year as compared to changes in the telecommunications industry and the broader economic environment. Mr. Mukunda is a significant stockholder in the Company, and to the extent his performance as Chief Executive Officer translates into an increase in the value of the Common Stock, all Company stockholders, including him, share the benefits. The Committee also considers the Chief Executive Officer's leadership in continuing to improve the strategic position of the Company and its positive financial performance during 1997 with respect to revenue growth, expense control, net income, and earnings per share, compared to other telecommunications companies.

     Section 162(m). The Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company's stockholders. The Company's policy with respect to Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted, while simultaneously providing Company executives with appropriate awards for their performance. None of the Company's executives earned sufficient compensation income in 1997 nor are any of the Company's executives anticipated to have sufficient compensation in the near future to be subject to Section 162(m). The Compensation Committee, however, reserves the right to use its judgment, where merited by the Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to authorize compensation which may not, in a specific case, be fully deductible by the Company.

     Conclusion. The Compensation Committee intends to base its executive compensation practices on stock price and other financial performance criteria, as well as on its qualitative evaluation of individual performance. In addition, the Committee will augment these components of the compensation process with quantitative measures of individual performance. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's stockholders.

                                            THE COMPENSATION COMMITTEE

                                              Nazir G. Dossani
                                              Richard K. Prins


COMPENSATION OF DIRECTORS

     Currently, the Company's directors do not receive cash compensation for their service on the Board of Directors. In the future, however, directors who are not executive officers or employees of the Company may receive meeting fees, committee fees and other compensation relating to their service. The Company's practice is to grant to each member of the Board of Directors who is not an officer of the Company an award of options to purchase 5,000 shares of Company Common Stock upon joining the Board and an additional option to purchase 2,000 shares of Company Common Stock per year of service thereafter. All directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information concerning compensation for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and the other most highly compensated officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 (the "Named Officers"), with respect to the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                     --------------------------------------------- ---------------------------------------
                                                                       OTHER        RESTRICTED   SECURITIES       ALL
NAME AND                                                               ANNUAL          STOCK     UNDERLYING      OTHER
PRINCIPAL POSITION             YEAR      SALARY($)     BONUS($)   COMPENSATION($)    AWARDS($)   OPTIONS(#)   COMPENSATION
----------------------------- ------ ---------------- ---------- ----------------- ------------ ------------ -------------
Ram Mukunda ................. 1997        345,833(1)     --            30,800(2)       --               --         --
 President & Chief            1996        165,872        --            18,000(2)       --               --         --
 Executive Officer            1995        150,000        --                --          --               --         --
Prabhav Maniyar(3) .......... 1997        149,585        --                --          --          157,616         --
 Chief Financial Officer &    1996             --        --                --          --               --         --
 Secretary                    1995             --        --                --          --               --         --
Gustavo Pereira(4) .......... 1997        110,000        --                --          --            7,500         --
 Vice President--Engineering  1996        110,000        --                --          --               --         --
                              1995         32,000        --                --          --               --         --

----------
(1) Includes $150,000 accrued salary for prior periods.

(2) This amount includes the value of an automobile allowance.

(3) Mr. Maniyar joined the Company in January 1997.

(4) Mr. Pereira joined the Company in August 1995.

STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of options to purchase Common Stock made by the Company during the fiscal year ended December 31, 1997 to each of the Named Officers. No stock appreciation rights were granted during fiscal 1997.


                   OPTION GRANTS IN 1997 -- INDIVIDUAL GRANTS

                                                                                POTENTIAL REALIZABLE
                                                                                      VALUE AT
                                                                                ASSUMED ANNUAL RATES
                                                                                         OF
                            NUMBER OF    PERCENT OF                                  STOCK PRICE
                           SECURITIES   TOTAL OPTIONS                             APPRECIATION FOR
                           UNDERLYING    GRANTED TO      EXERCISE                  OPTION TERM(3)
                             OPTIONS    EMPLOYEES IN      PRICE/     EXPIRATION ---------------------
NAME                       GRANTED(#)    1997(%)(1)    SHARE($)(2)      DATE        5%         10%
------------------------- ------------ -------------- ------------- ----------- ---------- ----------
Ram Mukunda .............         --     --             --                  --        --         --
Prabhav Maniyar .........    107,616   16.10           1.85          1/19/2007   125,206    317,297
                              50,000    7.48          10.00          8/17/2007   314,447    796,871
Gustavo Pereira .........      7,500    1.12          10.00          8/17/2007    47,167    119,530

----------
(1) During 1997, the Company granted options to purchase a total of 668,366 shares of Common Stock.

(2) The exercise price was equal to the fair market value of the shares of Common Stock underlying the options on the date of grant.

(3) Amounts reflected in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent upon the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the holder of the option.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information as of December 31, 1997 regarding the number and year end value of unexercised options to purchase Common Stock held by each of the Named Officers. No stock appreciation rights were exercised during fiscal 1997.

                       FISCAL 1997 YEAR-END OPTION VALUES

                                NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED               "IN-THE-MONEY"
                                 OPTIONS AT FISCAL                    OPTIONS AT
                                    YEAR END(#)                    FISCAL YEAR-END
NAME                         EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE ($)(1)
----                        ---------------------------   ---------------------------------
Ram Mukunda .............               --                               --
Prabhav Maniyar .........         107,616/50,000                  2,208,818/618,750
Gustavo Pereira .........            0/7,500                          0/92,813

----------
(1) Options   are   "in-the-money"  if  the  fair  market  value  of  underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $22.375 per share, the fair market value of the Common Stock issuable upon exercise of options at December 31, 1997 and the exercise price of the option, multiplied by the applicable number of shares underlying the options. On July 31, 1998, the closing price of the Company Common Stock was $11.00.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Ram Mukunda on July 1, 1997 (the "Mukunda Employment Agreement"), pursuant to which Mr. Mukunda holds the positions of President, Chief Executive Officer and Treasurer of the Company, is paid an annual base salary of $250,000 per year, is entitled to participate in the Company's 1997 Performance Incentive Plan, is eligible to receive a bonus of up to 40% of his base salary, as determined by the
Compensation Committee of Board of Directors of the Company based upon the financial and operating performance of the Company, and is entitled to receive an automobile allowance of $1,500 per month. In addition, the Mukunda Employment Agreement provides that if there is a "Change of Control" (as defined herein), Mr. Mukunda will receive, for the longer of 12 months or the balance of the term under his employment agreement (which initially could be for a period of up to three years), the following benefits: (1) a severance payment equal to $20,830 per month; (2) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (3) all accrued but unpaid base salary and other benefits as of the date of termination; and (4) such other benefits as he was eligible to participate in at and as of the date of termination.

     The Company also entered into an employment agreement with Prabhav Maniyar on July 1, 1997 (the "Maniyar Employment Agreement"), pursuant to which Mr. Maniyar holds the positions of Senior Vice President, Chief Financial Officer and Secretary of the Company, is paid an annual base salary of $175,000 per year, is entitled to participate in the Company's 1997 Performance Incentive
Plan, is eligible to receive a bonus of up to 40% of his base salary, as determined by the Compensation Committee of Board of Directors of the Company based upon the financial and operating performance of the Company, and is entitled to receive an automobile allowance of $750 per month. In addition, the Maniyar Employment Agreement provides that if there is a "Change of Control" (as defined herein), Mr. Maniyar will receive, for the longer of 12 months or the balance of the term under his employment agreement (which initially could be for a period of up to three years), the following benefits: (1) a severance payment equal to $14,580 per month; (2) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (3) all accrued but unpaid base salary and other benefits; and (4) such other benefits as he was eligible to participate in at and as of the date of termination.

     The Mukunda Employment Agreement and the Maniyar Employment Agreement each has an initial term of three years and is renewable for successive one year terms. In addition, the agreements also contain provisions which restrict the ability of Messrs. Mukunda and Maniyar to compete with the Company for a period of one year following termination.

     For purposes of the Mukunda Employment Agreement and the Maniyar Employment Agreement, a "Change of Control" shall be deemed to have occurred if
(A) any person becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of all classes of the Company's then outstanding voting securities; or (B) during any period of two consecutive calendar years individuals who at the beginning of such period constitute the Board of

Directors, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other company or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (exclusive of the situation where the merger or consolidation is effected in order to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company's then outstanding securities); or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     The Board of Directors in consultation with the Compensation Committee recently approved increases in the Compensation of Messrs. Multunda and Maniyar, which increases are consistent with compensation levels of other comparable companies in the telecommunications industry. Effective July 1, 1998 Mr. Multunda's annual base salary was increased to $325,000 and Mr. Maniyar's annual base was increased to $225,000.

STOCK OPTION PLANS

     Amended and Restated Option Plan

     The Company adopted the STARTEC, Inc. Stock Option Plan (the "Option Plan") in 1993 to encourage stock ownership by key management employees of the Company, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and to assist the Company in attracting and retaining key personnel through the grant of options to purchase shares of Common Stock. The Board of Directors amended and restated the Option Plan in January 1997 (the "Amended and Restated Option Plan") to establish a determinable date for the exercisability of options granted under the Option Plan and to make other changes and updates. The Amended and Restated Option
Plan provided for the grant of options to purchase up to an aggregate of 270,000 shares of Common Stock to selected full-time employees of the Company. All such options terminate and expire on the earlier of ten years from the date of grant or the date the participant is no longer employed by the Company as a full-time employee and such participant's employment was not terminated as a result of death or permanent disability of the participant, or the Company's termination of the participant's full-time employment without cause. Pursuant to resolution of the Board of Directors, no further awards may be made under the Amended and Restated Option Plan. As of July 31, 1998, options to purchase a total of 7,950 shares of Common Stock were outstanding under the Amended and Restated Option Plan.

     1997 Performance Incentive Plan

     On August 18, 1997, the stockholders of the Company approved the Company's 1997 Performance Incentive Plan (the "Performance Plan"). The purpose of the
Performance Plan is to support the Company's ongoing efforts to develop and retain qualified directors, employees and consultants and to provide the Company with the ability to provide incentives more directly linked to the profitability of the Company's business and increases in stockholder value.

     The Performance Plan provides for the award to eligible employees of the Company and others of stock options, stock appreciation rights, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. The Performance Plan is administered by the Compensation
Committee of the Board of Directors. The Board of Directors recently adopted and, at the annual stockholder meeting on July 31, 1998, the Company's stockholders approved, an amendment and restatement of the Performance Plan that, among other things, increases the number of shares available for issuance thereunder to an amount equal to 18.5% of the issued and outstanding shares of Common Stock (determined at the time of grant on an award under the Performance
Plan). Based upon the presently outstanding 8,964,315 shares of Common Stock, the Performance Plan would authorize awards of up to 1,658,398 shares of Common Stock. The shares of Common Stock subject to any award that terminates, expires or is cashed out without payment being made in the form of Common Stock will again be available for distribution under the Performance Plan, as will shares that are used by an employee to pay withholding taxes or as payment for the exercise price of an award. Awards under the Performance Plan are not transferable except in the event of the person's death or unless otherwise required by law. Other terms and conditions of each award will be set forth in award agreements. The Performance Plan constitutes an unfunded plan for incentive compensation purposes. As of June 30, 1998, options to purchase a total of 488,400 shares of Common Stock were outstanding under the Performance Plan.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Company's current charter and Bylaws (the "Maryland Charter") provides that the Company shall indemnify its current and former officers and directors against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by Maryland law, as from time to time amended. The Maryland Charter further provides that the right to indemnification shall also include the right to be paid by the Company for expenses incurred in connection with any proceeding arising out of such service in advance of its final disposition. The Maryland Charter further provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company and such other persons serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise to such extent and to such effect as is permitted by Maryland law and as the Board of Directors may determine. The Company maintains insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Maryland law. The Maryland Charter provides that
(i) the foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which any officer, director, employee or agent of the Company may be entitled; and (ii) neither the amendment nor repeal of the charter, nor the adoption of any additional or amendment provision of the charter or the By-laws shall apply to or affect in any respect the applicability of the charter's provisions with respect to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Under Maryland law, the Company is permitted to limit by provision in its charter the liability of its directors and officers, so that no director or officer shall be liable to the Company or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In Article VII of its amended Articles of Incorporation, the Company has included a provision which limits the liability of its directors and officers for money damages in accordance with the Maryland law. Article VII does not eliminate or otherwise limit the fiduciary duties or obligations of the Company's directors and officers, does not limit non-monetary forms of recourse against such directors and officers, and, in the opinion of the Securities and Exchange Commission, does not eliminate the liability of a director or officer under the federal securities laws.

     Upon completion of the Reorganization, the Company will be governed by the laws of the State of Delaware as well as a new charter and bylaws (together, the "Delaware Charter").

     The Delaware Charter incorporates indemnification provisions to the maximum extent permitted by Delaware law and provides that directors, officers, employees and other individuals shall be indemnified against liability to the Company or its stockholders, other than an action by or in the right of the Company, if the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to this standard, under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that such person is prohibited from being indemnified. In the event of any action by or in the right of the Company, indemnification extends only to expenses incurred in connection with defense or settlement of such an action. In addition, under Delaware law, upon court approval, a corporation may indemnify an individual found liable to the corporation, whereas under Maryland law, a corporation may not indemnify an individual who has been found liable to the corporation in a proceeding brought by or in the right of the corporation or on the basis that a personal benefit was improperly received except, as specified above, for expenses upon a court order.

     Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Under Delaware law, therefore, the Company is permitted to enter into indemnification agreements with its directors. Under Delaware law, directors' liability for monetary damages cannot be limited by the charter for (i) breaches of their duty of loyalty to the Company and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) monetary damages relating to willful or negligent violations regarding the prohibition on the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) transactions from which a director derives improper personal benefit. The liability of officers may not be limited under Delaware law, unless the officers are also directors. In contrast, under Maryland law, the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of July 31, 1998, regarding beneficial ownership of the Company's Common Stock, by (i) each person or group known by the Company to beneficially own more than 5% or more of the Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company that is a Named Officer; and (iv) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.





                                                                         NUMBER OF SHARES
                                                                           BENEFICIALLY      PERCENT OF
BENEFICIAL OWNER(1)                                                          OWNED(2)          CLASS
-------------------                                                     -----------------   -----------
Ram Mukunda .........................................................       3,579,675       39.9%
Blue Carol Enterprises Ltd(3) .......................................         807,124        9.0%
Vijay Srinivas(4) ...................................................         311,200        3.5%
Prabhav V. Maniyar ..................................................         118,616        1.3%
Nazir G. Dossani(5) .................................................          11,000          *
Richard K. Prins(6) .................................................          18,000          *
All directors and executive officers as a group (5 persons) .........       4,038,491       45.1%

----------
 * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) Unless otherwise noted, the address of all persons listed is c/o Startec Global Communications Corporation, 10411 Motor City Drive, Bethesda, MD 20817.

 (2) Beneficial ownership is determined in accordance with the rules of the Commission. Shares of Common Stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days of July 31, 1998, are deemed outstanding for computing the percentage ownership of the persons holding such options, warrants or rights, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

 (3) The address of Blue Carol Enterprises Ltd. is 930 Ocean Center Harbour City, Kowloon, Hong Kong. Blue Carol Enterprises Ltd. is an affiliate of Portugal Telecom International.

 (4) Such shares are held by Mr. Srinivas and his wife as joint tenants. Mr. and Mrs. Srinivas are the brother-in-law and sister of Ram Mukunda, the Company's President and Chief Executive Officer.

 (5) Consists of options to purchase 5,000 shares of Common Stock.

 (6) Consists of options to purchase 5,000 shares of Common Stock. Excludes warrants to purchase 33,000 shares of Common Stock. In addition, Mr. Prins is a Senior Vice President of Ferris, Baker Watts, Incorporated, one of the underwriters of the Initial Public Offering, which received warrants to purchase up to 150,000 shares of the Common Stock in connection with the closing of Initial Public Offering, of which Mr. Prins received the 33,000 warrants referred to above. Such warrants are not currently exercisable.

                         COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total stockholder return on the Common Stock for the period from October 9, 1997 (the date the Common Stock began trading on the Nasdaq/National Market) through December 31, 1997 with the cumulative total return on (i) the "NASDAQ-US Index", and (ii) the "NASDAQ Telecommunications Index." The comparisons assume the investment of $100 on October 9, 1997 in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The Company has not paid any dividends on the Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.


[GRAPHIC OMITTED]





                                       MONTHLY CUMULATIVE TOTAL VALUES($)*
                     ------------------------------------------------------------------------
       1997                                   THE NASDAQ                    THE NASDAQ
     MONTH-END        THE COMPANY     STOCK MARKET -- U.S. INDEX     TELECOMMUNICATIONS INDEX
     ---------       -------------   ----------------------------   -------------------------
10/31/97 .........        88.81                   91.28                        95.44
11/28/97 .........        95.52                   91.68                        95.79
12/31/97 .........       133.58                   89.95                        99.27

----------
* Assumes $100 invested on October 9, 1997 in Common Stock or an index, including reinvestment of dividends.

                              CERTAIN TRANSACTIONS

     The   Company   has   an   agreement   with   Companhia   Santomensed   De
Telecommunicacoes ("CST"), an affiliate of Blue Carol Enterprises Ltd. ("Blue Carol"), which currently holds 9% of the outstanding shares of Common Stock, for the purchase and sale of long distance services. Revenues generated from this affiliate amounted to approximately $1,035,000, $1,501,000 and $1,900,000, or 10%, 5% and 2% of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. Services provided to the Company by this affiliate amounted to approximately $134,000, $663,000 and $680,000 of the Company's costs of services for the years ended December 31, 1995, 1996 and 1997, respectively. The Company also has a lease agreement with an affiliate of Blue Carol, Companhia Portuguesa Radio Marconi, S.A. ("Marconi"), for rights to use undersea fiber optic cable under which the Company is obligated to pay Marconi $38,330 semi-annually for five years on a resale basis.

     The Company provided long distance services to EAA, Inc. ("EAA"), an affiliate owned by Ram Mukunda, the Company's President and Chief Executive Officer. Payments received by the Company from EAA amounted to approximately
$396,000 and $262,000 for the years ended December 31, 1995 and 1996, respectively. No services were provided in 1997 or the first two quarter of 1998. Accounts receivable from EAA were $167,000 and $64,000 as of December 31, 1995 and 1996, respectively. The Company believes that the services provided were on standard commercial terms, which are no less favorable than those available on an arms-length basis with an unaffiliated third party.

     The Company was indebted to Vijay and Usha Srinivas and Mrs. B.V. Mukunda under certain notes payable in the amounts of $46,000 and $100,000, respectively, which amounts were repaid in July 1997. Mr. and Mrs. Srinivas are the brother-in-law and sister, and Mrs. B.V. Mukunda is the mother, of Ram Mukunda, the Company's President and Chief Executive Officer. The interest rates on these notes ranged from 15% to 25%.

     In July 1997, the Company offered to exchange shares of its voting Common Stock for all of the issued and outstanding shares of its non-voting common stock, or alternatively, to repurchase such shares of non-voting common stock for cash. In connection therewith, Mr. Mukunda exchanged 17,175 shares of non-voting stock for an equal number of shares of voting Common Stock.

     During the second quarter of 1998, the Company made loans to certain of its employees, including executive officers. These loans were all made on substantially the same terms, including interest rates. In this regard, the Company advanced an aggregate of $736,676 to such employees, including $550,000 to the Company's Senior Vice President and Chief Financial Officer, Prabhav V. Maniyar, in connection with the exercises of certain outstanding options to purchase Common Stock and the payment of taxes related thereto. The loans bear interest at a rate of 7.87% per year with interest payable quarterly in arrears. Principal and any unpaid interest are due and payable on December 31, 1998, and may not be pre-paid. The loan to Mr. Maniyar is secured by a pledge of all of his assets other than assets that may be subject to any pre-existing security interests.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is currently authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $1.00 per share. Upon completion of the Reorganization, the Company will be authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.

     As of July 31, 1998, there were 8,964,315 shares of Common Stock outstanding, held of record by 44 stockholders. In addition, as of July 31, 1998, options, warrants and other rights to purchase an aggregate of 1,116,476 shares of Common Stock were outstanding, of which 279,550 were currently exercisable.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. There are no cumulative voting rights in the election of directors. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

     The Board of Directors has the authority to issue up to 100,000 shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. There are no shares of Preferred Stock outstanding, and the Company has no current plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Certain holders of outstanding warrants (other than the Warrants) and shares of Common Stock have the right to request the Company to register their shares under the Securities Act. First Union, as the successor to Signet Bank, has the right to request the Company to register 269,900 shares of Common Stock underlying their warrants on two occasions. In addition, the holders of warrants to purchase Common Stock that were issued to the representatives of the underwriters of the Company's initial public offering have the right to request the Company to register the 150,000 shares of Common Stock underlying their warrants on one occasion following the vesting of those warrants in October 1998. First Union, the holders of the representatives' warrants and a beneficial owner of 3,000 shares of Common Stock also have "piggy-back" registration rights with respect to certain registered offerings of securities by the Company that are registered under the Securities Act. Each of these parties waived their registration rights in connection with the Old Notes Offering, including the Warrant Registration Statement and the Demand Registration Statement.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION, BYLAWS, MARYLAND LAW AND DELAWARE LAW

     Amended and Restated Articles of Incorporation and Bylaws

     The Maryland Charter includes certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, by proxy contest, tender offer, open-market purchases or otherwise, unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also make the removal of directors and management more difficult.


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

     In this regard, the Maryland Charter provides that the number of directors shall be five but may not be fewer than three nor more than twenty-five members. The Maryland Charter divides the Board of Directors into three classes, with one class having a term of one year, one class having a term of two years, and one class having a term of three years. Each class is to be as nearly equal in number as possible. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. In addition, the Maryland Charter provides that any director or the entire Board may be removed by stockholders only for cause and with the approval of the holders of 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. The Maryland Charter also provides that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors; provided, however, that if the vacancy occurs as a result of the removal of a director, the stockholders may elect a successor at the meeting at which such removal occurs.

     The classification of directors and the provisions in the Maryland Charter that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required, in most cases, for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     The Maryland Charter also contains provisions relating to the stockholders' ability to call meetings of stockholders, present stockholder proposals, and nominate candidates for the election of directors. The Bylaws provide that special meetings of stockholders can be called only by the Chairman of the Board of Directors, the President, the Board of Directors, or by the Secretary at the request of holders of at least 25% of all votes entitled to be cast. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called. In addition, the Maryland Charter establishes procedures requiring advanced notice with regard to stockholder proposals and the nomination of candidates for election as directors (other than by or at the direction of the Board of Directors or a committee of the Board of Directors). Pursuant to these procedures, stockholders desiring to introduce proposals or make nominations for the election of directors must provide written notice, containing certain specified information, to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting. If less than 30 days notice or prior public disclosure of the date of the meeting is given, the required notice regarding stockholder proposals or director nominations must be in writing and received by the Secretary of the Company no later than the tenth day following the day on which notice of the meeting was mailed. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

     The   Maryland   Charter  also  includes  certain  "super-majority"  voting requirements, which provide that the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class, is required to amend certain provisions of the Maryland Charter, including those provisions relating to the number, election, term of and removal of directors; the amendment of the Bylaws; and the provision governing applicability of the Maryland Control Share Act (summarized below). The effect of these provisions will be to make it more difficult to amend provisions of the charter, even if such amendments are favored by a majority of stockholders. In addition, the Maryland Charter includes provisions which require the vote of a simple majority of the Company's issued and outstanding Common Stock to approve certain significant corporate transactions, including the sale of all or substantially all of the Company's assets, rather than the vote of two-thirds of the issued and outstanding Common Stock.

     Upon completion of the Reorganization, the Delaware Charter will be the charter documents of the Company. Although the provisions of the Delaware Charter are similar in many respects to those of the Maryland Charter, the Reorganization includes implementation of provisions in the Delaware Charter that affect the rights of stockholders and management. In addition, certain other changes altering the rights of stockholders and powers of management could be implemented in the future by amendment of


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

the Company's Certificate of Incorporation following stockholder approval, and certain changes could be implemented by amendment of the Bylaws without stockholder approval.

     Change in Authorized Stock. The Maryland Charter authorizes a total of 20,100,000 shares of stock, of which 20,000,000 are shares are classified as common stock, $.01 par value, and 100,000 shares are classified as preferred stock, $1.00 par value ("Preferred Stock"). Of the authorized shares of Preferred Stock, 25,000 shares are classified as Series A Junior Participating Preferred Stock in connection with the adoption by the Board of a Preferred Stock Purchase Rights Agreement dated as of March 26, 1998 ("Rights Plan"). The Board of Directors has the authority to classify and issue the remaining shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restriction thereof. The Delaware Charter authorizes Startec-Delaware to classify and issue an aggregate of 41,000,000 shares of stock, of which 40,000,000 shares shall be common stock, $.01 par value per share, and 1,000,000 shares shall be preferred stock, $1.00 par value per share.

     Elimination of Stockholders' Power to Call Special Stockholders' Meeting and to Act by Unanimous Written Consent. The Delaware Charter provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Although the current Bylaws authorize the stockholders of the Company to take action by unanimous written consent without a meeting, this method of obtaining stockholder approval has not been used since the Company became a public company in 1997. Because of the large number of stockholders of the Company and its current practice of soliciting proxies and holding meetings, the Company does not expect to use this procedure in the future. In addition, the Delaware Bylaws of the Company provide that a special meeting of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, or the President. The Maryland Bylaws authorize a special meeting of the stockholders to be called by the Board of Directors, the President, or the holders of stock entitled to cast not less than 25% of the votes at such meeting. Although such a provision is permitted by Delaware law, the Delaware Bylaws will prohibit stockholders from calling a special meeting. As a result, after the Reorganization, the stockholders of the Company will be permitted to act only at a duly called annual or special meeting of the stockholders.

     The provisions prohibiting stockholder action by written consent will give all stockholders of the Company the opportunity to participate in determining any proposed stockholder action and will prevent the holders of a majority of the voting power of the Company from using the written consent procedure to take stockholder action. Persons attempting hostile takeovers of corporations have attempted to use written consent procedures to deal directly with stockholders and avoid negotiations with the boards of directors of such corporations. The provisions eliminating the right of stockholders to call a special meeting would mean that a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of the stockholders prior to such time as the Board of Directors believed such consideration to be appropriate. By eliminating the use of the written consent procedure and the ability of stockholders to call a special meeting, the Company intends to encourage persons seeking to acquire control of the Company to initiate an acquisition through arm's-length negotiations with the Company's management and its Board of Directors.

     The provisions restricting stockholder action by written consent and the elimination of the stockholders' ability to call special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors. Because elimination of the procedures for stockholders to act by written consent or to call special meetings could make more difficult an attempt to obtain control of the Company, such action could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the provisions restricting stockholder action by written consent and the elimination of the stockholders' ability to call special meetings may have the effect of preventing or delaying a bid for the Company's shares that could be beneficial to the Company and its stockholders. Elimination of the written consent procedure also means that a meeting of the stockholders would be required in order for the Company's stockholders to replace the Board of Directors. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the Board of Directors could be delayed until the next annual meeting. These provisions thus will make the removal of directors more difficult.


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

 Maryland and Delaware Law

     Section  3-601,  et  seq.  of  the  Maryland  General  Corporation Law (the
"Business Combination Statute"), and Section 3-701 et seq. of the Maryland General Corporation Law with respect to acquisitions of "control shares" may also have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, by proxy contest, tender offer, open-market purchases or otherwise.

     Under the Business Combination Statute, certain "business combinations" (including mergers or similar transactions subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specified amounts) between a Maryland corporation subject to the Business Combination Statute and an Interested Stockholder, or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the Interested Stockholder who will or whose affiliate will be a party to the business combination voting together as a single voting group, unless the corporation's stockholders receive a minimum price (as described in the Business Combination Statute) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The Business Combination Statute defines an "Interested Stockholder" as any person who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or any affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.

     These provisions of the Business Combination Statute do not apply, unless the corporation's charter or Bylaws provide otherwise, to a corporation that on July 1, 1983 had an existing Interested Stockholder, unless, at any time thereafter, the Board of Directors elects to be subject to the law. These provisions of the Business Combination Statute also would not apply to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that any other Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the Business Combination Statute. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation voting together as a single voting group, and 66 2/3% of the votes entitled to be cast by persons (if any) who are not Interested Stockholders of the corporation or affiliates or associates of Interested Stockholders voting together as a single voting group. The Company has not adopted such an amendment to its charter.

     In addition to the Business Combination Statute, Section 3-701 et seq. of the Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders at a special meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. "Control shares" are voting shares of stock which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of the voting power in electing directors within any one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority or
(iii) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, by any person, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel a corporation's board of directors to call a special meeting of stockholders to be held within 50 days


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

of a demand to consider the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. Unless the charter or bylaws provide otherwise, if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, at any time during a period commencing on the 11th day after the control share acquisition and ending 60 days after a statement has been delivered. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. The shares of Common Stock held by Ram Mukunda and his family are not subject to the restrictions imposed by the Maryland Control Share Act.

     Following the Reorganization, the Company will be subject to the provisions of the Delaware General Corporation Law, which contains provisions similar to the Maryland laws summarized above. The following is a summary of certain similarities and differences between Delaware law and Maryland law. The discussion is not exhaustive and is qualified in its entirety by reference to the specific provisions of Delaware law and Maryland law.

     Redemption Retirement. Delaware law prohibits the purchase or redemption of stock when the capital of a corporation is or will be impaired; except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock. Maryland law, on the other hand, prohibits the purchase or redemption of stock if the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business, or if the corporations's total assets  are,  or  would  be,  less  than  the sum of the total liabilities plus, unless the charter provides otherwise, the amount needed to satisfy preferential rights.

     Dividends. Delaware law provides that a corporation can pay dividends out of capital surplus or out of net profits for the current or immediately preceding fiscal year. Maryland law, however, restricts the payment of dividends if the corporation is, or would be unable to, pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation's total assets are, or would be, less than the sum of the total liabilities plus, unless the charter provides otherwise, the amount needed to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

     Dissenters' Rights. Under Delaware law and Maryland law, a dissenting stockholder of a corporation participating in certain transactions such as certain mergers or consolidations, may, under varying circumstances, receive cash in the amount of the fair value of such stockholder's shares (as determined by a court) in lieu of the consideration such stockholder otherwise would have received in such transaction. Delaware law does not generally require such dissenters' rights of appraisal with respect to (i) a sale of assets, (ii) an amendment of the certificate of incorporation (unless otherwise provided for in the certificate of incorporation), (iii) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, if such stockholders received shares of the surviving corporation or of another listed or widely-held corporation, or (iv) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger. Maryland law has similar provisions, but under Maryland law, dissenters' rights of appraisal would apply: (i) with respect to a sale of all or substantially all of a corporation's assets (except a transfer of assets by a corporation to one or more persons if all of the equity interests of the person or persons are owned directly or indirectly by the transferor, in which event dissenters' rights of appraisal would not apply) or


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

(ii) if a corporation amends its charter in a way that would alter express contractual rights of any outstanding stock and substantially adversely affect the existing stockholder's rights unless the corporation's charter reserves the right to do so. Under Maryland law, a stockholder does not generally have appraisal rights in a merger or consolidation if such stockholder's stock is listed on a national exchange or if such stockholder's stock is that of the surviving corporation in the merger and the merger does not change such stock.

     Inspection of Stockholder List. The rights of stockholders of a Maryland corporation and a Delaware corporation to inspect and copy corporation records differ in certain respects. Under Maryland law, any stockholder may inspect the bylaws, minutes of the proceedings of stockholders, annual statements of affairs, and voting trust agreements of the corporation at the corporation's principal office. Any stockholder may also present a written request for a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request, the consideration received per share or unit and the value of any consideration other than money as set forth in a resolution of the board of directors. In addition, stockholders of record who own and have owned for at least six months at least five percent of the outstanding stock of any class may inspect and copy the corporation's books of account and its stock ledger, and request an account of the corporation's affairs with no statutory restriction upon the purpose of such inspection. Under Delaware law, on the other hand, any stockholder may upon written demand under oath stating the stockholder's purpose, inspect and copy for any proper purpose the corporation's stock ledger, list of stockholders, and its other books and records. A proper purpose is one reasonably related to such person's interest as a stockholder. Accordingly, for stockholders holding less than five percent of the outstanding stock of any class, the right of inspection of some records may be broader under Delaware law than under Maryland law. For some stockholders, however, the Maryland rights of inspection that are available may be less restrictive with respect to the purpose for which the right may be exercised, and the lack of access to stockholder records under Delaware law could result in the impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the corporation.

     Limitation of Liability. Under Delaware law, directors' liability for monetary damages cannot be limited by the charter for (i) breaches of their duty of loyalty to the Company and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) monetary damages relating to willful or negligent violations regarding the prohibition on the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) transactions from which a director derives improper personal benefit. The liability of officers may not be limited under Delaware law, unless the officers are also directors. Under Maryland law, the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders.

     Restrictions on Voting of Securities. Maryland law provides for control-share voting restrictions. If applicable, the Maryland law restriction provides that the voting rights of the persons who make a "control-share" acquisition of a corporation's stock (at least 20% of the voting power of the corporation) are eliminated unless the acquisition is exempt from the restriction or the holders of two-thirds of the non-control share stock of the corporation vote in favor of the acquisition. In contrast, Delaware Law does not provide for a similar control-share voting restriction.

     Voting Requirements for Business Combination. Maryland law requires a vote of two-thirds of all stockholders entitled to vote to approve a business combination, although, as permitted by Maryland law, the Maryland Charter provides for the effectiveness and validity of such an action if authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon. Delaware law and the Delaware Charter require the vote of a majority of the shares represented at a stockholder meeting for all corporate actions requiring stockholder approval. In addition, Delaware law requires that certain transactions between a corporation and an "interested stockholder" (generally, a stockholder acquiring 15% or more of the voting stock of a corporation) may not occur for three years following the date such person became an interested stockholder unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in


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

the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares controlled by the interested stockholder); (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by two-thirds of the outstanding voting stock not held by the interested stockholder; or (iv) an exemption is available. In contrast, Maryland law provides that, unless the Board of Directors has approved the acquisition of voting stock pursuant to which a person becomes an interested stockholder (generally, a stockholder acquiring 10% or more of the voting stock of a corporation), a Maryland corporation may not engage in certain business combinations with any interested stockholder for five years following the most recent date on which the interested stockholder became an interested stockholder. Moreover, Maryland law provides that business combinations with an interested stockholders after such five-year period must be recommended by the board of directors and approved by (i) at least 80% of the outstanding shares of the voting stock of the corporation and (ii) at least two-thirds of the outstanding shares of voting stock (other than voting stock held by an interested stockholder or an affiliate thereof), unless certain value and other standards are met or an exemption is available.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors has adopted a stockholder rights plan (the "Plan"). In implementing the Plan, the Board of Directors declared a dividend of one right (collectively, the "Rights") for each outstanding share of Common Stock. Each Right, when exercisable, would entitle the holder thereof to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") at a price of $175 per 1/1,000th share.

     Subject to certain limited exceptions, the Rights will be exercisable only if a person or group, other than an Exempt Person, as defined in the Plan, becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock, or ten days following the commencement of a tender offer or exchange offer which would result in a person becoming the beneficial owner of 10% or more of the Common Stock (the earlier of which is called the "Distribution Date"), each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock for each Right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one half of the then-market price of such common stock.

     At any time after a person or group becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Generally, the Board of Directors may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock. The Rights will expire on March 25, 2008.

     Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. In addition, other than those provisions relating to the principal economic terms of the Rights (other than an increase in the purchase price), any of the provisions of the Plan may be amended by the Board of Directors prior to the Distribution Date.

     Upon the completion of the Reorganization, the Company's rights and obligations under the Plan will continue.

LISTING

     The Common Stock is quoted on the Nasdaq Stock Market under the symbol "STGC."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.


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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The Signet Facility provides for maximum borrowings of up to the lesser of $15 million or 85% of eligible accounts receivable, as defined, until maturity of the Signet Facility on December 31, 1999. The proceeds of the Signet Facility may be used for working capital and general corporate purposes. As of the date hereof, there are no amounts outstanding under the Signet Facility.

     Interest. Borrowings under the Signet Facility bear interest, at the Company's option, at the prime rate, plus 2%, or the adjusted LIBOR, plus 4%.

     Security. The Signet Facility is secured by substantially all of the Company's assets, and, prior to the First Amendment to Credit Facility (the "Amended Credit Facility") described below, a pledge of all of the Company's stock owned by Ram Mukunda and Vijay and Usha Srinivas.

     Covenants. The Signet Facility contains certain financial and non-financial covenants, including, but not limited to (i) ratios of monthly net revenue to loan balance, (ii) interest coverage requirements, (iii) cash flow leverage requirements, (iv) limitations on capital expenditures, incurrence of additional indebtedness and the issuance of additional equity securities, (iv) restrictions on transfers of assets, mergers and acquisitions and (v) restrictions on the payment of dividends.

     Events of Default. The Signet Facility contains events of default customary for similar facilities. If any event of default occurs and is continuing beyond any applicable grace period, First Union (defined below) may accelerate the due date with respect to the entire indebtedness of the Company under the Signet Facility and may also immediately enforce and realize upon any collateral security granted to the lender thereunder.

     The Company and First Union National Bank ("First Union"), as the successor to Signet Bank, recently executed the Amended Credit Facility, which provided for certain changes to the Signet Facility in connection with the Old Notes Offering and the Reorganization. Pursuant to the Amended Credit Facility, among other changes, First Union consented to the Old Notes Offering and the Reorganization and waived compliance with certain affirmative and negative covenants in connection therewith that may be in conflict with the terms of the Old Notes Offering. In particular, among other amendments, the Amended Credit Facility provides that certain key financial covenants shall apply only in the event that the Company attempts to borrow amounts under the Amended Credit Facility. As of the date hereof, as a result of the Indebtedness incurred in connection with the Old Notes Offering, the Company is not in compliance with these covenants and is therefore unable to borrow any amounts under the Amended Credit Facility. The Amended Credit Facility also provided for the release of First Union's security interest in the Company's stock owned by Mr. Mukunda and Mr. and Mrs. Srinivas previously pledged to secure the Company's obligations under the Signet Facility.


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

                              DESCRIPTION OF UNITS

     Each Unit consists of $1,000 principal amount of Notes and a Warrant to purchase 1.25141 Warrant Shares. The issue price of a Unit was allocated, as between the Note and the Warrant, $986.83 to the Note and $13.17 to the Warrant. The Notes and the Warrants are not be separately transferable until the earliest to occur of (i) November 15, 1998, (ii) an Exercise Event, (iii) the date the Exchange Offer Registration Statement or Shelf Registration Statement is declared effective by the Commission and (iv) such other date as Lehman Brothers, Inc. shall determine (the "Separation Date").

                              DESCRIPTION OF NOTES

     The Old Notes were, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 21, 1998 (the "Indenture"), between the Company and First Union National Bank, as trustee thereunder (the "Trustee"). Upon issuance of the Exchange Notes or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreement, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Whenever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture, the Registration Rights Agreement and the Pledge Agreement have been filed with the Commission as exhibits to the Exchange Offer Registration Statement of which this Prospectus is a part. For purposes of this "Description of Notes," the term "the Company" refers to Startec Global and not any of its Subsidiaries. The definitions of certain other terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

     The Old Notes are, and the Exchange Notes will be, senior obligations of the Company, limited to $160.0 million aggregate principal amount, and will mature on May 15, 2008. The Notes bear interest at the rate of 12% per annum, payable semiannually in arrears on May 15 and November 15 of each year, commencing November 15, 1998 to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding May 1 or November 1, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company (which initially will be the corporate trust operations office of the Trustee in New York City; or, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Register; provided that all payments with respect to Global Notes and Certificated Notes (as such terms are defined below under the caption "Book-Entry, Delivery and Form") the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. (Section 307)

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section 305)

OPTIONAL REDEMPTION

     Except as otherwise provided, the Notes are not redeemable at the option of the Company prior to May 15, 2003. At any time on or after that date, the Notes may be redeemed at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior


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

notice mailed by first class mail to each holder's last address as it appears in the Register, at the following Redemption Prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

         YEAR                            REDEMPTION PRICE
         ----                            -----------------
         2003 ........................... 106.0%
         2004 ........................... 104.0%
         2005 ........................... 102.0%
         2006 (and thereafter) .......... 100.0%


     Notwithstanding the foregoing, prior to May 15, 2001, the Company may, on any one or more occasions, redeem up to 35.0% of the originally issued aggregate principal amount of Notes at a redemption price of 112.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided, that at least 65.0% of the originally issued principal amount of the Notes remains outstanding immediately after the occurrence of such redemption; and provided further that notice of such redemptions shall be given within 60 days of the closing of any such Public Equity Offering. (Section 1101)

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 or less in principal amount at maturity shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.


SECURITY

     The Indenture requires the Company to purchase and pledge to the Trustee, as security for the benefit of the holders of the Notes, the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $52.4 million of the net proceeds of the Old Notes Offering to acquire the Pledged Securities. The Pledged Securities were pledged by the Company to the Trustee for the benefit of the holders of the Notes pursuant to the Pledge Agreement and are held by the Trustee in the Pledge Account pending disposition pursuant to the Pledge Agreement. Pursuant to the Pledge Agreement, immediately prior to one of the first six scheduled interest payment dates with respect to the Notes, the Company may either (a) deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or (b) direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the option under clause (a) above, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture.

     Interest earned on the Pledged Securities is added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company, at the Company's request, any such excess amount.

     The Notes are secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account also secure repayment of the principal amount (and Liquidated Damages, if any) of the Notes to the extent of such security.

     Under the Pledge Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, any remaining
Pledged Securities will be released from the Pledge Account and the Notes therefore will be unsecured.

RANKING

     The Old Notes are, and the Exchange Notes will be, unsecured obligations of the Company (except as described above) and rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes and pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company, including trade payables. As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company and its consolidated Subsidiaries would have had approximately $158.6 million of Indebtedness. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. The Indenture limits, but does not prohibit, the incurrence of certain additional Indebtedness by the Company and its Restricted Subsidiaries and does not limit the amount of Indebtedness Incurred to finance the cost of Telecommunications Assets. The Company anticipates that it and its Subsidiaries will Incur substantial additional Indebtedness in the future. As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company's consolidated subsidiaries had aggregate liabilities of approximately $25.1 million, including approximately $647,000 of Indebtedness.


COVENANTS


     Limitation on Indebtedness and Preferred Stock of Subsidiaries.

       (a) Subject to paragraph (b) below, the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness or, in the case of Restricted Subsidiaries, issue or have outstanding Preferred Stock (other than Acquired Preferred Stock); provided, however, that the Company may Incur Indebtedness if, immediately thereafter, the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5.0 to 1.


       (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following Indebtedness ("Permitted Indebtedness"), each of which will be given independent effect:


          (i) Indebtedness of the Company evidenced by the Notes;


          (ii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;


          (iii) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $50.0 million and
       (y) 85.0% of Eligible Accounts Receivable;

          (iv) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the cost (including the cost of design, development, construction, acquisition, licensing, installation or integration) of Telecommunications Assets;

          (v) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (A) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) and (B) the sale, transfer or other disposition by the Company or any Restricted
       Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness by another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary, subject to the other provisions of the Indenture;

          (vi) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right to the payment and performance to the obligations of the Company under the Indenture and the Notes, except that (A) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and
       (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed Indebtedness by the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to other provisions of the Indenture;

          (vii) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance (whether by amendment, renewal, extension or refunding), then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (iii), (v), (vi), (viii),
       (ix), (xi) and (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause
       (vii) if: (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (vii);

          (viii) Indebtedness of (x) the Company not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of the Company (less the amount of such proceeds used to make
       Restricted Payments as provided in clause (iii) or (iv) of the second paragraph of the "Limitation on Restricted Payments" covenant) and (y) the Company not to exceed, at one time outstanding, the fair market value of any Telecommunications Assets acquired by the Company in exchange for Common Stock of the Company issued after the Issue Date; provided, however, that in determining the fair market value of any such Telecommunications Assets so acquired, if the estimated fair market value of such Telecommunications Assets exceeds (A) $2.0 million (as estimated in good faith by the Board of Directors), then the fair market value of such Telecommunications Assets will be determined by a majority of the Board of Directors of the Company, which determination will be evidenced by a resolution thereof, and (B) $10.0 million (as estimated in good faith by the Board of Directors), then the Company will deliver the Trustee a written appraisal as to the fair market value of such Tele-communications Assets prepared by a nationally recognized investment banking or public accounting firm (or, if no such investment banking or public accounting firm is qualified to prepare such an appraisal, by a nationally recognized appraisal firm); and provided further that, except with respect to Acquired Indebtedness, such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

          (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements covering Indebtedness of the Company; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

          (x) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control offer or (B) deposited to defease all of the Notes as described below under "Defeasance and Covenant Defeasance of Indenture";


          (xi) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant; and

          (xii) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (i) through (xi) above in an aggregate principal amount not in excess of $10.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding.

       (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant, Guarantees, Liens or obligations with respect to letters of credit and other credit enhancements supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provision of "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries." For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of paragraph (a) or (b) of this covenant (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) elect to comply with such paragraphs (or definitions), as applicable in any order.

     Limitation on Restricted Payments.

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) (A) declare or pay any dividend or make any distribution in respect of the Company's Capital Stock to the holders thereof (other than stock splits, dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to acquire such shares of Capital Stock) or (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to the Company or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted
Subsidiary on a pro rata basis; (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5.0% or more of the Company's Capital Stock; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

       (A) a Default or Event of Default shall have occurred and be continuing;

       (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant; and

       (C) the aggregate amount of all Restricted Payments declared or made from and after the Closing Date would exceed the sum of:

          (1) Cumulative Consolidated Cash Flow minus 200% of Cumulative Consolidated Fixed Charges;

          (2) 100% of the aggregate Net Cash Proceeds from the issue or sale to a Person, which is not a Subsidiary of the Company, of Capital Stock of the Company (other than Redeemable Stock) or of debt securities of the Company which have been converted into or exchanged for such Capital Stock (except to the extent such Net Cash Proceeds are used to Incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant); and

          (3) to the extent any Permitted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including a premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, with the net proceeds of, or in exchange for, Indebtedness Incurred under clause (viii) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent (A) capital contribution to the Company or (B) issuance and sale of shares of
Capital Stock (other than Redeemable Stock) of the Company (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant); (iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent (A) capital contribution to the Company or (B) issuance and sale of, shares of the Capital Stock of the Company (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant); (v) payments or distributions to dissenting stockholders in accordance with applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) other Restricted Payments not to exceed $2.0 million; and (vii) investments in any Telecommunications Assets acquired in exchange for Capital Stock of the Company (other than Redeemable Stock) issued after the Issue Date or with the Net Cash Proceeds from the concurrent issuance and sale of Capital Stock of the Company (other than Redeemable Stock); provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. (Section 1012)

     Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof) and the Net Cash Proceeds from any capital contributions to the Company or issuance of Capital Stock referred to in clauses (iii), (iv) and
(vii) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

     So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements or instruments in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (or, in the case of Acquired Preferred Stock, terms of such Acquired Preferred Stock) if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement (or, in the case of Acquired Preferred Stock, upon the default in the payment of dividends upon such Acquired Preferred Stock) and such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes; (iii) existing under or by reason of applicable law; (iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (v) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Sub-


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

sidiary; or (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries. (Section
1013)

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

     The  Company  will  not,  and  will  not  permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary (other than to the Company or a wholly owned Restricted Subsidiary or in respect of any director's qualifying shares or sales of shares of Capital Stock to foreign nationals mandated by applicable law) to any Person unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant, (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment"); provided, however, that notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, issue, transfer, convey, sell or otherwise dispose of Capital Stock, (other than Redeemable Stock) (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Cable Subsidiary so long as (x) immediately after such transaction, the Company and/or its Restricted Subsidiaries continue to beneficially own at least a majority of the Voting Stock of such Restricted Cable Subsidiary and (y) the Net Cash Proceeds from such transaction are applied in accordance with the provisions of the "Limitation on Assets Sales" covenant. For purposes of the foregoing, a "Restricted Cable Subsidiary" shall mean any Restricted Subsidiary of the Company organized after the Closing Date for the purpose of designing, developing, constructing, acquiring, licensing, owning and/or operating fiber optic cable or similar transmission systems used in the telecommunications business. (Section 1014)

     Limitation on Transactions with Stockholders and Affiliates.

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10.0% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those terms that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate, (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company (including a majority of the disinterested members thereof, if any) and is evidenced by a resolution thereof and (iii) if such transaction or series of transactions involves aggregate consideration in excess of $10.0 million, then the Company or such Restricted Subsidiary will deliver to the Trustee a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm).

     The foregoing limitation does not limit, and will not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or among Restricted Subsidiaries; (ii) the payment or reimbursement of reasonable and customary regular fees and expenses to directors of the Company who are not employees of the Company; (iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (iv) loans and advances to officers or employees of the Company and its Subsidiaries not exceeding at any one time outstanding $1.5 million in the aggregate; (v) employment and similar agreements entered into between the Company or any of its Restricted Subsidiaries with their respective employees in the ordinary course of business; and (vi) operating and similar agreements entered into in the ordinary course of the Company's business. (Section 1015)


     Limitation on Liens.

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of its assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereof, without making effective provision for all of the Notes and all other amounts ranking pari passu with the Notes to be directly secured equally and ratably with the obligation or liability secured by such Lien, or, if such obligation or liability is subordinated to the Notes and other amounts ranking pari passu with the Notes, without making provision for the Notes and such other amounts to be directly secured prior to the obligation or liability secured by such Lien. (Section 1016)


     Limitation on Sale-Leaseback Transactions.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale- Leaseback Transaction with respect to any property of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may enter into Sale-Leaseback Transactions; provided, however, that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Company and (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (a) set forth in the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Subsidiaries."


     Limitation on Asset Sales.

     The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale, unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or disposed of as determined by the good faith judgment of the Board of Directors evidenced by a Board Resolution and (ii) at least 75.0% of the consideration received for such Asset Sale consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness.

     The Company shall, or shall cause the relevant Restricted Subsidiary to, within 360 days after the date of receipt of the Net Cash Proceeds from an Asset Sale, (i) (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case, owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets of a nature or type or that are used in a business (or in a Person having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 360-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The


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

amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 360-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined herein) totals at least $10.0 million, the Company must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100.0% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Excess Proceeds Payment").

     The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each holder stating: (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest and Liquidated Damages, if any, on and after the Excess Proceeds Payment Date; (v) that holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Excess Proceeds Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. To the extent that the aggregate principal amount of Notes tendered is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

     The Company will comply with Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other rules and regulations thereunder to the extent such rules and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this "Limitation on Asset Sales" covenant and the Company is required to repurchase Notes as described above. (Section 1017)


     Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries.

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company, other


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

than  Indebtedness  under  Credit  Facilities  incurred  under  clause  (iii) of paragraph (b) in the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee or other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

     Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee. (Section 1018)


     Business of the Company; Restriction on Transfers of Existing Business.

     The Company will not, and will not permit any Restricted Subsidiary to, be principally engaged in any business or activity other than a Permitted
Business. In addition, the Company and any Restricted Subsidiary will not be permitted to, directly or indirectly, transfer to any Unrestricted Subsidiary
(i) any of the material licenses, agreements or instruments, permits or authorizations used in the Permitted Business of the Company and any Restricted Subsidiary on the Closing Date or (ii) any material portion of the "property and equipment" (as such term is used in the Company's consolidated financial statements) of the Company or any Significant Subsidiary used in the licensed service areas of the Company and any Restricted Subsidiary as such exists on the Closing Date. (Section 1019)


     Limitation on Investments in Unrestricted Subsidiaries.

     The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments, together with any other Restricted Payments made after the Closing Date, would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by the Company or a Subsidiary and (ii) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by the Board of Directors of the Company (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause (i)). (Section 1020)


     Provision of Financial Statements and Reports.

     The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. All such annual reports shall include the geographic segment financial information required to be disclosed by the Company under Item 101(d) of Regulation S-K under the Securities Act. The Company will also be required (a) to file with the Trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and docu-ments if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)


REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder will have the right to require the Company to repurchase all or any part of its Notes at a purchase price in cash pursuant to the offer described below (the "Change of Control Offer") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (subject to the right of holders of record to receive interest on the relevant Interest Payment Date) (the "Change of Control Payment").

     Within 30 days of the Change of Control, the Company will mail a notice to the Trustee and each holder stating, among other things: (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon a Change of Control" covenant and that all Notes validly tendered will be accepted for payment; (ii) the circumstances and relevant facts regarding such Change of Control; (iii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (iv) that any Note not tendered will continue to accrue interest pursuant to its terms; (v) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Liquidated Damages, if any, on and after the Change of Control Payment Date;
(vi) that holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vii) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (viii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Change of Control Payment Date, the Company shall: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon a Change of Control" covenant, the Trustee shall act as Paying Agent.

     The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other rules and regulations thereunder to the extent such rules and regulations are applicable in the event that a Change of

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Control  occurs  and  the Company is required to repurchase the Notes under this
"Repurchase of Notes upon a Change of Control" covenant. (Section 1010)

     If the Company is unable to repay all of its Indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of Indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the holders of at least 25.0% in aggregate principal amount of the Notes then outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

     There can be no assurances that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities or Indebtedness of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless: (i) either the Company will be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such assets of the Company will be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company with respect to the Notes and under the Indenture;
(ii) immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness and Issuance of Preferred Stock of Subsidiaries" covenant; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; and provided further that clauses (ii), (iv) and (v) above shall not apply to the Reorganization. (Section 801)

EVENTS OF DEFAULT


     The  following  events  will  be  defined  as  "Events  of  Default" in the
Indenture: (a) default in the payment of interest or Liquidated Damages, if any, on the Notes when due and payable as to any Interest Payment Date falling on or prior to May 15, 2001; (b) default in the payment of interest or
Liquidated Damages, if any, on the Notes when due and payable as to any Interest Payment Date following May 15, 2001, and any such failure continues for a period of 30 days; (c) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (d) default in the payment of principal or interest or Liquidated Damages, if any, on Notes required to be purchased pursuant to an Excess Proceeds Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control"; (e) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets"; (f) default in the performance of or breach of any other covenant or agreement of the Company set forth in the Indenture or under the Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25.0% or more in aggregate principal amount of the Notes then outstanding; (g) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by the expiration of any applicable grace period and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity date thereon and such defaulted payment shall not have been made, waived or extended by the expiration of any applicable grace period; (h) any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (i) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (j) the Company or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (k) the Company asserts in writing that the Pledge Agreement ceases to be in full force and effect before payment in full of the obligations thereunder. (Section 501)

     If  an Event of Default (other than an Event of Default specified in clause
(i) or (j) above) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, accrued interest and Liquidated Damages, if any, shall become immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (g) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default triggering such Event of Default pursuant to clause (g) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (i) or (j) above occurs, the principal of, premium, if any, accrued interest and Liquidated Damages, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived (subject to certain limitations) and (ii) the rescission, in the opinion of counsel, would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver." (Section 502)

     The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. No holder may pursue any remedy with respect to the Indenture or the Notes unless:
(i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of then outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, accrued interest or Liquidated Damages, if any, on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder. (Sections 507 and
508)

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and the Company's performance under the Indenture and that the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. For these purposes, such compliance shall be determined without regard to any grace period or notice requirement under the Indenture. (Section
1008)

DEFEASANCE AND COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and the Indenture insofar as such Notes are concerned except for (i) the rights of holders of outstanding Notes to receive payments (solely from monies deposited in trust) in respect of the principal of, premium, if any, accrued interest and Liquidated Damages, if any, on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and


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

segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants and other provisions set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). (Sections 1301, 1302 and 1303)

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and accrued interest and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest and Liquidated Damages, if any; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause
(i) or (j) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since May 15, 1998, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when, (ii) either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, accrued interest and Liquidated Damages, if any, on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturities or Redemption Date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as


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

the case may be; (ii) the Company had paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on any Note or extend the time for payment of interest on, or alter the redemption provisions of, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Note, (iv) impair the right of any holder of the Notes to receive payment of, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify, amend, waive, supplement or consent to take any action under the Indenture or the Notes, (vi) waive a default in the payment of principal of, premium, if any, or accrued and unpaid interest or Liquidated Damages, if any, on the Notes, (vii) reduce or change the rate or time for payment of interest on the Notes, (viii) reduce or change the rate or time for payment of Liquidated Damages, if any,
(ix) modify any provisions of any Guarantees in a manner adverse to the holders or (x) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

     The Notes and the Indenture are governed and construed in accordance with the laws of the State of New York. The Company will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and the Indenture.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict as soon as practicable, but in any event within 90 days.

     The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.


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

     "Acquired Indebtedness" or "Acquired Preferred Stock" is defined to mean Indebtedness or Preferred Stock, as the case may be, of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness or Preferred Stock, as the case may be, of such Person which is redeemed, defeased, retired or otherwise repaid in full at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be considered as Indebtedness or Preferred Stock.

     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or
(ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person (other than the Company or any of its Restricted Subsidiaries) that constitute substantially all of a division or line of business of such Person.

     "Asset Disposition" is defined to mean the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person (other than the Company or any of its Restricted Subsidiaries) of (i) all or any of the Capital Stock of any Restricted Subsidiary (other than in respect of any director's qualifying shares or investments by foreign nationals mandated by applicable law), (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company and which, in the case of any of clause (i), (ii) or (iii) above, whether in one transaction or a series of related transactions, (a) have a fair market value in excess of $1.0 million or (b) are for net proceeds in excess of $1.0 million; provided that sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business shall not be included within the meaning of "Asset Sale."

     "Attributable Value" is defined to mean, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (whether or not such lease is terminable at the option of the lessee prior to the end of such term), including any period for which such lease has been, or may, at the option of the lessor, be extended, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.


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

     "Average Life" is defined to mean, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" is defined to mean the board of directors of the Company or its equivalent, including managers or members of a limited liability company, general partners of a partnership, limited partnership or limited liability partnership or trustees of a business trust, or any duly authorized committee thereof.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease Obligation" is defined to mean any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50.0% of the total voting power of the then outstanding Voting Stock of the Company, or after the consummation of the Reorganization, Subsidiary Holdings; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors (together with any directors who are members of the Board of Directors on the date hereof and any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any such "person" or "group" (other than to the Company or a Restricted Subsidiary); (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation with or into the Company in one or a series of related transactions with the effect that, immediately after such transaction, any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company; provided, however, that the consummation of the Reorganization shall not constitute or be deemed to constitute a "Change of Control."

     "Closing Date" is defined to mean the date on which the Notes are originally issued under the Indenture.

     "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

     "Consolidated Cash Flow" is defined to mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of


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

assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and (vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated   Fixed   Charges"  is  defined  to  mean,  for  any  period,
Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

     "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period.

     "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) net income (or loss) of any Person combined in such Person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iii) gains or losses (on an after-tax basis) in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries, (iv) the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders, (v) any gain or loss realized as a result of the cumulative effect of a change in accounting principles, (vi) any amount paid or accrued as dividends on Preferred Stock of the Company or Preferred Stock of any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries, (vii) restructuring charges,
(viii) charges relating to the write-off of acquired in-process research and development expenses and other intangible assets of a Person in connection with the application of the purchase method of accounting and (ix) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person during such period.

     "Consolidated Net Worth" is defined to mean, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Facilities" is defined to mean one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or securitizations (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


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

     "Cumulative Consolidated Cash Flow" is defined to mean, for the period beginning on the Closing Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Cash Flow of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Cumulative Consolidated Fixed Charges" are defined to mean the Consolidated Fixed Charges of the Company and its Restricted Subsidiaries for the period beginning on the Closing Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

     "Cumulative Consolidated Interest Expense" is defined to mean, for the period beginning on the Closing Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency (or currency unit) values.

     "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Eligible Accounts Receivable" is defined to mean the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person arising in the ordinary course of business that are not more than 90 days past their due date, as shown on the most recent consolidated balance sheet of such Person filed with the Commission, all in accordance with GAAP.

     "Eligible Institution" is defined to mean a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, and has outstanding debt with a rating of "A-3" or higher according to Moody's Investors Service, Inc., or "A-" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "Events of Default" herein.

     "Fair Market Value" is defined to mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" is defined to mean generally accepted accounting principles in the United States as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession of the United States.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


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

     "Incur" or "Incurrence" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50.0% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) except with respect to Trade Payables, all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, (v) all obligations of such Person as lessee under Capitalized Lease Obligations and the Attributable Value under any Sale-Leaseback Transaction of such Person,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination or (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Redeemable Stock of the Company or Preferred Stock of any Restricted Subsidiary at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided (x) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (y) that Indebtedness shall not include any liability for federal, state, local, foreign or other taxes.

     "Interest Rate Agreement" is defined to mean interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

     "Interest Rate Protection Obligations" is defined to mean the obligations of any Person pursuant to any Interest Rate Agreements.

     "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary," the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (b) the fair market value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsid-


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

iary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

     "Lien" is defined to mean any mortgage, charge, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment for security or other encumbrance upon or with respect to any property of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Marketable Securities" is defined to mean: (i) U.S. Government Obligations which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) certificates of deposit, Eurodollar time deposits and bankers' acceptances with maturity of 90 days or less and overnight bank deposits of any financial institution that is organized under the laws of the United States of America or any state hereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $300.0 million (or, to the extent non-United States dollar-denominated, the United States Dollar Equivalent of such amount) and has outstanding debt which is rated "A" (or such similar equivalent ratings or higher by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act); (iv) commercial paper maturing not more than 180 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., or "A-1" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)); (v) auction rate preferred securities whose rates are reset based on market levels for a par security not more than 90 days after the date of acquisition with a rating, at the time as of which any investment therein is made, of "A-3" or higher according to Moody's Investors Service, Inc., or "A-" or higher according to Standard & Poor's Ratings Services (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and issued by a corporation that is not an Affiliate of the Company; (vi) any banker's acceptance or money market deposit accounts issued or offered by an Eligible Institution; (vii) repurchase obligations with a term of not more than seven days for U.S. Government Obligations entered into with an Eligible Institution; and (viii) any fund investing exclusively in investments of the types described in clauses (i) through (vii) above.

     "Net Cash Proceeds" is defined to mean (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of: (i) brokerage commissions, finders' fees and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and other advisors) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole (after taking into account any available offsetting tax credits or deductions and any tax sharing arrangements), (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any contingent liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof)


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

when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, finders' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Business" is defined to mean any business involving voice, data and other telecommunications services.

     "Permitted   Investment"  is  defined  to  mean  (i)  an  Investment  in  a
Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; (ii) any Investment in Marketable Securities or Pledged Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to officers and employees that do not in the aggregate exceed $1.5 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments in any Person received as consideration for Asset Sales to the extent permitted under the "Limitation on Asset Sales" covenant;
(vii) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed the greater of (A) $35.0 million or (B) 15.0% of the Company's total consolidated assets; (viii) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (ix) Investments in Currency Agreements and Interest Rate Agreements on commercially reasonable terms entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operation of the business of the Company or its Restricted Subsidiaries; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (x) repurchases or redemptions by the Company of Capital Stock from officers and other employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such individuals, in an aggregate amount not exceeding $1.0 million in any calendar year and $3.0 million from the date of the Indenture; and (xi) Investments in evidences of Indebtedness, securities or other property received from another Person by the Company or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such Person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such Person held by the Company or any of its Subsidiaries, or for other liabilities or obligations of such Person to the Company or any of its Subsidiaries that were created, in accordance with the terms of the Indenture.

     "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government or other contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi)


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

Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in compliance with the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease; (x) Liens arising  from  filing  Uniform  Commercial  Code  financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens existing on the Closing Date or securing the Notes or any Guarantee of the Notes; (xix) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders; (xx) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (viii) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; and (xxi) Liens securing Indebtedness under Credit Facilities incurred in compliance with clause (iv) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant.

     "Pledge Account" is defined to mean an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

     "Pledge Agreement" is defined to mean the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, from the Company to the Trustee, governing the Pledge Account and the disbursement of funds therefrom.

     "Pledged Securities" is defined to mean the securities purchased by the Company with a portion of the net proceeds from the Offering, which shall consist of U.S. Government Obligations, to be deposited in the Pledge Account. The Pledged Securities may be held in book-entry form through First Union National Bank acting as securities intermediary.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of such

Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

     "Pro Forma Consolidated Cash Flow" is defined to mean, for any period, the Consolidated Cash Flow of the Company for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period, including any related financing transactions and also giving pro forma effect to any other Indebtedness repaid or discharged during such period other than with respect to working capital borrowings.

     "Public Equity Offering" is defined to mean an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms (or by the terms of any security into which it is exchangeable) or otherwise is (i) required to be redeemed on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring on or prior to the date that is 123 days after the date of the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions on or prior to the date that is 123 days after the date of the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

     "Registration Rights Agreement" is defined to mean the Registration Rights Agreement, dated as of the date of the Indenture, by and among the Initial
Purchasers and the Company, concerning the registration and exchange of the Notes.

     "Restricted Subsidiary" is defined to mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale-Leaseback Transaction" of any person is defined to mean an arrangement with any lender, investor or other Person ("Investor") or to which such Investor is a party providing for the lease by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person after the acquisition thereof or the completion of construction or commencement of operation thereof to such Investor or to any Person to whom funds have been or are to be advanced by such Investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangements may be terminated by the lessee without payment of a penalty.

     "Significant Subsidiary" is defined to mean a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
(ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Telecommunications Assets" is defined to mean, with respect to any Person, equipment and other properties or assets (whether tangible or intangible) used in the telecommunications business, including, without limitation, rights with respect to IRUs, MAOUs or minimum investment units (or similar interests) in fiber optic cable and international or domestic telecommunications switches or other transmission facilities, including monitoring and related administrative support facilities (or Common Stock of a Person that becomes a Restricted Subsidiary, the assets of which consist primarily of any such Telecommunications Assets), in each case purchased, or acquired through a Capitalized Lease Obligation, by the Company or a Restricted Subsidiary after the Closing Date.


     "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.


     "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and with respect to any Restricted Payment, the date such Restricted Payment is to be made.


     "United States Dollar Equivalent" is defined to mean, with respect to any monetary amount in a currency other than the United States dollar, at any time for the determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any transaction described in the "Limitation on Transactions with Stockholders and Affiliates" covenant can be undertaken (a "Tested Transaction"), the United
States Dollar Equivalent of such Indebtedness, Investment or transaction described in the "Limitation on Transactions with Stockholders and Affiliates" covenant will be determined on the date incurred, made or undertaken and no subsequent change in the United States Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.


     "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, and such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness and Preferred Stock of Subsidiaries" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Unrestricted Subsidiary Indebtedness" is defined to mean any Indebtedness of any Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obliger on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and
(ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the


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

Company or any Restricted Subsidiary to declare, a default of such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "U.S. Government Obligations" is defined to mean securities that are (x) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a "bank" (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government
Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" is defined to mean with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

                         BOOK-ENTRY, DELIVERY AND FORM

     Exchange Notes issued in exchange for the Old Notes currently represented by one or more fully registered global notes ("Old Global Notes") will be represented by one or more fully registered global notes (collectively, the "Exchange Global Notes"). The Old Global Notes were deposited on the date of the closing of the sale of the Old Notes, and the Exchange Global Notes will be deposited on the date of the closing of the Exchange Offer, with, or on behalf of, The Depository Trust company ("DTC") and registered in the name of DTC or a nominee of DTC. "Global Notes" means the Old Global Notes or the Exchange Global Notes, as the case may be.

     Exchange Notes held by "qualified institutional buyers" (as defined in Rule 144A promulgated under the Securities Act)("QIBs") who elect to take physical delivery of their certificates instead of holding their interest through the Exchange Global Notes and which are thus ineligible to trade through DTC (collectively referred to herein as the "Non-Global Purchasers") will be issued, in registered form, without interest coupons ("Certificated Exchange Notes"). Upon a permitted transfer to a QIB of such Certificated Exchange Notes initially issued to a Non-Global Purchaser, such Certificated
Exchange Notes will, unless the transferee requests otherwise or the Exchange Global Notes have previously been exchanged in whole for such Certificated Exchange Notes, be exchanged for an interest in the applicable Exchange Global Notes. As described below under "--Certificated Exchange Notes," owners of beneficial interests in an Exchange Global Note may receive physical delivery of Certificated Exchange Notes only in the limited circumstances described therein.

     THE EXCHANGE GLOBAL NOTES. The Company expects that, pursuant to procedures established by DTC, (i) upon deposit of the Exchange Global Notes, DTC or its custodian will credit, on its internal system, the corresponding principal amount of Exchange Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of the Exchange Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Exchange Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the Exchange Global Notes directly through the DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee will be considered the sole owner or holder of the Exchange Global Notes represented by the applicable Exchange Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Exchange Global Notes will be able to transfer such interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any) and interest on, the Exchange Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Exchange Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium (if any) and interest on, the Exchange Global
Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Exchange Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in any such Exchange Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable Exchange Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the applicable Exchange Global Note is credited and only in respect of such portion of Notes, the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the applicable Exchange Global Note for Certificated Notes, which it will distribute to its participants and which, if representing interests in the applicable Exchange Global Note, will be legended as set forth in the Indenture.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Exchange Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     CERTIFICATED EXCHANGE NOTES. If (i) the Company notifies the Trustee in writing that the DTC is no longer willing or able to act as a depository and the Company does not appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, then, upon surrender by the relevant registered owner of its Exchange Global Note, Certificated Exchange Notes in such form will be issued to each person that such registered owner and the DTC identify as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Exchange Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof) in fully registered form.

     Neither the Company nor Trustee shall be liable for any delay by the related registered owner or the DTC in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such registered owner or of the DTC for all purposes (including with respect to the registration and delivery, and the principal amount of the Exchange Notes to be issued).


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

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the principal U.S. federal income tax consequences to beneficial owners arising from the exchange of Old Notes for Exchange Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary, and proposed Treasury regulations promulgated thereunder, administrative pronouncements and rulings, and judicial decisions, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. In addition, the recently enacted Taxpayer Relief Act of 1997 could affect an investment in Notes in that, among other things, it reduces the rate of federal income tax imposed on capital gains of individual taxpayers for capital assets held more than eighteen months (and reduces such rate even further for capital assets acquired after the year 2000 and held more than five years).

     This summary discusses only Notes held as capital assets within the meaning of Code section 1221. It does not discuss all of the tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt organizations, U.S. Holders subject to the alternative minimum tax, regulated investment companies, dealers in securities or foreign currencies, persons holding Notes as part of a straddle or hedging transaction, or U.S. Holders whose functional currency (as defined in Code section 985) is not the U.S. dollar. Persons considering purchasing Notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this summary, the term "U.S. Holder" means the beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S. (including certain former citizens and former long-term residents); (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust with respect to the administration of which a court within the U.S. is able to exercise primary supervision and one or more U.S. persons have the authority to control all substantial decisions of the trust. As used in this summary, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

EXCHANGE OF NOTES

     The exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Old Notes or the Exchange Notes and, thus, such exchange will not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange will have no U.S. federal income tax consequences to the holders of the Old Notes or the Exchange Notes, regardless of whether such holders participate in the Exchange Offer. Consequently, each holder will continue to be required to include interest on the Exchange Notes, or the Old Notes, if not exchanged, in its gross income in accordance with its method of accounting for U.S. federal income tax purposes and will have the same tax basis and holding period in the Exchange Notes as in the Old Notes. The Company intends to treat the Exchange Offer for U.S. federal income tax purposes in accordance with the position described in this paragraph.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES.


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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Old Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commission or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such person may be deemed to be underwriting compensations under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker- dealers) against certain liabilities, including liabilities under the Securities Act.

                             CERTAIN LEGAL MATTERS

     The validity of the Exchange Notes offered hereby have been passed on for the Company by Schnader Harrison Segal & Lewis LLP, Washington, D.C.

                                    EXPERTS

     The audited financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange
Notes being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Exchange Offer Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The  Company  has  agreed  to  file  with  the  Commission,  to  the extent
permitted,   and   distribute   to  holders  of  the  Exchange  Notes,  reports,
information and documents specified in Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so long as the Exchange Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act.

     The Company is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy and information statements, and other information, with the Commission. Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Commission. In addition, the Company's Common Stock is quoted on the Nasdaq National Market, and reports proxy and information statements and other information concerning the Company may also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.


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                               GLOSSARY OF TERMS

     Access charges: The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     Accounting or Settlement rate: The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     Call reorigination: A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call and waiting for an automated callback. The callback then provides the user with dial tone which enables the user to place a call.

     CLEC: Competitive Local Exchange Carrier.

     Correspondent agreement: Agreement between international long distance carriers that provides for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated per minute rate and provides for a method by which revenues are distributed between the two carriers (also known as an "operating agreement").

     CST: Companhia Santomensed De Telecommunicacoes.

     Dedicated access: A means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantage of dedicated access is simplified premises-to-anywhere calling, faster call set-up times and potentially lower access costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     Dial up access: A form of service whereby access to a network is obtained by dialing a toll-free number or a paid local access number.

     Direct access: A method of accessing a network through the use of private lines.

     EU (European Union): Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom.

     Facilities-based carrier: A carrier which transmits a significant portion of its traffic over owned or leased transmission facilities.

     FCC: Federal Communications Commission.

     Fiber  optic:  A  transmission  medium consisting of high-grade glass fiber
through   which   light   beams  are  transmitted  carrying  a  high  volume  of
telecommunications traffic.

     International gateway: A switching facility that provides connectivity between international carriers and performs any necessary signaling conversions between countries.

     ISP   (International   Settlements  Policy):  A  policy  that  governs  the
settlements between U.S. carriers and their foreign correspondents of the cost of terminating each other's network.

     IRU (Indefeasible Rights of Use): The rights to use a telecommunications system, usually an undersea cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or duty to dispose of the cable at the end of its useful life.

     ISDN (Integrated Services Digital Network): A hybrid digital network capable of providing transmission speeds of up to 128 kilobits per second for both voice and data.

     ISR (International Simple Resale): The use of international leased lines for the resale of switched telephony to the public, bypassing the current system of accounting rates.

     ITO (Incumbent Telecommunications Operator): The dominant carrier in each country, often government-owned or protected; commonly referred to as the Postal, Telephone and Telegraph Company, or PTT.

     ITU: The International Telecommunications Union.

     LEC (Local Exchange Carrier): Companies from which the Company and other long distance providers must purchase "access services" to originate and terminate calls in the United States

     Local connectivity: Physical circuits connecting the switching facilities of a telecommunications services provider to the interexchange and transmission facilities of a facilities-based carrier.

     Local exchange: A geographic area determined by the appropriate regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     Long distance carriers: Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     MAOU    (Minimum    Assignable    Ownership    Units):    Capacity   on   a
telecommunications systems, usually an undersea fiber optic cable, required on an ownership basis.

     PBX (Public Branch Exchange): Switching equipment that allows connection of private extension telephones to the PSTN or to a private line.

     PSTN (Public Switched Telephone Network): A telephone network which is accessible by the public at large through private lines, wireless systems and pay phones.

     PTT (Postal, Telephone and Telegraph Company): A foreign telecommunication carrier that has been dominant in its home market and which may be wholly or partially government-owned.

     Private line: A dedicated telecommunications connection between end-user locations.

     Proportional return traffic: Under the terms of operating agreements, foreign partners are required to deliver to the U.S.-based carriers traffic flowing to the United States in the same proportion as the U.S.-based carriers delivered U.S.-originated traffic to the foreign carriers.

     RBOC   (Regional   Bell  Operating  Company):  The  seven  local  telephone
companies established by the 1982 agreement between AT&T and the United States Department of Justice.

     Resale: Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SNO:   A   second   network   operator   is   a   private   carrier   in  a
recently-deregulated foreign nation in which the number of private carriers is limited.

     Switch: Equipment that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     Switched minutes: The number of minutes of telephone traffic carried on a network using switched access.

     Voice telephony: A term used by the EU, defined as the commercial provision for the public of the direct transport and switching of speech in real-time between public switched network termination points, enabling any user to use equipment connected to such a network termination point in order to communicate with another termination point.

     WTO: World Trade Organization.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants .................................................   F-2
Consolidated Statements of Operations for the fiscal years ended December 31, 1995, 1996,
 1997, and the six months ended June 30, 1997 and 1998 ...................................   F-3
Consolidated Balance Sheets as of December 31, 1996, 1997, and as of June 30, 1998 .......   F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the fiscal years ended
 December 31, 1995, 1996, 1997, and the six months ended June 30, 1998 ...................   F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1995, 1996,
 1997, and the six months ended June 30, 1997 and 1998 ...................................   F-6
Notes to Consolidated Financial Statements ...............................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Startec Global Communications Corporation:


     We have audited the accompanying balance sheets of Startec Global Communications Corporation (a Maryland corporation) as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Startec Global Communications Corporation, as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP


Washington, D.C.
March 4, 1998

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                                                                   SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED DECEMBER 31,               JUNE 30,
                                                     ----------------------------------------- -------------------------
                                                          1995          1996          1997         1997         1998
                                                     ------------- ------------- ------------- ------------ ------------
                                                                                                      (UNAUDITED)
Net revenues .......................................   $  10,508     $  32,215     $  85,857     $ 28,836     $ 63,353
Cost of services ...................................       9,129        29,881        75,783       25,250       54,485
                                                       ---------     ---------     ---------     --------     --------
 Gross margin ......................................       1,379         2,334        10,074        3,586        8,868
General and administrative expenses ................       2,170         3,996         6,288        2,461        6,852
Selling and marketing expenses .....................         184           514         1,238          306        1,761
Depreciation and amortization ......................         137           333           451          214          708
                                                       ---------     ---------     ---------     --------     --------
 Income (loss) from operations .....................      (1,112)       (2,509)        2,097          605         (453)
Interest expense ...................................         116           337           762          252        2,577
Interest income ....................................          22            16           313            5        1,302
                                                       ---------     ---------     ---------     --------     --------
 Income (loss) before income tax provision .........      (1,206)       (2,830)        1,648          358       (1,728)
Income tax provision ...............................          --            --            29            7           30
                                                       ---------     ---------     ---------     --------     --------
 Net income (loss) .................................   $  (1,206)    $  (2,830)    $   1,619     $    351     $ (1,758)
                                                       =========     =========     =========     ========     ========

Basic earnings (loss) per share ....................   $   (0.23)    $   (0.52)    $    0.26     $   0.06     $  (0.20)
                                                       =========     =========     =========     ========     ========
Weighted average common shares outstanding --
 basic .............................................       5,317         5,403         6,136        5,403        8,926
                                                       =========     =========     =========     ========     ========
Diluted earnings (loss) per share ..................   $   (0.23)    $   (0.52)    $    0.25     $   0.06     $  (0.20)
                                                       =========     =========     =========     ========     ========
Weighted average common and equivalent shares
 outstanding -- diluted ............................       5,317         5,403         6,423        5,589        8,926
                                                       =========     =========     =========     ========     ========

 The accompanying notes are an integral part of these consolidated statements.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                           DECEMBER 31,
                                                                                    --------------------------     JUNE 30,
                                                                                        1996          1997           1998
                                                                                    -----------   ------------   ------------
                                                                                                                  (UNAUDITED)
                                      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ......................................................    $    148       $ 26,114       $120,121
 Accounts receivable, net of allowance for doubtful accounts of approximately
   $1,079, $2,353, and $2,982 respectively.......................................       5,334         16,980         23,293
 Accounts receivable, related party .............................................          78            377            778
 Other current assets ...........................................................         211          1,743          1,974
                                                                                     --------       --------       --------
   Total current assets .........................................................       5,771         45,214        146,166
                                                                                     --------       --------       --------
PROPERTY AND EQUIPMENT:
 Long distance communications equipment .........................................       1,773          3,305          7,010
 Computer and office equipment ..................................................         392          1,024          4,083
 Less -- Accumulated depreciation and amortization ..............................        (789)        (1,240)        (1,933)
                                                                                     --------       --------       --------
                                                                                        1,376          3,089          9,160
 Construction in progress .......................................................          --          2,095          1,087
                                                                                     --------       --------       --------
   Total property and equipment, net ............................................       1,376          5,184         10,247
                                                                                     --------       --------       --------
 Deferred debt financing costs, net .............................................          --            952          6,265
 Restricted cash and pledged securities .........................................         180            180         52,597
                                                                                     --------       --------       --------
   Total assets .................................................................    $  7,327       $ 51,530       $215,275
                                                                                     ========       ========       ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable ...............................................................    $  7,171       $ 15,420       $ 17,595
 Accrued expenses ...............................................................       2,858          3,728          6,845
 Short-term borrowings under receivables-based credit facility ..................       1,812             --             --
 Capital lease obligations ......................................................         226            331            381
 Notes payable to related parties ...............................................          53             --             --
 Notes payable to individuals and other .........................................         650             --             --
                                                                                     --------       --------       --------
   Total current liabilities ....................................................      12,770         19,479         24,821
                                                                                     --------       --------       --------
 Capital lease obligations, net of current portion ..............................         546            417            266
 Senior Notes ...................................................................          --             --        157,917
 Notes payable to related parties, net of current portion .......................         100             --             --
 Notes payable to individuals and other, net of current portion .................          --             44             --
                                                                                     --------       --------       --------
   Total liabilities ............................................................      13,416         19,940        183,004
                                                                                     --------       --------       --------
COMMITMENTS AND CONTINGENCIES (NOTE 8)
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock; $1.00 par value; 100,000 shares authorized; no shares issued
   and outstanding ..............................................................          --             --             --
 Voting common stock; $0.01 par value; 10,000,000 shares authorized at De-
   cember 31, 1996; 20,000,000 shares authorized at December 31, 1997 and
   June 30, 1998; 5,380,824, 8,811,999, and 8,964,315 shares issued and out-
   standing at December 31, 1996, 1997 and June 30, 1998, respectively ..........          54             88             90
 Nonvoting common stock; $1.00 par value; 25,000 shares authorized and
   22,526 shares issued and outstanding at December 31, 1996; no shares au-
   thorized, issued and outstanding at December 31, 1997 and June 30, 1998.                22             --             --
 Additional paid-in capital .....................................................         932         35,528         35,832
 Warrants .......................................................................          --          1,693          3,800
 Unearned compensation ..........................................................          --           (241)          (215)
 Accumulated deficit ............................................................      (7,097)        (5,478)        (7,236)
                                                                                     --------       --------       --------
   Total stockholders' equity (deficit) .........................................      (6,089)        31,590         32,271
                                                                                     --------       --------       --------
   Total liabilities and stockholders' equity (deficit) .........................    $  7,327       $ 51,530       $215,275
                                                                                     ========       ========       ========


The  accompanying  notes  are  an  integral  part  of these consolidated balance sheets.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE FISCAL YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997,
                    AND THE SIX MONTHS ENDED JUNE 30, 1998
                                (IN THOUSANDS)





                                                                 VOTING             NONVOTING
                                                              COMMON STOCK        COMMON STOCK       ADDITIONAL
                                                            ----------------- ---------------------   PAID-IN
                                                             SHARES   AMOUNT    SHARES     AMOUNT     CAPITAL
                                                            -------- -------- ---------- ---------- -----------
Balance at December 31, 1994 ..............................  4,574     $ 46       22       $  22     $    190
 Net loss .................................................     --       --       --          --           --
 Issuance of common stock .................................    807        8       --          --          742
                                                             -----     ----       --       -----     --------
Balance at December 31, 1995 ..............................  5,381       54       22          22          932
 Net loss .................................................     --       --       --          --           --
                                                             -----     ----       --       -----     --------
Balance at December 31, 1996 ..............................  5,381       54       22          22          932
 Net income ...............................................     --       --       --          --           --
 Conversion of nonvoting common shares to voting
  common shares ...........................................     17       --      (17)        (17)          17
 Purchase and retirement of nonvoting common shares........     --       --         (5)         (5)       (40)
 Net proceeds from initial public offering ................  3,278       33       --          --       34,961
 Exercise of stock options ................................    136        1       --          --          143
 Unearned compensation pursuant to issuance of stock
  options .................................................     --       --       --          --          385
 Amortization of unearned compensation ....................     --       --       --          --           --
 Warrants issued in connection with equity ($870) and
  debt placement ($823) ...................................     --       --       --          --         (870)
                                                             -----     ----      -----     -------   --------
Balance at December 31, 1997 ..............................  8,812       88       --          --       35,528
 Net loss (unaudited) .....................................     --       --       --          --           --
 Warrants issued in connection with senior notes offer-
  ing (unaudited) .........................................     --       --       --          --           --
 Amortization of unearned compensation (unaudited) ........     --       --       --          --           --
 Conversion of note payable to common stock (unaudit-
  ed) .....................................................     24       --       --          --           44
 Exercise of stock options (unaudited) ....................    128        2       --          --          260
                                                             -----     ----      -----     -------   --------
Balance at June 30, 1998 (unaudited) ......................  8,964     $ 90       --       $  --     $ 35,832
                                                             =====     ====      =====     =======   ========

                                                                          UNEARNED     ACCUMULATED
                                                             WARRANTS   COMPENSATION     DEFICIT       TOTAL
                                                            ---------- -------------- ------------ -------------
Balance at December 31, 1994 ..............................  $    --      $    --      $  (3,061)    $  (2,803)
 Net loss .................................................       --           --         (1,206)       (1,206)
 Issuance of common stock .................................       --           --             --           750
                                                             -------      -------      ---------     ---------
Balance at December 31, 1995 ..............................       --           --         (4,267)       (3,259)
 Net loss .................................................       --           --         (2,830)       (2,830)
                                                             -------      -------      ---------     ---------
Balance at December 31, 1996 ..............................       --           --         (7,097)       (6,089)
 Net income ...............................................       --           --          1,619         1,619
 Conversion of nonvoting common shares to voting
  common shares ...........................................       --           --             --            --
 Purchase and retirement of nonvoting common shares........       --           --             --           (45)
 Net proceeds from initial public offering ................       --           --             --        34,994
 Exercise of stock options ................................       --           --             --           144
 Unearned compensation pursuant to issuance of stock
  options .................................................       --         (385)            --            --
 Amortization of unearned compensation ....................       --          144             --           144
 Warrants issued in connection with equity ($870) and
  debt placement ($823) ...................................    1,693           --             --           823
                                                             -------      -------      ---------     ---------
Balance at December 31, 1997 ..............................    1,693         (241)        (5,478)       31,590
 Net loss (unaudited) .....................................       --           --         (1,758)       (1,758)
 Warrants issued in connection with senior notes offer-
  ing (unaudited) .........................................    2,107           --             --         2,107
 Amortization of unearned compensation (unaudited) ........       --           26             --            26
 Conversion of note payable to common stock (unaudit-
  ed) .....................................................       --           --             --            44
 Exercise of stock options (unaudited) ....................       --           --             --           262
                                                             -------      -------      ---------     ---------
Balance at June 30, 1998 (unaudited) ......................  $ 3,800      $  (215)     $  (7,236)    $  32,271
                                                             =======      =======      =========     =========

 The accompanying notes are an integral part of these consolidated statements.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                                     FISCAL YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------
                                                                                    1995          1996          1997
                                                                                ------------ -------------- ------------
OPERATING ACTIVITIES:
 Net income (loss) ............................................................   $ (1,206)     $(2,830)     $    1,619
 Adjustments to net income (loss):
  Depreciation and amortization ...............................................        137          333             451
  Compensation pursuant to stock options ......................................         --           --             144
  Amortization of deferred debt financing costs and debt discounts ............         --           --             237
 Changes in operating assets and liabilities:
  Accounts receivable, net ....................................................     (1,342)      (3,113)        (11,646)
  Accounts receivable, related party ..........................................        (46)         241            (299)
  Other current assets ........................................................        (83)         (80)           (429)
  Accounts payable ............................................................      1,135        2,515           8,249
  Accrued expenses ............................................................        637        1,578             (45)
                                                                                  --------      -------      ----------
    Net cash (used in) provided by operating activities .......................       (768)      (1,356)         (1,719)
                                                                                  --------      -------      ----------
INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................................       (200)        (520)         (3,881)
                                                                                  --------      -------      ----------
    Net cash used in investing activities .....................................       (200)        (520)         (3,881)
                                                                                  --------      -------      ----------
FINANCING ACTIVITIES:
 Net borrowings (repayments) under receivables-based credit facility ..........        570        1,242          (1,812)
 Proceeds from senior notes and warrants offering .............................         --           --              --
 Investment in pledged securities .............................................         --           --              --
 Repayments under capital lease obligations ...................................        (96)         (91)           (402)
 Repayments under notes payable to related parties ............................         --             (5)         (153)
 Borrowings under notes payable to individuals and other ......................         50          475              --
 Repayments under notes payable to individuals and other ......................        (35)        (125)           (650)
 Deferred debt financing costs ................................................         --           --            (366)
 Net proceeds from issuance of common stock ...................................        750           --          34,994
 Proceeds from exercises of stock options .....................................         --           --              --
 Purchase and retirement of nonvoting common stock ............................         --           --             (45)
                                                                                  --------      ---------    ----------
    Net cash provided by financing activities .................................      1,239        1,496          31,566
                                                                                  --------      ---------    ----------
    Net increase (decrease) in cash and cash equivalents ......................        271         (380)         25,966
  Cash and cash equivalents at the beginning of the period ....................        257          528             148
                                                                                  --------      ---------    ----------
  Cash and cash equivalents at the end of the period ..........................   $    528      $   148      $   26,114
                                                                                  ========      =========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ................................................................   $     87      $   296      $      591
                                                                                  ========      =========    ==========
 Income taxes paid ............................................................   $     --      $    --      $       19
                                                                                  ========      =========    ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
 Deferred debt financing and offering costs not paid ..........................   $     --      $    --      $       --
 Equipment acquired under capital lease .......................................   $    285      $   524      $      378
 Accrued expenses converted to a note .........................................   $     --      $    --      $       44
 Note payable to individual, converted to common stock ........................   $     --      $    --      $       --
 In 1997, the Company recorded $1,103 in "Other current assets", $959 in accrued expenses and $144 in equity, related to options exercised through
  December 31, 1997. This amount was collected in January 1998 (Note 2)........


                                                                                    SIX MONTHS ENDED
                                                                                        JUNE 30,
                                                                                -------------------------
                                                                                    1997         1998
                                                                                ----------- -------------
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
 Net income (loss) ............................................................  $     351    $  (1,758)
 Adjustments to net income (loss):
  Depreciation and amortization ...............................................        214          693
  Compensation pursuant to stock options ......................................         23           26
  Amortization of deferred debt financing costs and debt discounts ............         --          348
 Changes in operating assets and liabilities:
  Accounts receivable, net ....................................................     (3,909)      (6,313)
  Accounts receivable, related party ..........................................       (269)        (401)
  Other current assets ........................................................        (20)        (231)
  Accounts payable ............................................................      4,032        2,175
  Accrued expenses ............................................................         92        3,117
                                                                                 ---------    ---------
    Net cash (used in) provided by operating activities .......................        514       (2,344)
                                                                                 ---------    ---------
INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................................       (184)      (5,672)
                                                                                 ---------    ---------
    Net cash used in investing activities .....................................       (184)      (5,672)
                                                                                 ---------    ---------
FINANCING ACTIVITIES:
 Net borrowings (repayments) under receivables-based credit facility ..........      1,106           --
 Proceeds from senior notes and warrants offering .............................         --      160,000
 Investment in pledged securities .............................................         --      (52,417)
 Repayments under capital lease obligations ...................................       (129)        (185)
 Repayments under notes payable to related parties ............................         --           --
 Borrowings under notes payable to individuals and other ......................        650           --
 Repayments under notes payable to individuals and other ......................         --           --
 Deferred debt financing costs ................................................         --       (5,637)
 Net proceeds from issuance of common stock ...................................         --           --
 Proceeds from exercises of stock options .....................................         --          262
 Purchase and retirement of nonvoting common stock ............................         --           --
                                                                                 ---------    ---------
    Net cash provided by financing activities .................................      1,627      102,023
                                                                                 ---------    ---------
    Net increase (decrease) in cash and cash equivalents ......................      1,957       94,007
  Cash and cash equivalents at the beginning of the period ....................        148       26,114
                                                                                 ---------    ---------
  Cash and cash equivalents at the end of the period ..........................  $   2,105    $ 120,121
                                                                                 =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ................................................................  $     269    $      63
                                                                                 =========    =========
 Income taxes paid ............................................................  $      --    $      --
                                                                                 =========    =========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
 Deferred debt financing and offering costs not paid ..........................  $     433    $      --
 Equipment acquired under capital lease .......................................  $     378    $      84
 Accrued expenses converted to a note .........................................  $      --    $      --
 Note payable to individual, converted to common stock ........................  $      --    $      44
 In 1997, the Company recorded $1,103 in "Other current assets", $959 in accrued expenses and $144 in equity, related to options exercised through
  December 31, 1997. This amount was collected in January 1998 (Note 2)........


 The accompanying notes are an integral part of these consolidated statements.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                       (INFORMATION AS OF JUNE 30, 1998
       AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


1. BUSINESS DESCRIPTION:


ORGANIZATION

     Startec Global Communications Corporation (the "Company", formerly Startec, Inc.), is a Maryland corporation founded in 1989 to provide long-distance telephone services. The Company currently offers United States-originated long-distance service to residential and carrier customers through a flexible network of owned and leased transmission facilities, resale arrangements, and foreign termination arrangements. The Company's marketing targets specific ethnic residential market segments in the United States that are most likely to seek low-cost international long-distance service to specific and identifiable country markets. The Company is headquartered in Bethesda, Maryland.

REORGANIZATION

     The Company's board of directors and stockholders have approved a reorganization pursuant to which the Company's corporate structure will be realigned to that of a publicly traded Delaware holding company. The reorganization will consist of the transfer of substantially all of the Company's assets into a newly incorporated Delaware subsidiary company ("New Parent"), and the subsequent transfer of those assets to multiple subsidiaries of the New Parent. After such transfer, the Company will be merged with and into the New Parent. As of June 30, 1998, the New Parent and its subsidiaries had been formed, but no transfer of assets had been made. The reorganization is expected to be completed during the fourth quarter ended December 1998 and will not have an impact on the consolidated financial statements of the Company.

INITIAL PUBLIC OFFERING

     In October 1997, the Company completed an initial public offering of its common stock (the "Initial Public Offering"). Together with the exercise of the overallotment option in November 1997, the Offering placed 3,277,500 shares of common stock at a price of $12.00 per share, yielding net proceeds (after underwriting discounts, commissions, and other professional fees) to the Company of approximately $35.0 million.


RISKS AND OTHER IMPORTANT FACTORS

     The Company is subject to various risks in connection with the operation of its business. These risks include, but are not limited to, dependence on operating agreements with foreign partners, significant foreign and United States-based customers and suppliers, availability of transmission facilities, United States and foreign regulations, international economic and political instability, dependence on effective billing and information systems, customer attrition, and rapid technological change. Many of the Company's competitors are significantly larger and have substantially greater financial, technical, and marketing resources than the Company; employ larger networks and control transmission lines; offer a broader portfolio of services; have stronger name recognition and loyalty; and have long-standing relationships with the Company's target customers. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the long-distance telecommunications industry. If the Company's competitors were to devote significant additional resources to the provision of international long-distance services to the Company's target customer base, the Company's business, financial condition, and results of operations could be materially adversely affected.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     In the United States, the Federal Communications Commission ("FCC") and relevant state Public Service Commissions have the authority to regulate interstate and intrastate telephone service rates, respectively, ownership of transmission facilities, and the terms and conditions under which the Company's services are provided. Legislation that substantially revised the United States Communications Act of 1934 was signed into law on February 8, 1996. This legislation has specific guidelines under which the Regional Bell Operating Companies ("RBOCs") can provide long-distance services, which will permit the RBOCs to compete with the Company in providing domestic and international long-distance services. Further, the legislation, among other things, opens local service markets to competition from any entity (including long-distance carriers, cable television companies and utilities).

     Because the legislation opens the Company's markets to additional competition, particularly from the RBOCs, the Company's ability to compete may be adversely affected. Moreover, certain Federal and other governmental regulations may be amended or modified, and any such amendment or modification could have material adverse effects on the Company's business, results of operations, and financial condition.


2. SIGNIFICANT ACCOUNTING PRINCIPLES:

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The interim financial data as of June 30, 1998 and for the six months ended June 30, 1997 and 1998, has been prepared by the Company, without audit, and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of interim periods results. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.


REVENUE RECOGNITION

     Revenues for telecommunication services provided to customers are recognized as services are rendered, net of an allowance for revenue that the Company estimates will ultimately not be realized. Revenues for return traffic received according to the terms of the Company's operating agreements with its foreign partners are recognized as revenue as the return traffic is received and processed.

     The Company has entered into operating agreements with telecommunications carriers in foreign countries under which international long-distance traffic is both delivered and received. Under these agreements, the foreign carriers are contractually obligated to adhere to the policy of the FCC, whereby traffic from the foreign country is routed to international carriers, such as the Company, in the same proportion as traffic carried into the country. Mutually exchanged traffic between the Company and foreign carriers is settled through a formal settlement policy at agreed upon rates per-minute. The Company records the amount due to the foreign partner as an expense in the period the traffic is terminated. When the return traffic is received in the future period, the Company generally realizes a higher gross margin on the return traffic compared to the lower margin (or sometimes negative margin) on the outbound traffic. Revenue recognized from return traffic was approximately $2.0 million, $1.1 million and $1.4 million, or 19 percent, 3 percent, and 2 percent of net revenues in 1995, 1996, and 1997, respectively, and $994,000 and $706,000, or 3 percent and 1 percent of

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES net revenues in the six months ended June 30, 1997 and 1998, respectively. There can be no assurance that traffic will be delivered back to the United States or what impact changes in future settlement rates, allocations among carriers or levels of traffic will have on net payments made and revenues received and recorded by the Company.


COST OF SERVICES

     Cost of services represents direct charges from vendors that the Company incurs to deliver service to its customers. These include costs of leasing capacity and rate-per-minute charges from carriers that originate, transmit, and terminate traffic on behalf of the Company. The Company accrues disputed vendor charges until such differences are resolved (see Notes 4 and 12).


CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents consist primarily of money market accounts that are available on demand. The carrying amount reported in the accompanying balance sheets approximates fair value.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for current assets and current liabilities, other than the current portion of notes payable to related parties and individuals and other, approximate their fair value due to their short maturity. The carrying value of the receivables-based credit facility approximates fair value, since it bears interest at a variable rate which reprices frequently.
The carrying value of restricted cash approximates fair value plus accrued interest. The fair value of notes payable to individuals and others and notes payable to related parties cannot be reasonably and practicably estimated due to the unique nature of the related underlying transactions and terms (Note 7). However, given the terms and conditions of these instruments, if these financial instruments were with unrelated parties, interest rates and payment terms could be substantially different than the currently stated rates and terms. These notes were paid in full in July 1997.

LONG-LIVED ASSETS

     Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends, and other available information in assessing whether the carrying value of the assets is impaired. The Company believes that no such impairment existed as of December 31, 1996, 1997, and June 30, 1998.

     The Company's estimates of anticipated gross revenues, the remaining estimated lives of tangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing, or competitive pressures (see Note 1). As a result, the carrying amount of long-lived assets could be reduced materially in the future.

OTHER CURRENT ASSETS

     Included in other current assets as of December 31, 1997, is approximately $1.1 million for amounts due from employees related to the exercise of stock options in December 1997. No cash was advanced to these employees. Additionally, none of these employees were executive officers of the Company. All amounts due from employees for the payment of the exercise price and related payroll taxes were collected in January 1998. During the second quarter of 1998, the Company advanced an aggregate of

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES approximately $737,000 to certain of its employees and officers. The loans bear interest at a rate of 7.87% per year, and are due and payable on December 31, 1998. The loans are included in other current assets in the accompanying consolidated balance sheet.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at historical cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:



       Long-distance communications equipment (including undersea
        cable) ..................................................   7 to 20 years
       Computer and office equipment ............................   3 to 5 years


     Long-distance communications equipment includes assets financed under capital lease obligations of approximately $1,287,000, $1,456,000, and $1,540,000 as of December 31, 1996, 1997, and June 30, 1998, respectively.
Accumulated  depreciation  on  these  assets  as of December 31, 1996, 1997, and
June   30,   1998,   was   approximately   $587,000,   $672,000,  and  $838,000,
respectively.

     Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the balance sheet, and any resulting gain or loss is reflected in the statement of operations.


CONCENTRATIONS OF RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk are accounts receivable. Residential accounts receivable consist of individually small amounts due from geographically dispersed customers. Carrier accounts receivable represent amounts due from long-distance carriers. The Company's allowance for doubtful accounts is based on current market conditions. The Company's four largest carrier customers represented approximately 44 and 31 percent of gross accounts receivable as of December 31, 1997 and June 30, 1998, respectively. Revenues from several customers represented more than 10 percent of net revenues for the periods presented (see Note 10). Services purchased from several suppliers represented more than 10 percent of cost of services in the periods presented (see Note
10). One of these suppliers, representing 7 percent and 5 percent of cost of services in the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, is based in a foreign country.


INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS No. 109 requires that deferred income taxes reflect the expected tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the expected amount to be realized.


EARNINGS (LOSS) PER SHARE

     In February 1997, the Financial Accounting Standards Board released Statement No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the statements of operations for all periods presented. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES earnings per share is computed similarly to fully diluted earnins per share under Accounting Principles Bulletin No. 15. In February 1998, the SEC released Staff Accounting Bulletin ("SAB") No. 98, which revised the previous "cheap stock" rules for earnings per share calculations in initial public offerings under SAB No. 83. SAB No. 98 essentially replaces the term "cheap stock" with "nominal issuances" of common stock. Nominal issuances arise when a company issues common stock, options, or warrants for nominal consideration in the periods preceding the initial public offering. SAB No. 98 was effective immediately, and also reflects the requirements of SFAS No. 128. The Company restated its earnings (loss) per share for all periods presented to be consistent with SFAS No. 128 and SAB No. 98.





                                                                                                             SIX MONTHS
                                                               FISCAL YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                                          -----------------------------------------   -------------------------
                                                              1995           1996           1997          1997          1998
                                                          ------------   ------------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Weighted average common shares outstanding - basic.....        5,317          5,403         6,136         5,403         8,926
Dilutive effect of stock options and warrants .........           --             --           287           186            --
                                                               -----          -----         -----         -----         -----
Weighted average common and equivalent shares out-
 standing - diluted ...................................        5,317          5,403         6,423         5,589         8,926
                                                               =====          =====         =====         =====         =====
Per Share Amounts:
 Basic ................................................    $   (0.23)     $   (0.52)      $  0.26       $  0.06       $ (0.20)
                                                           =========      =========       =======       =======       =======
 Diluted ..............................................    $   (0.23)     $   (0.52)      $  0.25       $  0.06       $ (0.20)
                                                           =========      =========       =======       =======       =======

DEBT DISCOUNT AND DEFERRED DEBT FINANCING COSTS

     As more fully discussed in Note 5 and Note 7, respectively, in July, 1997, the Company entered into a credit facility (the "Loan") with a bank (the "Lender"), and in May 1998, the Company completed the placement of $160 million 12% senior notes. Debt discount represents amounts ascribed to the warrants issued in connection with the Loan and the senior notes. Deferred debt financing costs represent underwriting discounts and commissions, legal fees, and other costs incurred in connection with the origination of the Loan and the placement of the senior notes. These costs are being amortized over the term of the obligations using the effective interest method. As of December 31, 1997, the unamortized debt discount and deferred debt financing costs were approximately $658,000 and $294,000, respectively. As of June 30, 1998, the unamortized debt discount and deferred debt financing costs were approximately $2,577,000 and $5,771,000, respectively.


ADVERTISING COSTS

     In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," costs for advertising are expensed as incurred within the fiscal year. Such costs are included in "Selling and marketing expenses" in the statements of operations.


RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."

     SFAS No. 130 requires "comprehensive income" and the components of "other comprehensive income", to be reported in the financial statements and/or notes thereto. Since the Company did not have any components of "other comprehensive income", net income is the same as "total comprehensive income" for all periods presented.

     SFAS No. 131 requires an entity to disclose financial and descriptive information about its reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is not required for interim financial reporting

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES purposes during 1998. The Company is in the process of assessing the additional disclosures, if any, required by SFAS No. 131. However, such adoption will not impact the Company's results of operations or financial position, since it relates only to disclosures.


3. ACCOUNTS RECEIVABLE:
     Accounts receivable consist of the following (in thousands):





                                                  DECEMBER 31,
                                            -------------------------     JUNE 30,
                                               1996          1997           1998
                                            ----------   ------------   ------------
                                                                         (UNAUDITED)
Residential .............................    $  3,840      $  9,560       $ 13,100
Carrier .................................       2,573         9,773         13,175
                                             --------      --------       --------
                                                6,413        19,333         26,275
Allowance for doubtful accounts .........      (1,079)       (2,353)        (2,982)
                                             --------      --------       --------
                                             $  5,334      $ 16,980       $ 23,293
                                             ========      ========       ========

     The Company has certain service providers that are also customers. The Company carries and settles amounts receivable and payable from and to certain of these parties on a net basis.

     Approximately $3,428,000 of residential receivables as of December 31, 1996 were pledged as security under the receivables-based credit facility agreement discussed in Note 5. No receivables were pledged as of December 31, 1997 and June 30, 1998, as the related facility was extinguished in July 1997.

4. ACCRUED EXPENSES:
     Accrued expenses consist of the following (in thousands):


                                                          DECEMBER 31,
                                                     -----------------------     JUNE 30,
                                                        1996         1997          1998
                                                     ----------   ----------   ------------
                                                                                (UNAUDITED)
Disputed vendor charges ..........................    $ 2,057      $ 2,124        $2,124
Accrued payroll and related taxes ................        368        1,194           381
Accrued excise taxes and related charges .........        182           --            --
Accrued interest .................................         88           22         2,209
Universal Service Fund payable ...................         --           --           964
Other ............................................        163          388         1,167
                                                      -------      -------        ------
                                                      $ 2,858      $ 3,728        $6,845
                                                      =======      =======        ======

     Disputed vendor charges represent an assertion from one of the Company's foreign carriers for minutes processed that are in excess of the Company's records. The Company has provided approximately $1,414,000 and $67,000 in the years ended December 31, 1996 and 1997, respectively, related to disputed minutes for which the Company has not recognized any corresponding revenue. No amounts were provided during the six months ended June 30, 1998. If the Company prevails in its dispute, these amounts or portions thereof would be credited to operations in the period of resolution. Conversely, if the Company does not prevail in its dispute, these amounts or portions thereof would presumably be paid in cash.

5. CREDIT FACILITY:

     Prior to July 1, 1997, the Company had an advanced payment agreement with a third party billing company, which allowed the Company to take advances against 70 percent of all records submitted for billing. Advances were secured by the receivables involved. Approximately $1,812,000 was outstanding under this receivables-based credit facility as of December 31, 1996, with a weighted average interest rate on outstanding borrowings of 12.25 percent. In July 1997, the Company paid the remaining amounts owed under this agreement using proceeds from the Loan discussed below.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     On July 1, 1997 the Company entered into a Loan with the Lender. The Loan provides for maximum borrowings of up to $10 million through December 31, 1997, and the lesser of $15 million or 85 percent of eligible accounts receivable, as defined, thereafter until maturity in December 1999. The Company may elect to pay quarterly interest payments at the prime rate, plus 2 percent, or the adjusted LIBOR, plus 4 percent. The Loan required a $150,000 commitment fee to be paid at closing, and a quarterly commitment fee of one quarter percent of the unborrowed portion. The Loan is secured by substantially all of the Company's assets and the common stock owned by the majority stockholder and another stockholder. The Loan contains certain financial and non-financial covenants, as defined, including, but not limited to, ratios of monthly net revenues to Loan balance, interest coverage, and cash flow leverage, minimum residential subscribers, and limitations on capital expenditures, additional indebtedness, acquisition or transfer of assets, payment of dividends, new ventures or mergers, and issuance of additional equity. Beginning on July 1, 1998, should the Lender determine and assert based on its reasonable assessment that a material adverse change has occurred, all amounts outstanding would become due and payable. The weighted average borrowings and interest rate under the Loan during 1997 were approximately $2,015,000 and 10 percent, respectively. The highest balance outstanding during 1997 was approximately $7,012,000. The Company had no outstanding balance under the Loan as of December 31, 1997 and June 30, 1998.

     In connection with the Loan, the Company issued the Lender warrants to purchase 539,800 shares of the Company's common stock, representing 10 percent of the outstanding common stock on the date of issuance. Warrants with respect to 269,900 of such shares, or 5 percent of the outstanding common stock at the time the warrants were issued, vested fully on the date of the issuance. Vesting of the remaining warrants was contingent on the occurrence of certain events, and, since the Company completed the Initial Public Offering prior to December 31, 1997, no additional warrants will vest. The exercise price of the warrants is $8.46 per share, and they expire on July 1, 2002. Upon completion of the Initial Public Offering, the warrants ceased to be redeemable and, accordingly, the fair value of approximately $823,000 ascribed to the warrants is classified as a component of stockholders' equity as of December 31, 1997 and June 30, 1998. Proceeds from the Loan were used to pay down the receivables-based credit facility (discussed above), to retire notes payable to related parties and individuals and other (Note 7), to retire certain capital lease obligations, to purchase long-distance communications equipment, and for general working capital purposes.

     In the second quarter of 1998, the Company amended the Loan (the "Amended Loan"). In particular, among other amendments, the Amended Loan provides that certain key financial covenants shall apply only in the event that the Company attempts to borrow amounts under the Amended Loan. As of June 30, 1998, as a result of the senior notes offering, the Company is not in compliance with these covenants and is therefore unable to borrow any amounts under the Amended Loan. The Amended Loan also provides for the release of the Lender's security interest in the Company's stock owned by the majority stockholder and another stockholder previously pledged to secure the Company's obligations under the Loan.

6. STOCKHOLDERS' EQUITY (DEFICIT):

     In July 1997, the Company exchanged 17,175 shares of its outstanding nonvoting common stock for authorized voting common stock and purchased the remaining 5,351 shares of outstanding nonvoting common stock from a former officer and director of the Company for $45,269. In August 1997, the Company increased its authorized shares of common stock to 20,000,000 and created a preferred class of stock with 100,000 shares of $1.00 par value preferred stock authorized for issuance.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

STOCK OPTION PLANS

     1997 Performance Incentive Plan

     In August 1997, the stockholders of the Company approved the 1997 Performance Incentive Plan (the "Performance Plan"). The Performance Plan provides for the award to eligible employees of the Company and others of stock options, stock appreciation rights, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. In 1998, the Board of Directors and stockholders approved an increase in the shares authorized for issuance under the Performance Plan to 18.5 percent of the common shares outstanding. The options expire 10 years from the date of grant and vest ratably over five years. The Performance Plan provides that all outstanding options become fully vested in the event of a change in control, as defined. As of December 31, 1997 and June 30, 1998, approximately 352,000 and 1,171,698 options, respectively, were available for grant under the Performance Plan.

     Amended and Restated Stock Option Plan

     The Company's Amended and Restated Stock Option Plan, reserves 270,000 shares of voting common stock to be issued to officers and key employees under terms and conditions to be set by the Company's Board of Directors. Options granted under this plan may be exercised only upon the occurrence of any of the following events: (i) a sale of more than 50 percent of the issued and outstanding shares of stock in one transaction, (ii) a dissolution or liquidation of the Company, (iii) a merger or consolidation in which the Company is not the surviving corporation, (iv) a filing by the Company of an effective registration statement under the Securities Act of 1933, as amended, or (v) the seventh anniversary of the date of full-time employment of the optionee. The Company amended its stock option plan as of January 20, 1997 to provide that options may be exercised on or after the seventh anniversary of the date of full time employment. In conjunction with this amendment, all options outstanding were cancelled , and certain options were reissued at their original exercise prices. Pursuant to Accounting Principles Board Opinion No. 25 " Accounting for Stock Issued to Employees" ("APB No. 25") and its related interpretations, compensation expense is recognized for financial reporting purposes when it becomes probable that the options will be exercisable. The amount of compensation expense that will be recognized is determined by the excess of the fair value of the common stock over the exercise price of the related option at the measurement date. The Company recognized approximately $131,000 in compensation expense for the year ended December 31, 1997 as the vesting of the options accelerated upon completion of the Initial Public Offering.

     A summary of the Company's aggregate stock option activity and related information under the Performance Plan and the Amended and Restated Option Plan, is as follows:




                                                                                                             SIX MONTHS ENDED
                                                     FISCAL YEAR ENDED DECEMBER 31,                              JUNE 30,
                                 ----------------------------------------------------------------------- ------------------------
                                         1995                   1996                     1997                      1998
                                 --------------------- ----------------------- ------------------------- ------------------------
                                            WEIGHTED-               WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                             AVERAGE                 AVERAGE                   AVERAGE                   AVERAGE
                                             EXERCISE                EXERCISE                  EXERCISE                 EXERCISE
                                  OPTIONS     PRICE      OPTIONS      PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                 --------- ----------- ----------- ----------- ------------- ----------- ------------- ----------
                                                                                                               (UNAUDITED)
Options outstanding at beginning
 of period .....................  103,200  $  0.30       143,200   $  0.38         138,300   $  0.38         531,666   $   9.96
Granted ........................   40,000    0.60             --       --          668,366     8.14          136,000     17.97
Exercised ......................       --      --             --       --         (136,500)    1.05         (125,316)     1.85
Forfeited/Surrendered ..........       --      --         (4,900)    0.36         (138,500)    0.38          (46,000)    10.00
                                  -------  -------       -------   -------        --------   -------        --------   --------
Options outstanding at end of
 period ........................  143,200  $  0.38       138,300   $  0.38         531,666   $  9.96         496,350   $  14.20
                                  =======  =======       =======   =======        ========   =======        ========   ========
Options exercisable at end of
 period ........................       --                     --                   133,266   $  1.85           7,950   $   1.85
                                  =======                =======                  ========   =======        ========   ========

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

   Exercise  prices  for options outstanding as of June 30, 1998, are as follows
                 (unaudited):


                                        OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       ------------------------------------------------------   --------------------------------
                                              WEIGHTED-AVERAGE     WEIGHTED-                           WEIGHTED-
                                                  REMAINING         AVERAGE                             AVERAGE
      RANGE OF          NUMBER OF OPTIONS     CONTRACTUAL LIFE      EXERCISE     NUMBER OF OPTIONS     EXERCISE
   EXERCISE PRICES         OUTSTANDING            IN YEARS           PRICE          OUTSTANDING          PRICE
--------------------   -------------------   ------------------   -----------   -------------------   ----------
  $1.85  -- $1.85              7,950         8.55                 $  1.85              7,950          $  1.85
   $9.87 -- $10.00           191,900         9.27                   10.00                 --              --
  $12.00 -- $12.00             7,500         9.13                   12.00                 --              --
  $14.25 -- $15.00            62,000         9.93                   14.27                 --              --
  $16.56 -- $16.56           160,000         9.44                   16.56                 --              --
  $18.00 -- $26.75            67,000         9.72                   22.22                 --
--------------------         -------         ----                 --------             -----
  $1.85  -- $26.75           496,350         9.45                 $  14.20             7,950          $  1.85
====================         =======         ====                 ========             =====          =======


     The  Company  has  elected  to  account  for  stock  and  stock  rights  in accordance with APB No. 25. SFAS No. 123, "Accounting for Stock-Based Compensation," established an alternative method of expense recognition for stock-based compensation awards to employees based on fair values. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes.

     Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. The fair value of options granted during the years ended December 31, 1995, 1997 and the six months ended June 30, 1998, was estimated at the date of grant using a
Black-Scholes   option   pricing   model  with  the  following  weighted-average
assumptions: risk-free interest rates of 5.4 percent, 6.2 and 6.2 percent; no dividend yield; weighted-average expected lives of the options of five years, and expected volatility of 50 percent. There were no options granted in 1996.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock rights.

     The weighted-average fair value of options granted during the years ended December 31, 1995, 1997, and the six months ended June 30, 1998, was $0.34, $4.32 and $9.22 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. If the Company had used the fair value accounting provisions of SFAS No. 123, the pro forma net loss for 1995 and 1996 would have been approximately $1,209,000 and $2,833,000, respectively, or $0.23 and $0.52 per share (basic and diluted), respectively. Pro forma net income for 1997 would have been approximately $1,600,000, or $0.26 per share (basic) and $0.25 per share (diluted). Pro forma net loss for the six months ended June 30, 1998 would have been approximately $2,146,000, or $0.24 per share (basic and diluted). The provisions of SFAS No. 123 are not required to be applied to awards granted prior to January 1, 1995. The impact of applying SFAS No. 123 may not necessarily be indicative of future results.

     In December 1997, under the Performance Plan, the Company granted to several consultants options to acquire 30,000 shares of the Company's common stock in lieu of payment of certain consulting services to be performed in the future. Pursuant to SFAS No. 123, the Company will recognize compensation expense for the fair value of these options granted to consultants, as calculated using the Black-Scholes option pricing model, using the weighted average assumptions described above. The fair value of these options is approximately $254,000 and will be recognized ratably over estimated service period.

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

COMMON STOCK WARRANTS

     The Company issued to certain underwriters involved in the Initial Public Offering, warrants to purchase up to 150,000 shares of common stock at an exercise price of $13.20 per share. The warrants are exercisable for a period of five years beginning October 1998. The holders of the warrants will have no voting or other stockholder rights unless and until the warrants are exercised. The fair value of these warrants was approximately $870,000, and is classified in stockholders' equity.

     See Note 5 and Note 7, respectively, for a discussion of the warrants issued to the Lender in connection with the Loan and the warrants issued in connection with the senior notes offering.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors has adopted a stockholder rights plan ("Rights" and "Rights Plan"), which is designed to protect the rights of its stockholders and deter coercive or unfair takeover tactics. It is not in response to any acquisition proposal. Preferred stock purchase rights have been granted as a dividend at the rate of one Right for each outstanding share of Common Stock held of record as of the close of business on April 3, 1998.

     Each Right, when exercisable, would entitle the holder thereof to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock ("Junior Preferred Stock") at a price of $175 per 1/1000th share. The Company's Board of Directors designated 25,000 shares of the authorized Preferred Stock for this purpose. The Rights, which have no voting rights, will expire on March 25, 2008.

     At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. Subject to certain limited exceptions, the Rights will be exercisable only if a person or group, other than an Exempt Person, as defined in the Rights Plan, becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock or ten days following the commencement of a tender or exchange offer which would result in a person becoming the beneficial owner of 10% or more of the Common Stock (the earlier of which is called the "Distribution Date"), each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock for each Right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one half of the then-market price of such common stock.

     At any time after a person or group becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Generally, the Board of Directors may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock. The redemption price is $.001 per Right.

7. NOTES PAYABLE:

SENIOR NOTES AND WARRANTS OFFERING

     In May 1998, the Company completed the placement of $160 million 12% senior notes due 2008 and warrants to purchase 200,226 shares of common stock at an exercise price of $24.20 per share. This placement yielded net proceeds of approximately $155 million, of which approximately $52 million was used to purchase U.S. Government obligations which have been pledged to fund the first six interest

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES payments due on the senior notes. The senior notes are recorded at a discount of $2.1 million to their face amount to reflect the value attributed to warrants. The senior notes are unsecured and require semi annual interest payments beginning November 15, 1998. The senior notes and warrants have certain registration rights.

NOTES PAYABLE TO RELATED PARTIES

     Notes payable to related parties consist of the following (in thousands):



                                                                      DECEMBER 31,
                                                                    -----------------     JUNE 30,
                                                                      1996      1997        1998
                                                                    --------   ------   ------------
                                                                                         (UNAUDITED)
Notes payable to parties related to the primary stockholder and president of the Company, bearing interest at rates ranging from
 15 to 25 percent. ..............................................    $ 153      $ --        $ --
Less Current Portion ............................................      (53)       --          --
                                                                     -----      ----        ----
Long-term Portion ...............................................    $ 100      $ --        $ --
                                                                     =====      ====        ====

NOTES PAYABLE TO INDIVIDUALS AND OTHER

     Notes payable to individuals and other consist of the following (in thousands):



                                                                         DECEMBER 31,
                                                                       -----------------     JUNE 30,
                                                                         1996      1997        1998
                                                                       --------   ------   ------------
                                                                                            (UNAUDITED)
Notes payable to various parties, bearing interest at rates ranging
 from 15 to 25 percent .............................................    $  650     $ --        $ --
Note payable to individual, convertible into 24,000 shares of voting
 common stock upon maturity in 1999 ................................        --       44          --
                                                                        ------     ----        ----
                                                                           650       44          --
Less Current Portion ...............................................      (650)      --          --
                                                                        ------     ----        ----
Long-term Portion ..................................................    $   --     $ 44        $ --
                                                                        ======     ====        ====

8. COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases office space, equipment and undersea fiber optic cable under operating leases. Rent expense was approximately $94,000, $135,000 and $313,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $65,000 and $375,000 for the six months ended June 30, 1997 and 1998, respectively. The terms of the office lease require the Company to pay a proportionate share of real estate taxes and operating expenses. As discussed in Note 2, the Company also leases equipment under capital lease obligations. The future minimum commitments under lease obligations are as follows (in thousands):



                                                  CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                           LEASES      LEASES
----------------------------------------------   ---------   ----------
1998 .........................................    $  398      $   615
1999 .........................................       393          712
2000 .........................................        53          733
2001 .........................................        --          657
2002 .........................................        --          537
                                                  ------      -------
                                                  $  844      $ 3,254
                                                              =======
Less - Amounts representing interest .........       (96)
Less - Current portion .......................      (331)
                                                  ------
Long-term Portion ............................    $  417
                                                  ======

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

LEASE WITH RELATED PARTY

     The Company has entered into an agreement with an affiliate of a stockholder to lease capacity in certain undersea fiber optic cable. The agreement grants a perpetual right to use the cable and requires ten semiannual payments of $38,330 beginning on June 30, 1996. The Company has recorded approximately $46,000 in accounts payable as of June 30, 1998, related to this agreement. Unpaid amounts bear interest at the 180-day LIBOR rate, plus one quarter percent. The amounts to be paid by the Company under this operating lease are included in the future minimum commitments schedule above.

     The Company is required to pay a proportional share of the cost of operating and maintaining the cable. The Company can cancel this agreement without further obligation, except for amounts related to past usage, at any time.


RESTRICTED CASH AND PLEDGED SECURITIES

     The Company was required to provide a bank guarantee of $180,000 in connection with one of its foreign operating agreements. This guarantee is in the form of a certificate of deposit and is shown as restricted cash in the accompanying balance sheets. The Company was required to purchase U.S. Government obligations which have been pledged to fund the first six interest payments due on the senior notes (Note 7).


EMPLOYEE BENEFIT PLANS

     Effective March 1998, the Company adopted a defined contribution plan under section 401(k) of the Internal Revenue Code (the "Plan"). Employees are eligible for the Plan after completing at least one year of service and attaining age 20. The Plan allows for employee contributions up to 15% of their compensation.


LITIGATION

     Certain claims have been asserted against the Company. In management's opinion, resolution of these matters will not have a material impact on the Company's financial position or results of operations and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.


9. RELATED-PARTY TRANSACTIONS:

     The Company has an agreement with an affiliate of a stockholder of the Company that calls for the purchase and sale of long distance services. Revenues generated from this affiliate amounted to approximately $1.0 million, $1.5 million and $1.9 million, or 10, 5 and 2 percent of total net revenues for the years ended December 31, 1995, 1996, and 1997, respectively, and $1.2 million and $1.0 million, or 4 percent and 2 percent of total net revenues for the six months ended June 30, 1997 and 1998, respectively. The Company was in a net accounts receivable position with this affiliate of approximately $14,000, $377,000, and $778,000 as of December 31, 1996, 1997, and June 30, 1998,
respectively. Services provided by this affiliate and recognized in cost of services amounted to approximately $134,000, $663,000 and $680,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $495,000 and $256,000 for the six months ended June 30, 1997 and 1998, respectively.

     The Company provided long-distance services to an affiliated entity owned by the primary stockholder and president of the Company. In the opinion of management, these services were provided on standard commercial terms. The affiliate provided long-distance services to customers in certain foreign countries. Payments received by the Company from this affiliate amounted to approximately $396,000 and $262,000 for the years ended December 31, 1995 and 1996, respectively. No services were provided in 1997 and 1998. The affiliate was unable to collect approximately $150,000 and $95,000 from its resi-

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES dential customers in the years ended December 31, 1995 and 1996, respectively. Accounts receivable from this affiliated entity were approximately $64,000 as of December 31, 1996. There were no amounts outstanding from this affiliate as of December 31, 1997 and June 30, 1998.

     The Company had notes payable to parties related to the primary stockholder and president of the Company which were paid in full in July 1997 (see Note 7) and a lease with an affiliate of a stockholder of the Company (see
Note 8).

10. SEGMENT DATA AND SIGNIFICANT CUSTOMERS AND SUPPLIERS:

SEGMENT DATA

     The Company classifies its operations into one industry segment, telecommunications services. Substantially all of the Company's revenues for each period presented were derived from calls terminated outside the United States.

     Net  revenues terminated by geographic area were as follows (in thousands):


                                                                                 SIX MONTHS ENDED
                                         FISCAL YEAR ENDED DECEMBER 31,              MARCH 31,
                                     --------------------------------------   -----------------------
                                        1995          1996          1997         1997         1998
                                     ----------   -----------   -----------   ----------   ----------
                                                                                    (UNAUDITED)
Asia/Pacific Rim .................    $  6,970     $ 13,824      $ 42,039      $12,083      $29,676
Middle East/North Africa .........         694        8,276        21,236        8,090       12,743
Sub-Saharan Africa ...............          35        1,136         6,394        2,371        4,329
Eastern Europe ...................         317        2,650         7,964        2,848        6,625
Western Europe ...................       1,647        1,783         1,913          904        1,307
North America ....................         494        3,718         3,398        1,559        2,874
Other ............................         351          828         2,913          981        5,799
                                      --------     --------      --------      -------      -------
                                      $ 10,508     $ 32,215      $ 85,857      $28,836      $63,353
                                      ========     ========      ========      =======      =======

SIGNIFICANT CUSTOMERS
     A significant portion of the Company's net revenues is derived from a limited number of customers. During the years ended December 31, 1996 and 1997, the Company's five largest carrier customers accounted for approximately 40 and 47 percent, respectively, of the Company's total net revenues. In addition, during the six months ended June 30, 1998, the Company's five largest carriers accounted for approximately 33% of net revenues, with one carrier customer accounting for approximately 19% during the period. The Company's agreements and arrangements with its carrier customers generally may be terminated on short notice without penalty. The following customers provided 10 percent or more of the Company's total net revenues (in thousands):

                                                                                SIX MONTHS ENDED
                                          FISCAL YEAR ENDED DECEMBER 31,            JUNE 30,
                                        ----------------------------------   ----------------------
                                           1995        1996        1997         1997        1998
                                        ---------   ---------   ----------   ---------   ----------
                                                                                  (UNAUDITED)
Videsh Sanchar Nigam Limited ("VSNL")    $1,959           *            *           *            *
WorldCom, Inc. ......................         *      $7,383      $19,886      $7,694      $11,838
Frontier ............................         *           *       12,420           *            *

* Revenue provided was less than 10 percent of total revenues for the year.

SIGNIFICANT SUPPLIERS

     A significant portion of the Company's cost of services is purchased from a limited number of suppliers. Including charges in dispute (see Note 4), purchases from the five largest suppliers represented approximately 47 and 38 percent of cost of services in the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The following suppliers provided 10 percent or more of the Company's total cost of services (in thousands):

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                                                            SIX MONTHS ENDED
                                       FISCAL YEAR ENDED DECEMBER 31,           JUNE 30,
                                      ---------------------------------   ---------------------
                                         1995        1996        1997        1997        1998
                                      ---------   ---------   ---------   ---------   ---------
                                                                               (UNAUDITED)
VSNL ..............................    $7,155      $7,525           *      $3,405           *
Cherry Communications .............         *       3,897           *           *           *
WorldCom, Inc. ....................         *       3,972      $9,918       3,774           *
Pacific Gateway Exchange. .........         *           *       8,893           *      $5,993
Star Telecom ......................         *           *           *       1,348           *

* Cost of services provided was less than 10 percent of total cost of services for the year.

     The cost of services attributable to VSNL include charges that are in dispute, as discussed in Note 4. VSNL is a government-owned, foreign carrier that has a monopoly on telephone service in India.


11. INCOME TAXES:

     The Company has net operating loss carryforwards ("NOLs") for Federal income tax purposes of approximately $2,564,000 and $1,878,000 as of December 31, 1996 and 1997, respectively, which may be applied against future taxable income and expire in years 2010 and 2011. The Company utilized a portion of these NOLs to partially offset its taxable income for the year ended December 31, 1997. The use of the NOLs is subject to statutory and regulatory limitations regarding changes in ownership. SFAS No. 109 requires that the tax benefit of NOLs for financial reporting purposes be recorded as an asset to the extent that management assesses the realization of such deferred tax assets is "more likely than not." A valuation reserve is established for any deferred tax assets that are not expected to be realized.

     As a result of historical operating losses and the fact that the Company has a limited operating history, a valuation allowance equal to the deferred tax asset was recorded for all periods presented.

     The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows (in thousands):



                                                        DECEMBER 31,
                                                  ------------------------
                                                     1996          1997
                                                  ----------   -----------
              DEFERRED TAX ASSETS:
     Net operating loss carryforwards .........    $  1,014     $    725
     Allowance for doubtful accounts ..........         336          909
     Contested liabilities ....................         814        1,024
     Cash to accrual adjustments ..............         778          460
     Other ....................................          17          119
                                                      --------     --------
      Total deferred tax assets ...............       2,959        3,237
   Deferred tax liabilities:
     Depreciation .............................          66          204
     Other ....................................          --           42
                                                   --------     --------
      Total deferred tax liabilities ..........          66          246
                                                   --------     --------
     Net deferred tax assets ..................       2,893        2,991
     Valuation allowance ......................      (2,893)      (2,991)
                                                   --------     --------
                                                   $     --     $     --
                                                   ========     ========

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

     Pursuant to Section 448 of the Internal Revenue Code, the Company was required to change from the cash to the accrual method of accounting. The effect of this change will be amortized over four years for tax purposes.

     The Company recorded no benefit or provision for income taxes for the years ended December 31, 1995 and 1996. A provision for Federal alternative minimum tax was recorded for the year ended December 31, 1997. The components of income tax expense for the year ended December 31, 1997 are as follows (in thousands):





                                                            FISCAL YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                           ------------------
   Current Provision
     Federal .............................................       $  171
     Federal alternative minimum tax .....................           29
     State ...............................................           23
   Deferred benefit
     Federal .............................................          (86)
     State ...............................................          (12)
     Benefit of net operating loss carryforwards .........         (194)
   Increase in valuation allowance .......................           98
                                                                 ------
                                                                 $   29
                                                                 ======


     The provision for income taxes results in an effective rate which differs from the Federal statutory rate as follows:





                                                             FISCAL YEAR ENDED
                                                               DECEMBER 31,
                                                                   1997
                                                            ------------------
   Statutory Federal income tax rate ...................... 35.0 %
   Impact of graduated rate ............................... ( 1.0)
   State income taxes, net of Federal tax benefit .........   4.6
   Federal alternative minimum tax ........................   1.8
   Benefit of net operating loss carryforwards ............ (38.6)
                                                            -----
   Effective rate .........................................   1.8%
                                                            =====


          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12. QUARTERLY DATA (UNAUDITED):

     The following quarterly financial data has been prepared from the financial records of the Company without audit, and reflects all adjustments which, in the opinion of management, were of a normal recurring nature (except as discussed in notes (1), (2) and (3) below) and necessary for a fair presentation of the results of operations for the interim periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                QUARTERS ENDED
                                                                (IN THOUSANDS)
                                       ----------------------------------------------------------------
                                                              1996                            1997
                                       -------------------------------------------------- -------------
                                         MAR. 31     JUNE 30     SEPT. 30      DEC. 31       MAR. 31
                                       ----------- ----------- ------------ ------------- -------------
Net revenues (1) .....................  $  4,722    $  8,485     $  7,652     $  11,356     $  12,372
Gross margin (2)(3)(1) ...............       255         563          889           627         1,607
Income (loss) from operations.........      (444)       (409)        (740)         (916)          256
Net income (loss) ....................  $   (497)   $   (465)    $   (815)    $  (1,053)    $     137
                                        ========    ========     ========     =========     =========
Basic earnings (loss) per share ...... $   (0.09)  $   (0.09)   $   (0.15)    $   (0.19)    $    0.03
                                       =========   =========    =========     =========     =========
Weighted average common
 shares outstanding - basic ..........     5,403       5,403        5,403         5,403         5,403
                                       =========   =========    =========     =========     =========
Diluted earnings (loss) per share      $   (0.09)  $   (0.09)   $   (0.15)    $   (0.19)    $    0.03
                                       =========   =========    =========     =========     =========
Weighted average common
 shares and equivalent - di-
 luted ...............................     5,403       5,403        5,403         5,403         5,474
                                       =========   =========    =========     =========     =========



                                                                  QUARTERS ENDED
                                                                  (IN THOUSANDS)
                                       --------------------------------------------------------------------
                                                         1997                               1998
                                       ----------------------------------------- --------------------------
                                          JUNE 30       SEPT. 30      DEC. 31       MAR. 31       JUNE 30
                                       ------------- ------------- ------------- ------------- ------------
Net revenues (1) .....................   $  16,464     $  25,757     $  31,264     $  29,891     $ 33,462
Gross margin (2)(3)(1) ...............       1,979         3,089         3,399         4,236        4,632
Income (loss) from operations.........         349           738           754           713       (1,166)
Net income (loss) ....................   $     214     $     413     $     855     $     899     $ (2,657)
                                         =========     =========     =========     =========     ========
Basic earnings (loss) per share ......   $    0.04     $    0.08     $    0.10     $    0.10     $  (0.30)
                                         =========     =========     =========     =========     ========
Weighted average common
 shares outstanding - basic ..........       5,403         5,403         8,324         8,909        8,942
                                         =========     =========     =========     =========     ========
Diluted earnings (loss) per share        $    0.04     $    0.07     $    0.10     $    0.10     $  (0.30)
                                         =========     =========     =========     =========     ========
Weighted average common
 shares and equivalent - di-
 luted ...............................       5,646         5,760         8,709         9,365        8,942
                                         =========     =========     =========     =========     ========

----------
(1) During  the  second  quarter  of  1998, upon receipt of favorable collection
    data,   the   Company   reduced  its  allowance  for  doubtful  accounts  by
    approximately $337,000.

(2) Vendor disputes and other disputed charges resolved in the fourth quarter of 1997 resulted in net credits as estimated by management of approximately $300,000, recognized as lower cost of services and general and administrative expenses.

(3) During the first quarter of 1997, the Company's gross margin improved by approximately $1.0 million over the fourth quarter of 1996. The improvement was due to (i) approximately $500,000 in costs accrued in the fourth quarter 1996 for disputed vendor obligations as compared to approximately $8,000 in costs accrued during the first quarter of 1997;
    (ii) approximately $400,000 of cost reductions in 1997 resulting from an increase in the utilization of alternative termination options; and (iii) to a lesser extent, an increase in the percentage of residential traffic originated on-net.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Startec Global Communications Corporation:


     We have audited, in accordance with generally accepted auditing standards, the financial statements of Startec Global Communications Corporation (a Maryland corporation) included in this registration statement and have issued our report thereon dated March 4, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The
Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the
Securities  and  Exchange  Commission's  rules  and  is  not  part  of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP


Washington, D.C.,
March 4, 1998

          STARTEC GLOBAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)





                     COLUMN A                        COLUMN B   COLUMN C     COLUMN D       COLUMN E     COLUMN F
-------------------------------------------------- ----------- ---------- -------------- -------------- ----------
                                                                       ADDITIONS
                                                               -------------------------
                                                     BALANCE     CHARGED    CHARGED TO
                                                        AT      TO COSTS       OTHER                      BALANCE
                                                    BEGINNING      AND       ACCOUNTS      DEDUCTIONS    AT END OF
                    DESCRIPTION                     OF PERIOD   EXPENSES   DESCRIBER(A)   DESCRIBER(B)    PERIOD
-------------------------------------------------- ----------- ---------- -------------- -------------- ----------
Reflected as reductions to the related assets:
Provisions for uncollectible accounts (deduc-
 tions from trade accounts receivable)
Year ended December 31, 1995 .....................    $  752      $ 150       $  174        $  (619)      $  457
Year ended December 31, 1996 .....................       457        783          464           (625)       1,079
Year ended December 31, 1997 .....................     1,079         57        1,864           (647)       2,353

----------
(a) Represents   reduction   of  revenue  for  accrued  credits  on  residential
business.

(b) Represents amounts written off as uncollectible.

======================================================================================================
     NO DEALER,  SALES  REPRESENTATIVE
OR   ANY   OTHER   PERSON   HAS   BEEN
AUTHORIZED TO GIVE ANY  INFORMATION OR
TO   MAKE   ANY   REPRESENTATIONS   IN                                                          $160,000,000
CONNECTION  WITH  THE  EXCHANGE  OFFER
OTHER  THAN  THOSE  CONTAINED  IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION  OR  REPRESENTATIONS  MUST
NOT BE  RELIED  UPON  AS  HAVING  BEEN                                                       [GRAPHIC OMITTED]
AUTHORIZED   BY  THE   COMPANY.   THIS
PROSPECTUS   DOES  NOT  CONSTITUTE  AN
OFFER TO SELL, OR A SOLICITATION OF AN
OFFER  TO BUY,  ANY  SECURITIES  OTHER
THAN THE EXCHANGE NOTES OFFERED HEREBY
NOR  DOES IT  CONSTITUTE  AN  OFFER TO
SELL, OR A SOLICITATION OF AN OFFER TO
BUY, ANY OF THE EXCHANGE  NOTES TO ANY                                                        STARTEC GLOBAL
PERSON IN ANY JURISDICTION IN WHICH IT                                                 COMMUNICATIONS CORPORATION
WOULD  BE  UNLAWFUL  TO  MAKE  SUCH AN
OFFER  OR  SOLICITATION.  NEITHER  THE
DELIVERY  OF THIS  PROSPECTUS  NOR ANY
SALE MADE HEREUNDER  SHALL,  UNDER ANY
CIRCUMSTANCES,  CREATE AN  IMPLICATION
THAT  THERE  HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY  SINCE THE DATE
HEREOF   OR   THAT   THE   INFORMATION                                                      OFFER TO EXCHANGE
CONTAINED  HEREIN IS CORRECT AS OF ANY                                                        12% SERIES A
TIME SUBSEQUENT TO THE DATE HEREOF.                                                     SENIOR NOTES DUE 2008
                                                                                            FOR ANY AND ALL
                                                                                       12% SENIOR NOTES DUE 2008
  --------------------------------
           TABLE OF CONTENTS






                                                              PAGE
                                                           ----------
Summary ................................................         1
Risk Factors ...........................................        15
The Exchange Offer .....................................        29
Use of Proceeds ........................................        38
Capitalization .........................................
Selected Financial and Other Data ......................        39
Management's Discussion and Analysis of Financial
   Condition and Results of Operations .................        40                   ----------------------------
The International Telecommunications Industry ..........        50                              PROSPECTUS
Business ...............................................        55                                     , 1998
Management .............................................        72                   ----------------------------
Principal Stockholders .................................        81
Certain Transactions ...................................        83
Description of Capital Stock ...........................        84
Description of Other Indebtedness ......................        91
Description of Units ...................................        92
Description of Notes ...................................        92
Book-Entry, Delivery and Form ..........................       120
Certain United States Federal Income Tax
   Considerations ......................................       122
Plan of Distribution ...................................       123
Certain Legal Matters ..................................       123
Experts ................................................
Available Information ..................................       124
Glossary of Terms ......................................       G-1
Index to Financial Statements ..........................       F-1

     UNTIL  ___,  1998 (40 DAYS  AFTER
THE  DATE  OF  THIS   PROPSECTUS)  ALL
DEALERS EFFECTING  TRANSACTIONS IN THE
EXCHANGE   NOTES,   WHETHER   OR   NOT
PARTICIPATING  IN  THIS  DISTRIBUTION,
MAY   BE   REQUIRED   TO   DELIVER   A
PROSPECTUS. THIS IS IN ADDITION TO THE
OBLIGATION  OF  DEALERS  TO  DELIVER A
PROSPECTUS WHEN SELLING EXCHANGE NOTES
RECEIVED  IN  EXCHANGE  FOR OLD  NOTES
HELD FOR THEIR OWN ACCOUNT.  SEE "PLAN
OF DISTRIBUTION."
================================================================================

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.


     The Registrant has provided for indemnification of directors, officers, employees, and agents in Article VIII of its charter. This provision reads as follows:


       (a) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director or officer of the Corporation or of a predecessor of the Corporation, or (ii) is or was a director or officer of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).


       (b) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was an employee or agent of the Corporation or of a predecessor of the Corporation, or (ii) is or was an employee or agent of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or other employee benefit plan, may (but need not) be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to, attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

       (c) Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

       (d) The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights of which any officer, director, employee or agent of the Corporation may be entitled apart from the provisions of this Article.

     Under Maryland law, a corporation is permitted to limit by provision in its charter the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant has limited the liability of its directors and officers for money damages in Article VII of its charter, as amended. This provision reads as follows:

     No director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that
(i) the director or officer actually received an improper personal benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Upon completion of the Reorganization the Delaware Charter will provide that the Company shall indemnify any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL, as the same may hereafter be amended, or as otherwise permitted by law.

     Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonable entitled to indemnity for such expenses despite such adjudication of liability.


     As permitted by Section 102(b)(7) of the DGCL, the Delaware Charter provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL regarding improper dividends; or (4) for any transaction from which a director derived an improper benefit.

     The Company intends to maintain, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:

  EXHIBIT
   NUMBER                                DESCRIPTION
-----------      ---------------------------------------------------------------
  1.1       --   Purchase  Agreement,  dated May 18,  1998,  among the  Company,
                 Lehman  Brothers  Inc.,  Goldman,  Sachs & Co.  and ING  Baring
                 (U.S.) Securities, Inc. (the "Initial Purchasers").
  3.1* *    --   Certificate of Incorporation of the Registrant.
  3.2* *    --   Bylaws of the Registrant.
  4.1  +    --   Indenture, dated as of May 21, 1998, between the Registrant and
                 First Union National Bank.
  4.2  +    --   Form of 12% Series A Senior Notes due 2008.
  4.3  +    --   Registration Rights Agreement,  dated as of May 21, 1998, among the Registrant and the Initial Purchasers.
  4.4  +    --   Warrant Agreement,  dated as of May 21, 1998 by and between the
                 Company and First Union National Bank, as Warrant Agent.
  4.5  +    --   Form of Warrant (included as Exhibit A to Exhibit 4.4)
  4.6  +    --   Collateral Pledge and Security  Agreement,  dated as of May 21,
                 1998, by and between the Company and First Union National Bank, as Trustee.
  5.1*      --   Opinion of Schnader Harrison Segal & Lewis, LLP.
 10.1* *    --   Secured Revolving Line of Credit Facility Agreement dated as of
                 July 1, 1997 by and between Startec, Inc. and Signet Bank.
 10.2* *    --   Lease by and between  Vaswani  Place  Limited  Partnership  and
                 Startec, Inc. dated as of September 1, 1994, as amended.
 10.3* *    --   Agreement  by  and  between  World  Communications,   Inc.  and
                 Startec, Inc. dated as of April 25, 1990.
 10.4* *    --   Co-Location and Facilities Management Services Agreement by and
                 between  Extranet  Telecommunications,  Inc. and Startec,  Inc.
                 dated as of August 28, 1997.
 10.5* *    --   Employment  Agreement  dated as of July 1, 1997 by and  between
                 Startec, Inc. and Ram Makunda.
 10.6* *    --   Employment  Agreement  dated as of July 1, 1997 by and  between
                 Startec, Inc. and Prabhav V. Maniyar.
 10.7* *    --   Amended and Restated Stock Option Plan.
 10.8* *    --   1997 Performance Incentive Plan.
 10.9* *    --   Subscription  Agreement  by and among Blue  Carol  Enterprises,
                 Limited,  Startec, Inc. and Ram Mukunda dated as of February 8,
                 1995.
 10.10**    --   Agreement for Management  Participation by and among Blue Carol
                 Enterprises, Limited, Startec, Inc. and Ram Makunda dated as of
                 February 8, 1995, as amended as of June 16, 1997.
 10.11**    --   Service  Agreement  by and  between  Companhia  Santomensed  De
                 Telecommunicacoes  and Startec,  Inc. as amended on February 8,
                 1995.
 10.12**    --   Lease Agreement  between  Companhia  Portuguesa  Radio Marconi,
                 S.A. and Startec, Inc. dated as of June 15, 1996.
 10.13**    --   Indefeasible   Right  of  Use   Agreement   between   Companhia
                 Portuguesa  Radio Marconi,  S.A. and Startec,  Inc. dated as of
                 January 1, 1996.
 10.14**    --   International   Telecommunication  Services  Agreement  between
                 Videsh  Sanchar  Nigam  Ltd.  and  Startec,  Inc.  dated  as of
                 November 12, 1992.

 10.15**    --   Digital  Service  Agreement  with  Communications  Transmission
                 Group, Inc. dated as of October 25, 1994.

  EXHIBIT
   NUMBER                                DESCRIPTION
-----------      ---------------------------------------------------------------

  10.16**   --   Lease  Agreement  by and between GPT  Finance  Corporation  and
                 Startec, Inc. dated as of January 10, 1990.
  10.17**   --   Carrier   Services    Agreement   by   and   between   Frontier
                 Communications  Services,  Inc. and Startec,  Inc.  dated as of
                 February 26, 1997.
  10.18**   --   Carrier  Services  Agreement by and between MFS  International,
                 Inc. and Startec, Inc. dated as of July 3, 1996.
  10.19**   --   International  Carrier Voice  Service  Agreement by and between
                 MFS. International,  Inc. and Startec, Inc. dated as of June 6,
                 1996.
  10.20**   --   Carrier    Services    Agreement   by   and   between    Cherry
                 Communications,  Inc.  and  Startec,  Inc.  dated as of June 7,
                 1995.
 10.21 +    --   Agreement by and between Northern Telecom Inc. and the Company, dated as of Decem- ber 23, 1997.
 10.22 +    --   Indefeasible  Right of Use  Agreement by and between  Teleglobe
                 Cantat-3,  Inc. and the Company, dated as of September 15, 1997
                 (Canus 1 Cable System).
 10.23 +    --   Indefeasible  Right of Use  Agreement by and between  Teleglobe
                 Cantat-3,  Inc. and the Company, dated as of September 15, 1997
                 (Cantat 3 Cable System).
  10.24     --   Loan and Security  Agreement by and between  Prabhav V. Maniyar and the Company, dated June 30, 1998.
  10.25     --   Lease by and  between  The Vaswani  Place  Corporation  and the
                 Company, dated as of October 27, 1998.
  10.26     --   Indefeasible  Right of Use  Agreement  by and  between  Cable &
                 Wireless  Inc.  and the Com- pany,  dated June 9, 1998  (Gemini
                 Cable System).
  10.27     --   First  Amendment  to Lease by and  between  The  Vaswani  Place
                 Corporation and the Com- pany, dated May 11, 1998.
  10.28     --   International Facilities License, United Kingdom.
  12.1      --   Computation of Ratio of Earnings to Fixed Charges.
  21.1      --   Subsidiaries of Registrant.
  23.1      --   Consent of Arthur Andersen LLP.
  23.2      --   Consent of Schnader Harrison Segal & Lewis LLP (included in the opinion filed as Exhibit 5.1).
  24.1      --   Power of Attorney (included on signature page hereof).
  25.1      --   Statement of Eligibility of Trustee.
  27.1      --   Financial Data Schedule.
  99.1      --   Form of Letter of Transmittal.
  99.2      --   Form of Notice of Guaranteed Delivery.
  99.3      --   Form of Letter to Brokers,  Dealers,  Commercial  Banks,  Trust
                 Companies and Other Nominees.
  99.4      --  Form of Letter to Clients.
   99.5*    --   Guides for Certification of Taxpayer  Identification  Number on
                 Form W-9.

----------
*    To be filed by amendment.

** Incorporated by reference from the Company's Registration Statement on Form S-1 (SEC File No. 333-32753).

+ Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(B)  CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules are included in Part II of the Registration Statement: Schedule II Valuation and Qualifying Account

     Schedules not listed above are omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the Notes thereto.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to such request.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland on August 14, 1998.

                             STARTEC GLOBAL COMMUNICATIONS CORPORATION


                             By: /s/ Ram Mukunda
                                ------------------------------
                                Name: Ram Mukunda
                                Title: President, Chief Executive Officer
                                      and Treasurer


                               POWER OF ATTORNEY

     NOW  ALL  PERSONS  BY  THESE  PRESENTS,  that  each  person whose signature appears below hereby constitutes and appoints Ram Mukunda and Prabhav V. Maniyar, and each of them acting individually, as his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





         SIGNATURE                            TITLE                         DATE
---------------------------   -------------------------------------   ----------------
/s/ Ram Mukunda               President, Chief Executive Officer,     August 14, 1998
-------------------------
                              Treasurer and Director (Principal
Ram Mukunda
                              Executive Officer)
/s/ Prabhav B. Maniyar        Senior Vice President, Chief            August 14, 1998
-------------------------
                              Financial Officer, Secretary and
Prabhav B. Maniyar
                              Director (Principal Financial and
                              Accounting Officer)
/s/ Nazir G. Dossani          Director                                August 14, 1998
-------------------------
Nazir G. Dossani
/s/ Richard K. Prins          Director                                August 14, 1998
-------------------------
Richard K. Prins
/s/ Vijay Srinivas            Director                                August 14, 1998
-------------------------
Vijay Srinivas

                                 EXHIBIT INDEX



  EXHIBIT
   NUMBER                                DESCRIPTION
-----------      ---------------------------------------------------------------
  1.1       --   Purchase  Agreement,  dated May 18,  1998,  among the  Company,
                 Lehman  Brothers  Inc.,  Goldman,  Sachs & Co.  and ING  Baring
                 (U.S.) Securities, Inc. (the "Initial Purchasers").
  3.1* *    --   Certificate of Incorporation of the Registrant.
  3.2* *    --   Bylaws of the Registrant.
  4.1  +    --   Indenture, dated as of May 21, 1998, between the Registrant and
                 First Union National Bank.
  4.2  +    --   Form of 12% Series A Senior Notes due 2008.
  4.3  +    --   Registration Rights Agreement,  dated as of May 21, 1998, among the Registrant and the Initial Purchasers.
  4.4  +    --   Warrant Agreement,  dated as of May 21, 1998 by and between the
                 Company and First Union National Bank, as Warrant Agent.
  4.5  +    --   Form of Warrant (included as Exhibit A to Exhibit 4.4)
  4.6  +    --   Collateral Pledge and Security  Agreement,  dated as of May 21,
                 1998, by and between the Company and First Union National Bank, as Trustee.
  5.1*      --   Opinion of Schnader Harrison Segal & Lewis, LLP.
 10.1* *    --   Secured Revolving Line of Credit Facility Agreement dated as of
                 July 1, 1997 by and between Startec, Inc. and Signet Bank.
 10.2* *    --   Lease by and between  Vaswani  Place  Limited  Partnership  and
                 Startec, Inc. dated as of September 1, 1994, as amended.
 10.3* *    --   Agreement  by  and  between  World  Communications,   Inc.  and
                 Startec, Inc. dated as of April 25, 1990.
 10.4* *    --   Co-Location and Facilities Management Services Agreement by and
                 between  Extranet  Telecommunications,  Inc. and Startec,  Inc.
                 dated as of August 28, 1997.
 10.5* *    --   Employment  Agreement  dated as of July 1, 1997 by and  between
                 Startec, Inc. and Ram Makunda.
 10.6* *    --   Employment  Agreement  dated as of July 1, 1997 by and  between
                 Startec, Inc. and Prabhav V. Maniyar.
 10.7* *    --   Amended and Restated Stock Option Plan.
 10.8* *    --   1997 Performance Incentive Plan.
 10.9* *    --   Subscription  Agreement  by and among Blue  Carol  Enterprises,
                 Limited,  Startec, Inc. and Ram Mukunda dated as of February 8,
                 1995.
 10.10**    --   Agreement for Management  Participation by and among Blue Carol
                 Enterprises, Limited, Startec, Inc. and Ram Makunda dated as of
                 February 8, 1995, as amended as of June 16, 1997.
 10.11**    --   Service  Agreement  by and  between  Companhia  Santomensed  De
                 Telecommunicacoes  and Startec,  Inc. as amended on February 8,
                 1995.
 10.12**    --   Lease Agreement  between  Companhia  Portuguesa  Radio Marconi,
                 S.A. and Startec, Inc. dated as of June 15, 1996.
 10.13**    --   Indefeasible   Right  of  Use   Agreement   between   Companhia
                 Portuguesa  Radio Marconi,  S.A. and Startec,  Inc. dated as of
                 January 1, 1996.
 10.14**    --   International   Telecommunication  Services  Agreement  between
                 Videsh  Sanchar  Nigam  Ltd.  and  Startec,  Inc.  dated  as of
                 November 12, 1992.

 10.15**    --   Digital  Service  Agreement  with  Communications  Transmission
                 Group, Inc. dated as of October 25, 1994.
 10.16**    --   Lease  Agreement  by and between GPT  Finance  Corporation  and
                 Startec, Inc. dated as of January 10, 1990.
 10.17**    --   Carrier   Services    Agreement   by   and   between   Frontier
                 Communications  Services,  Inc. and Startec,  Inc.  dated as of
                 February 26, 1997.
 10.18**    --   Carrier  Services  Agreement by and between MFS  International,
                 Inc. and Startec, Inc. dated as of July 3, 1996.
 10.19**    --   International  Carrier Voice  Service  Agreement by and between
                 MFS. International,  Inc. and Startec, Inc. dated as of June 6,
                 1996.

  EXHIBIT
   NUMBER                                DESCRIPTION
-----------      ---------------------------------------------------------------

  10.20**   --   Carrier    Services    Agreement   by   and   between    Cherry
                 Communications,  Inc.  and  Startec,  Inc.  dated as of June 7,
                 1995.
 10.21 +    --   Agreement by and between Northern Telecom Inc. and the Company, dated as of Decem- ber 23, 1997.
 10.22 +    --   Indefeasible  Right of Use  Agreement by and between  Teleglobe
                 Cantat-3,  Inc. and the Company, dated as of September 15, 1997
                 (Canus 1 Cable System).
 10.23 +    --   Indefeasible  Right of Use  Agreement by and between  Teleglobe
                 Cantat-3,  Inc. and the Company, dated as of September 15, 1997
                 (Cantat 3 Cable System).
  10.24     --   Loan and Security  Agreement by and between  Prabhav V. Maniyar and the Company, dated June 30, 1998.
  10.25     --   Lease by and  between  The Vaswani  Place  Corporation  and the
                 Company, dated as of October 27, 1998.
  10.26     --   Indefeasible  Right of Use  Agreement  by and  between  Cable &
                 Wireless  Inc.  and the Com- pany,  dated June 9, 1998  (Gemini
                 Cable System).
  10.27     --   First  Amendment  to Lease by and  between  The  Vaswani  Place
                 Corporation and the Com- pany, dated May 11, 1998.
  10.28     --   International Facilities License, United Kingdom.
  12.1      --   Computation of Ratio of Earnings to Fixed Charges.
  21.1      --   Subsidiaries of Registrant.
  23.1      --   Consent of Arthur Andersen LLP.
  23.2      --   Consent of Schnader Harrison Segal & Lewis LLP (included in the opinion filed as Exhibit 5.1).
  24.1      --   Power of Attorney (included on signature page hereof).
  25.1      --   Statement of Eligibility of Trustee.
  27.1      --   Financial Data Schedule.
  99.1      --   Form of Letter of Transmittal.
  99.2      --   Form of Notice of Guaranteed Delivery.
  99.3      --   Form of Letter to Brokers,  Dealers,  Commercial  Banks,  Trust
                 Companies and Other Nominees.
  99.4      --  Form of Letter to Clients.
   99.5*    --   Guides for Certification of Taxpayer  Identification  Number on
                 Form W-9.

----------
*    To be filed by amendment.

** Incorporated by reference from the Company's Registration Statement on Form S-1 (SEC File No. 333-32753).

+ Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.